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                                                                     Exhibit 2.1

                          AGREEMENT AND PLAN OF MERGER



                                  BY AND AMONG



                        PERRY ELLIS INTERNATIONAL, INC.,



                            CONNOR ACQUISITION CORP.



                                       AND



                               SALANT CORPORATION



                             DATED FEBRUARY 3, 2003

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                                TABLE OF CONTENTS

                                                                                               PAGE
ARTICLE I  THE MERGER ......................................................................      1

  SECTION 1.1  The Merger ..................................................................      1
  SECTION 1.2  Closing .....................................................................      2
  SECTION 1.3  Effective Time ..............................................................      2
  SECTION 1.4  Effects of the Merger .......................................................      2
  SECTION 1.5  Certificate of Incorporation and By-laws of the Surviving Corporation .......      2
  SECTION 1.6  Directors and Officers ......................................................      2

ARTICLE II  EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT
             CORPORATIONS; EXCHANGE OF CERTIFICATES ........................................      3

  SECTION 2.1  Effect on Capital Stock .....................................................      3
  SECTION 2.2  Fractional Shares ...........................................................      4
  SECTION 2.3  Exchange of Certificates ....................................................      4
  SECTION 2.4  Certain Adjustments .........................................................      7
  SECTION 2.5  Shares of Dissenting Stockholders ...........................................      7
  SECTION 2.6  Stock Options ...............................................................      8

ARTICLE III  REPRESENTATIONS AND WARRANTIES ................................................      9

  SECTION 3.1  Representations and Warranties of the Company ...............................      9
  SECTION 3.2  Representations and Warranties of Parent ....................................     38

ARTICLE IV  COVENANTS RELATING TO CONDUCT OF BUSINESS ......................................     47

  SECTION 4.1  Conduct of Business by the Company ..........................................     47
  SECTION 4.2  Advice of Changes ...........................................................     51
  SECTION 4.3  No Solicitation by the Company ..............................................     52
  SECTION 4.4  Certain Tax Matters .........................................................     55
  SECTION 4.5  Transition ..................................................................     55
  SECTION 4.6  No Fundamental Changes in the Conduct of Business by Parent .................     55

ARTICLE V  ADDITIONAL AGREEMENTS ...........................................................     56

  SECTION 5.1  Preparation of the Form S-4, Joint Proxy Statement; Stockholders Meetings ...     56
  SECTION 5.2  Letters of the Company's Accountants ........................................     58
  SECTION 5.3  Letters of Parent's Accountants .............................................     58
  SECTION 5.4  Access to Information; Confidentiality ......................................     58
  SECTION 5.5  Commercially Reasonable Efforts .............................................     59
  SECTION 5.6  [Intentionally Omitted] .....................................................     59
  SECTION 5.7  Indemnification, Exculpation and Insurance ..................................     59
  SECTION 5.8  Fees and Expenses ...........................................................     60
  SECTION 5.9  Public Announcements ........................................................     62

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
  SECTION 5.10 Affiliates ..................................................................     62
  SECTION 5.11 Stock Exchange Listing ......................................................     62
  SECTION 5.12 Stockholder Litigation ......................................................     63
  SECTION 5.13 Standstill Agreements; Confidentiality Agreements ...........................     63
  SECTION 5.14 Conveyance Taxes ............................................................     63
  SECTION 5.15 Employee Benefits ...........................................................     63
  SECTION 5.16 Rights Agreement Matters ....................................................     64
  SECTION 5.17 Termination of Registration of Company Common Stock .........................     64
  SECTION 5.18 Voting Agreement ............................................................     64
  SECTION 5.19 Company Officer Certificates ................................................     65
  SECTION 5.20 Non-Solicitation Agreements .................................................     65
  SECTION 5.21 Letter Agreements ...........................................................     65

ARTICLE VI  CONDITIONS PRECEDENT ...........................................................     65

  SECTION 6.1  Conditions to Each Party's Obligation to Effect the Merger ..................     65
  SECTION 6.2  Conditions to Obligations of Parent and Merger Sub ..........................     66
  SECTION 6.3  Conditions to Obligations of the Company ....................................     67
  SECTION 6.4  Frustration of Closing Conditions ...........................................     67

ARTICLE VII  TERMINATION, AMENDMENT AND WAIVER .............................................     68

  SECTION 7.1  Termination .................................................................     68
  SECTION 7.2  Effect of Termination .......................................................     69
  SECTION 7.3  Amendment ...................................................................     69
  SECTION 7.4  Extension; Waiver ...........................................................     69

ARTICLE VIII  GENERAL PROVISIONS ...........................................................     70

  SECTION 8.1  Nonsurvival of Representations, Warranties and Agreements ...................     70
  SECTION 8.2  Notices .....................................................................     70
  SECTION 8.3  Definitions .................................................................     71
  SECTION 8.4  Interpretation ..............................................................     72
  SECTION 8.5  Counterparts ................................................................     72
  SECTION 8.6  Entire Agreement; No Third-Party Beneficiaries ..............................     73
  SECTION 8.7  Governing Law ...............................................................     73
  SECTION 8.8  Assignment ..................................................................     73
  SECTION 8.9  Consent to Jurisdiction .....................................................     73
  SECTION 8.10 Headings ....................................................................     73
  SECTION 8.11 Severability ................................................................     73
  SECTION 8.12 Enforcement .................................................................     74


  Exhibit A: Form of Affiliate Letter

  Exhbit B: Form of Voting Agreement

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                             INDEX OF DEFINED TERMS

DEFINED TERMS                                          SECTION DEFINED
-------------                                          ---------------

Adjustment Event                                       Section 2.4
affiliate                                              Section 8.3(a)
Agreement                                              Preamble
Audited Year-End Financial Statement                   Section 3.1(e)(iii)
Bankruptcy Order                                       Section 3.1(h)(ii)
Cash Consideration                                     Section 2.1(c)(ii)
Certificate of Merger                                  Section 1.3
Change in the Company Recommendation                   Section 4.3(b)
Closing                                                Section 1.2
Closing Date                                           Section 1.2
Code                                                   Section 2.3(g)
Company                                                Preamble
Company Acquisition Agreement                          Section 4.3(b)
Company Common Stock                                   Recitals
Company Disclosure Schedule                            Section 3.1
Company Financial Advisor                              Section 3.1(s)
Company Junior Preferred Stock                         Section 3.1(c)
Company Material Contracts                             Section 3.1(f)
Company Preferred Stock                                Section 3.1(c)
Company Properties                                     Section 3.1(w)(i)
Company Property                                       Section 3.1(w)(i)
Company Recommendation                                 Section 5.1(d)
Company Regulatory Agreement                           Section 3.1(h)(iii)
Company SEC Documents                                  Section 3.1(e)(i)
Company Stock Certificates                             Section 2.3(b)
Company Stockholder Approval                           Section 3.1(r)
Company Stockholders Meeting                           Recitals
Company Stock Option                                   Section 2.6(a)
Company Stock Options                                  Section 2.6(a)
Company Stock Plans                                    Section 3.1(c)
Company Superior Proposal                              Section 4.3(a)
Company Takeover Proposal                              Section 4.3(a)
Confidentiality Agreements                             Section 5.4
Continuation Period                                    Section 5.15(b)
Continuing Employees                                   Section 5.15(a)
DGCL                                                   Recitals
Dissenting Shares                                      Section 2.5
EBITDA                                                 Section 3.1(e)(iii)
Effective Time                                         Section 1.3
Employee                                               Section 3.1(f)
Employee Plans                                         Section 3.1(k)(i)

Environmental Laws                                     Section 3.1(m)(xi)
Environmental Permits                                  Section 3.1(m)(i)
ERISA                                                  Section 3.1(k)(i)
ERISA Affiliate                                        Section 3.1(k)(i)
Exchange Act                                           Section 3.1(c)
Exchange Agent                                         Section 2.3(a)
Exchange Fund                                          Section 2.3(a)
Exchange Ratio                                         Section 2.1(c)
Facility                                               Section 3.1(m)(x)
FBCA                                                   Recitals
Fiduciary                                              Section 3.1(k)(v)
Form S-4                                               Section 3.1(d)
GAAP                                                   Section 3.1(e)(ii)
Governmental Entity                                    Section 3.1(d)
Hazardous Substances                                   Section 3.1(m)(xi)
HSR Act                                                Section 3.1(d)
Indemnified Parties                                    Section 5.7(b)
Instruments of Indebtedness                            Section 3.1(f)
Intellectual Property                                  Section 3.1(n)(i)
IRS                                                    Section 3.1(j)(xviii)
Joint Proxy Statement                                  Section 3.1(d)
knowledge                                              Section 8.3(e)
Leased Properties                                      Section 3.1(w)(i)
Leased Property                                        Section 3.1(w)(i)
Letter of Transmittal                                  Section 2.3(b)
Liens                                                  Section 3.1(b)
Major Shareholder                                      Section 3.1(c)
material adverse change                                Section 8.3(b)
material adverse effect                                Section 8.3(b)
Material Contract                                      Section 3.1(f)
Merger                                                 Recitals
Merger Consideration                                   Section 2.1(c)
Merger Sub                                             Preamble
Multi-Employer Plans                                   Section 3.1(k)(iv)
Nasdaq                                                 Section 2.1(c)
Option Consideration                                   Section 2.6(a)
Other Company Documents                                Section 3.1(h)(iv)
Other Parent Documents                                 Section 3.2(g)(iii)
Owned Properties                                       Section 3.1(w)(i)
Owned Property                                         Section 3.1(w)(i)
Parent                                                 Preamble
Parent Authorized Preferred Stock                      Section 3.2(b)
Parent Average Stock Price                             Section 2.1(c)
Parent Common Stock                                    Section 3.2(b)
Parent Disclosure Schedule                             Section 3.2
Parent Employee Stock Options                          Section 3.2(b)

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Parent Regulatory Agreement                            Section 3.2(g)(ii)
Parent SEC Documents                                   Section 3.2(d)
Parent Stockholder Approval                            Section 3.2(k)
Parent Stockholders Meeting                            Recitals
Parent Stock Consideration                             Section 2.1(c)(i)
Parent Stock Plans                                     Section 3.2(b)
PBGC                                                   Section 3.1(k)(iii)
Permits                                                Section 3.1(h)(i)
Permitted Liens                                        Section 3.1(w)(ii)
person                                                 Section 8.3(c)
Post Signing Returns                                   Section 4.4
Pre-Termination Company Takeover Proposal Event        Section 5.8(b)(iv)
Real Property Lease                                    Section 3.1(w)(iii)
Real Property Leases                                   Section 3.1(w)(iii)
Release                                                Section 3.1(m)(xi)
Requisite Regulatory Approvals                         Section 6.1(b)
Resale Prospectus                                      Section 5.1(a)
Restraints                                             Section 6.1(c)
Right                                                  Section 2.1(c)
Rights                                                 Section 2.1(c)
Rights Agreement                                       Section 2.1(c)
Rights Agreement Amendments                            Section 3.1(v)
SEC                                                    Section 3.1
Secretary                                              Section 1.3
Securities Act                                         Section 3.1(e)(i)
Software                                               Section 3.1(n)(i)
SOXA                                                   Section 3.1(e)(i)
Space Lease                                            Section 3.1(w)(i)
Space Leases                                           Section 3.1(w)(i)
State Takeover Laws                                    Section 3.1(u)
subsidiary                                             Section 8.3(d)
Surviving Corporation                                  Section 1.1
Tangible Personal Property                             Section 3.1(x)
Tax                                                    Section 3.1(j)(xviii)
Taxes                                                  Section 3.1(j)(xviii)
Tax Return                                             Section 3.1(j)(xviii)
Unaudited Company Balance Sheet                        Section 3.1(cc)
Unaudited Year-End Company Financial Statements        Section 3.1(e)(iii)
Voting Agreement                                       Section 5.18

         AGREEMENT AND PLAN OF MERGER (this "Agreement") made and entered into on this 3/rd/ day of February 2003, by and among PERRY ELLIS INTERNATIONAL, INC., a Florida corporation ("Parent"), CONNOR ACQUISITION CORP., a Delaware corporation and wholly owned subsidiary of Parent ("Merger Sub"), and SALANT CORPORATION, a Delaware corporation (the "Company").

                              W I T N E S S E T H:

         WHEREAS, each of Parent, Merger Sub and the Company desire Parent to consummate a business combination with the Company in a transaction whereby, upon the terms and subject to the conditions set forth in this Agreement, Merger Sub will merge with and into the Company (the "Merger"), each outstanding share of common stock, $1.00 par value, of the Company ("Company Common Stock") (other than shares cancelled and retired pursuant to Section 2.1(b) and Dissenting Shares), will be converted into the right to receive the Merger Consideration, and the Company will be the surviving corporation in the Merger;

         WHEREAS, the Board of Directors of the Company unanimously has determined and resolved that the Merger and all of the transactions contemplated by this Agreement are in the best interest of the holders of Company Common Stock and that the Merger is fair and advisable, and has approved this Agreement in accordance with the Delaware General Corporation Law, as amended (the "DGCL"), and has further resolved unanimously to recommend to all holders of Company Common Stock that they vote affirmatively to adopt this Agreement at a meeting of such holders to be duly called and convened for such purpose (the "Company Stockholders Meeting"); and

         WHEREAS, the Board of Directors of Parent unanimously has determined and resolved that the Merger and all of the transactions contemplated by this Agreement are in the best interest of Parent and the holders of Parent Common Stock and has adopted this Agreement in accordance with the Florida Business Corporation Act, as amended (the "FBCA"), and has further resolved unanimously to recommend to all holders of Parent Common Stock that they vote affirmatively to approve the issuance of shares of Parent Common Stock pursuant to the Merger and the transactions contemplated by this Agreement at a meeting of such holders to be duly called and convened for such purpose (the "Parent Stockholders Meeting"), and Parent, as sole stockholder of Merger Sub, has adopted this Agreement in accordance with the DGCL.

         NOW, THEREFORE, in consideration of the mutual premises recited above and the representations, warranties, covenants and agreements contained in this Agreement, the parties hereto, intending to be legally bound, hereby agree as follows:

                                    ARTICLE I

                                   THE MERGER

         SECTION 1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL, at the Effective Time Merger Sub shall be merged with and into the Company and the Company shall be the surviving corporation in the Merger (the "Surviving Corporation") and, as such, the Company shall continue its corporate existence as a direct, wholly owned subsidiary of Parent under the laws of the State of Delaware, and the separate corporate existence of Merger Sub thereupon shall cease.

         SECTION 1.2 Closing. Subject to the satisfaction or, to the extent permitted by applicable law, waiver of the conditions to consummation of the Merger contained in Article VI hereof, the closing of the Merger (the "Closing") shall take place at 10:00 a.m., New York time, on a date to be specified by the parties (the "Closing Date"), which date shall not be later than the third business day next following the satisfaction or, to the extent permitted by applicable law, waiver of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or, to the extent permitted by applicable law, waiver of those conditions), unless another time or date is agreed to by the parties hereto. The Closing will be held at the offices of Greenberg Traurig, LLP, The MetLife Building, 200 Park Avenue, New York, New York 10166 or at such other location as is agreed to by the parties hereto.

         SECTION 1.3 Effective Time. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing the parties shall cause the Merger to be consummated by filing with the Secretary of State of the State of Delaware (the "Secretary") a certificate of merger (the "Certificate of Merger") duly executed and so filed in accordance with the DGCL and shall make all other filings and recordings required under the DGCL to effectuate the Merger and the transactions contemplated by this Agreement. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary, or at such subsequent date or time as Parent and the Company mutually shall agree and specify in the Certificate of Merger (the time the Merger becomes so effective being hereinafter referred to as the "Effective Time").

         SECTION 1.4 Effects of the Merger. The Merger shall have the effects set forth in Section 259 of the DGCL.

         SECTION 1.5 Certificate of Incorporation and By-laws of the Surviving Corporation. The certificate of incorporation of the Company in effect immediately prior to the Effective Time shall be the certificate of incorporation of the Surviving Corporation until thereafter amended or restated as provided therein or by applicable law. The by-laws of Merger Sub in effect immediately prior to the Effective Time shall be the by-laws of the Surviving Corporation until thereafter amended or restated as provided therein or by applicable law.

         SECTION 1.6 Directors and Officers. The directors of Merger Sub at the Effective Time shall, from and after the Effective Time, be and become the directors of the Surviving Corporation until their successors shall have been duly elected and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and by-laws of the Surviving Corporation and the DGCL. The officers of the Company at the Effective Time shall, from and after the Effective Time, be and become the officers of the Surviving Corporation until their successors shall have been duly appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and the by-laws of the Surviving Corporation.

                                   ARTICLE II

                    EFFECT OF THE MERGER ON THE CAPITAL STOCK
                        OF THE CONSTITUENT CORPORATIONS;
                            EXCHANGE OF CERTIFICATES

         SECTION 2.1 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and automatically without any action on the part of any holder of capital stock of Parent, Merger Sub or the Company, respectively:

              (a) Capital Stock of Merger Sub. Each then outstanding share of common stock, $.00l par value, of Merger Sub shall be converted into and become one duly authorized, validly issued, fully paid and nonassessable share of common stock, $.001 par value, of the Surviving Corporation.

              (b) Cancellation of Treasury Stock and Parent Owned Stock. Each share of Company Common Stock then issued and held in the Company's treasury or by any of the Company's subsidiaries, and each share of Company Common Stock then owned by Parent, Merger Sub or any other wholly owned subsidiary of Parent, shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

              (c) Conversion of Company Common Stock. Subject to the provisions of the last paragraph of this Section 2.1 (c), each then outstanding share of Company Common Stock (including each associated right to purchase Company Junior Preferred Stock distributed as a dividend on May 28, 2002 (each, a "Right", and collectively the "Rights") pursuant to that certain Rights Agreement dated as of May 17, 2002, as amended, between the Company and Mellon Investor Services, LLC, as Rights Agent (the "Rights Agreement")) (other than shares cancelled and retired pursuant to Section 2.1(b) and Dissenting Shares), shall be converted into and become the right to receive:

                      (i) subject to Section 2.2, such fraction of a duly authorized, validly issued, fully paid and nonassessable share of Parent Common Stock equal to the Exchange Ratio (the "Parent Stock Consideration"); and

                      (ii) $5.3538 in cash (the "Cash Consideration"); provided, however, if the Parent Average Stock Price is less than $12.00, the Cash Consideration shall be increased by an amount equal to the quotient obtained by dividing (x) the difference between (1) $39,000,000 and (2) the product of 3,250,000 and the Parent Average Stock Price by (y) 9,712,809.

         For purposes of this Agreement, the "Exchange Ratio" means the quotient obtained by dividing $4.0153 by the Parent Average Stock Price; provided, however, if the Parent Average Stock Price is less than $12.00, the "Exchange Ratio" shall mean and be fixed at 0.3346. For purposes of this Agreement, the "Parent Average Stock Price" means the arithmetic average of the closing sale prices of a share of Parent Common Stock as reported on the Nasdaq Stock Market ("Nasdaq") for the 20-consecutive full trading days ending on the third full trading day next preceding the Closing Date. The Exchange Ratio shall be calculated to the nearest ten thousandth of a share of Parent Common Stock and the Parent Average Stock Price shall be calculated to the nearest ten thousandth of one cent. The Cash Consideration and Parent Stock Consideration are sometimes hereinafter referred to collectively as the "Merger Consideration."

         For purposes of clarity and without limiting the generality of the foregoing, notwithstanding any other provision of this Agreement, in no event shall (i) the amount of Parent Stock Consideration to be issued in the Merger to the holders of Company Common Stock (plus the amount of Parent Common Stock to be issued to the holders of Company Stock Options pursuant to Section 2.6) exceed, in the aggregate, 3,250,000 shares of Parent Common Stock, and (ii) the value of the Merger Consideration to be paid and delivered in the aggregate to holders of Company Common Stock in the Merger (plus the aggregate amount of cash to be paid in the Merger in lieu of fractional shares of Parent Common Stock pursuant to Section 2.2 and the value of the aggregate amount of cash and Parent Common Stock to be paid and delivered to the holders of Company Stock Options pursuant to Section 2.6) exceed $91,000,000.

         SECTION 2.2 Fractional Shares. No certificates representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Company Stock Certificates, no dividend or distribution by Parent shall relate to such fractional share interests, and such fractional share interests shall not entitle the owner thereof to vote or to any rights as a shareholder of Parent. In lieu of any such fractional shares, each holder of a Company Stock Certificate who otherwise would have been entitled to receive in the Merger a fractional share interest in exchange for such Company Stock Certificate shall receive in lieu and stead thereof from the Exchange Agent an amount in cash equal to the product obtained by multiplying (x) the fractional share interest to which such holder (after taking into account all shares of Company Common Stock held by such holder at the Effective Time) otherwise would be entitled by
(y) the Parent Average Stock Price.

         SECTION 2.3  Exchange of Certificates.

              (a) As soon as reasonably practicable following the Effective Time, Parent shall deposit with Continental Stock Transfer & Trust Company, or such other bank or trust company designated by Parent and reasonably acceptable to the Company (the "Exchange Agent"), for the benefit of the holders of shares of Company Common Stock for exchange in accordance with this Section 2.3, (i) certificates representing the aggregate Parent Stock Consideration issuable pursuant to Section 2.1(c) and (ii) cash representing the aggregate Cash Consideration issuable pursuant to Section 2.1(c) (such shares of Parent Common Stock together with all dividends and distributions applicable thereto as specified in Section 2.3(c) and the Cash Consideration being hereinafter referred to collectively as the "Exchange Fund").

              (b) As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a certificate (or certificates) which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (the "Company Stock Certificates")
(i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Company Stock Certificate(s) shall pass, only upon delivery of the Company Stock Certificate(s) (or affidavits of loss in lieu of such certificates) (the "Letter of Transmittal") to the Exchange Agent and shall be in such form and have such other provisions as Parent or the Exchange Agent reasonably may specify, together with a substitute Form W-9) and (ii) instructions for use thereof in surrendering Company Stock Certificate(s) in exchange for the Merger Consideration (and any cash in lieu of fractional shares of Parent Common Stock to be issued or paid in consideration therefor upon surrender of such certificate in accordance with
Section 2.2 and any dividends or distributions to which such holder is entitled pursuant to Section 2.3(c)). Upon surrender to the Exchange Agent of a Company Stock Certificate in proper form for cancellation, together with a duly executed letter of transmittal, the holder of such Company Stock Certificate shall be entitled to receive in exchange therefor (i) a certificate (or certificates) representing such whole number of shares of Parent Common Stock such Company stockholder is entitled to receive pursuant to Section 2.1(c) in such denominations and registered in such names as such holder may request and a check representing the Cash Consideration that such Company stockholder is entitled to receive pursuant to Section 2.1(c) and (ii) a check representing the amount of cash in lieu of fractional shares, if any, and unpaid dividends and distributions, if any, which such Company stockholder is entitled to receive pursuant to the provisions of this Article II, in all cases after giving effect to the payment of all required withholding Taxes. The shares represented by the Company Stock Certificate so surrendered shall forthwith be cancelled. Without limiting the generality of the foregoing (and notwithstanding any other provisions of this Agreement), no interest shall be paid or accrued in respect of any of the Merger Consideration, the cash in lieu of fractional shares, if any, and the unpaid dividends and distributions, if any, payable to holders of Company Common Stock in accordance with this Article II. In the event of a transfer of ownership of shares of Company Common Stock that is not registered on the stock transfer books and records of the Company, a certificate representing the proper number of shares of Parent Common Stock, and a check representing the Cash Consideration that such holder of Company Common Stock is entitled to receive pursuant to Section 2.1(c), plus a check representing the cash to be paid in lieu of fractional shares, if any, and the unpaid dividends and distributions, if any, to which such holder is entitled to receive in accordance with this Article II, will be issued to such transferee only if a Company Stock Certificate held by such transferee is properly presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that all applicable stock transfer Taxes theretofore have been paid. Until surrendered in accordance with this Section
2.3 and as specified in the Letter of Transmittal, each Company Stock Certificate shall be deemed at all times from and after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration plus the cash in lieu of fractional shares, if any, and unpaid dividends and distributions, if any, as provided in this Article II. If any Company Stock Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Company Stock Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such person of a bond in such reasonable amount as Parent may direct as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such Company Stock Certificate, the Exchange Agent shall deliver in exchange for such lost, stolen or destroyed Company Stock Certificate, a certificate representing the proper number of shares of Parent Common Stock and a check for the Cash Consideration that such holder of Company Common Stock is entitled to receive pursuant to Section 2.1(c), plus the cash to be paid in lieu of fractional shares, if any, with respect to the shares of Company Common Stock formerly represented thereby, and the unpaid dividends and distributions on shares of Parent Common Stock, if any, as provided in this Article II.

              (c) Notwithstanding any other provisions of this Agreement, no dividends or other distributions declared or made after the Effective Time in respect of shares of Parent Common Stock having a record date after the Effective Time shall be paid to the holder of any unsurrendered Company Stock Certificate, and no cash payment in lieu of fractional shares shall be paid to any such holder, until the holder shall surrender such Company Stock Certificate as provided in this Section 2.3. Subject to applicable law, following surrender of any such Company Stock Certificate, there shall be paid to the holder of the certificates representing whole shares of Parent Common Stock issued in exchange therefor, in each case without any interest thereon, (i) at the time of such surrender, the amount of dividends or other distributions having a record date after the Effective Time theretofore payable with respect to such whole shares of Parent Common Stock and not paid, less the amount of all required withholding Taxes in respect thereof, and (ii) at the appropriate payment date subsequent to surrender, the amount of dividends or other distributions having a record date after the Effective Time but prior to the date of such surrender and having a payment date subsequent to the date of such surrender and payable with respect to such whole shares of Parent Common Stock, less the amount of all required withholding Taxes in respect thereof.

              (d) All shares of Parent Common Stock issued and Cash Consideration paid upon surrender of Company Stock Certificates in accordance with this Article II and as specified in the Letter of Transmittal (including any cash paid in lieu of fractional shares) shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to such shares of Company Common Stock represented thereby and, as of the Effective Time, the stock transfer books and records of the Company shall be closed and there shall be no further registration of transfers on the stock transfer books and records of the Company of shares of Company Common Stock outstanding immediately prior to the Effective Time. If, after the Effective Time, Company Stock Certificates are properly presented to the Surviving Corporation for any reason (but otherwise in accordance with this Article II and as specified in the Letter of Transmittal), they shall be cancelled and exchanged as provided in this Section 2.3.

              (e) At any time following the six-month anniversary of the Effective Time, Parent shall be entitled to require the Exchange Agent to deliver to it any remaining portion of the Exchange Fund not theretofore distributed to former holders of shares of Company Common Stock (including any interest received with respect thereto and other income resulting from investments thereof by the Exchange Agent, as directed by Parent), and such former holders shall be entitled to look only to the Parent (subject to abandoned property, escheat and other similar laws) with respect to the Merger Consideration, cash in lieu of fractional shares of Parent Common Stock, if any, and dividends or other distributions with respect to Parent Common Stock, if any, payable upon due surrender of their Company Stock Certificates, in all cases without any interest thereon and less all required withholding Taxes. Notwithstanding the foregoing, neither the Parent nor the Exchange Agent shall be liable to any holder of a Company Stock Certificate for Merger Consideration (or dividends or distributions in respect thereof) or cash from the Exchange Fund in each case delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

              (f) The Exchange Agent shall invest any cash included in the Exchange Fund, as directed by Parent. Any interest, proceeds and other income resulting from such investments shall be paid to Parent upon termination of the Exchange Fund in accordance with Section 2.3(e).

If the cash in the Exchange Fund shall be insufficient to satisfy fully all of the payment obligations to be made by the Exchange Agent hereunder, then Parent promptly shall, from time to time, deposit cash into the Exchange Fund in an amount which is equal to the deficiency in the amount of cash required to satisfy fully such payment obligations.

          (g) Each of the Surviving Corporation, Merger Sub and Parent shall be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock or Company Stock Options such Taxes and other amounts as it is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the "Code"), and the rules and regulations promulgated thereunder, and pursuant to the applicable provisions of state, local and foreign Tax laws. To the extent that amounts are so deducted, withheld and paid to the applicable taxing authority by the Surviving Corporation, Merger Sub or Parent, as the case may be, such deducted, withheld and paid amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock or Company Stock Options, as the case may be, in respect of which such deduction, withholding and payment was made by the Surviving Corporation, Merger Sub or Parent.

     SECTION 2.4 Certain Adjustments. If after the date hereof and prior to the Effective Time and to the extent permitted by this Agreement, the outstanding shares of Parent Common Stock or Company Common Stock shall be changed into a different number, class or series of shares by reason of any reclassification, recapitalization or combination, forward stock split, reverse stock split, stock dividend or rights issued in respect of such stock, or any similar event shall occur (any such action, an "Adjustment Event"), the Merger Consideration shall be adjusted correspondingly to provide to the holders of Company Common Stock the right to receive the same economic effect as contemplated by this Agreement immediately prior to such Adjustment Event and Parent's payment obligations likewise shall be correspondingly adjusted such that it shall be required to pay and deliver not more than the aggregate Merger Consideration contemplated by this Agreement.

     SECTION 2.5 Shares of Dissenting Stockholders. Subject to Section 6.2(e), notwithstanding anything in this Agreement to the contrary, any shares of Company Common Stock that are outstanding as of the Effective Time and that are held by a stockholder who has properly exercised his appraisal rights under
Section 262 of the DGCL (the "Dissenting Shares") shall not be converted into the right to receive the Merger Consideration; provided, however, if any such holder shall have failed to perfect or shall have effectively withdrawn or lost his right to dissent from the Merger under the DGCL and to receive such consideration as may be determined to be due with respect to such Dissenting Shares pursuant to and subject to the requirements of the DGCL, each share of such holder's Company Common Stock thereupon shall be deemed to have been converted into and to have become, as of the Effective Time, the right to receive, without any interest thereon, the Merger Consideration in accordance with Section 2.1(c). The Company shall give Parent (i) prompt written notice of all demands for appraisal or payment for shares of Company Common Stock received by the Company prior to the Effective Time in accordance with the DGCL and (ii) the opportunity to participate in and direct all negotiations and proceedings with respect to such demands and notices. The Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle, offer to settle or otherwise compromise or negotiate, any such demands.

     SECTION 2.6  Stock Options.

          (a) The Company shall use its reasonable best efforts to obtain, not later than 45 days after the date hereof, from each holder of outstanding options (whether or not then exercisable or vested) to acquire Company Common Stock granted under the Company Stock Plans (each, a "Company Stock Option" and collectively, the "Company Stock Options"), an executed agreement substantially in the form of Section 2.6 of the Company Disclosure Schedule, in each case providing that automatically at the Effective Time (i) each Company Stock Option held by such holder shall become fully vested and immediately exercisable, (ii) each then outstanding Company Stock Option shall be cancelled and void, (iii) in consideration of such vesting and cancellation, each Company Stock Option shall thereupon represent for all purposes under the relevant Company Stock Plan and all grant and award instruments and agreements governing and evidencing such holder's Company Stock Option(s) only the right to receive (subject to Section 2.3(g) and the last paragraph of Section 2.1(c)) such amount of Parent Common Stock and cash ratably in the same proportion in which the Parent Stock Consideration and Cash Consideration shall be delivered and paid in accordance with Section 2.1(c)) equal to, for each Company Stock Option, the product of (x) the number of shares of Company Common Stock subject to the then outstanding Company Stock Options held by such holder and (y) the excess (to the extent a positive number) of $9.3691 over the then applicable per share exercise price of each such Company Stock Option (such amount of Parent Common Stock and cash being so paid in full settlement of and in consideration for cancellation of each such Company Stock Option being hereinafter referred to as the "Option Consideration"), payable as provided in Section 2.6(b), and (iv) from and after the Effective Time, except as provided in this Section 2.6, such holder shall not have any rights or benefits under any Company Stock Plan or Company Stock Option (or any grant or award letter or agreement issued in respect thereof) to acquire any securities of the Company, Parent, the Surviving Corporation or any subsidiary of Parent and shall, by virtue of having effected such surrender, cancellation and receipt of Option Consideration, have unconditionally and irrevocably discharged and released Parent, the Company, the Surviving Corporation and each of their respective subsidiaries, officers, directors and affiliates from and against, and thereupon shall have permanently waived, all rights and claims (fixed, contingent or otherwise) such holder may now or hereafter have thereunder with respect to all Company Stock Plans and Company Stock Options (and all grant and award instruments and agreements governing and evidencing the same).

          (b) As promptly as practicable after the Effective Time, Parent shall, or shall cause the Surviving Corporation to, pay to each holder of a Company Stock Option the Option Consideration (net of any applicable withholding tax as provided in Section 2.3(g)) in respect thereof. Until settled in accordance with the provisions of this Section 2.6(b), each Company Stock Option shall be deemed at any time after the Effective Time to represent for all purposes only the right to receive the Option Consideration.

          (c) The Company promptly shall use its best efforts (including causing the Board of Directors of the Company or any compensation, stock option, corporate governance, special or other duly constituted committee thereof to take all such actions as are permitted by the Company Stock Plans) to implement the provisions of this Section 2.6 (including, without limitation, the delivery to all holders of Company Stock Options such letters, notices and disclosures informing such holders of the Merger and the transactions contemplated by this

Agreement and delivery of the form of agreement contemplated by Section 2.6(a) above) and to ensure that (i) from and after the Effective Time, no holder of a Company Stock Option nor any party to or participant in any of the Company Stock Plans shall have any right thereunder to acquire any equity securities of the Company, Parent, the Surviving Corporation or any subsidiary thereof and (ii) the Company Stock Plans and all Company Stock Options (and all grant and award letters and agreements issued in respect thereof) shall terminate and become void as of the Effective Time. The Company shall permit each holder of Company Stock Options to satisfy any withholding Tax and other payments in respect of such holder under the Code and the rules and regulations promulgated thereunder, and pursuant to the applicable provisions of state, local and foreign Tax laws, by withholding such number of shares of Parent Common Stock otherwise issuable to such holder pursuant to this Agreement as shall be equal in value to the amount of any such withholding Tax and other payments in respect of such holder.

                                   ARTICLE III

                         REPRESENTATIONS AND WARRANTIES

     SECTION 3.1 Representations and Warranties of the Company. Except as set forth on the Disclosure Schedule delivered by the Company to Parent prior to the execution of this Agreement which hereby is incorporated by reference in and constitutes an integral part of this Agreement (the "Company Disclosure Schedule") and making specific reference to the particular subsection(s) of this Agreement to which exception is being taken or as set forth in the Company's Annual Report on Form 10-K for its fiscal year ended December 29, 2001 and any other periodic Exchange Act reports filed by the Company with the Securities and Exchange Commission (the "SEC") since March 29, 2002 (in which case specific reference thereto shall be made in the Company Disclosure Schedule), the Company hereby represents and warrants to Parent and Merger Sub as follows:

          (a)  Organization, Standing and Corporate Power.

               (i) Each of the Company and its subsidiaries is a corporation or other legal entity duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has the requisite corporate or other power, as the case may be, and requisite authority to carry on its business as presently being conducted. Each of the Company and its subsidiaries is duly qualified or licensed to conduct business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties or other jurisdictional presence makes such qualification or licensing necessary, except for those jurisdictions where the failure to be so qualified or licensed or to be in good standing individually or in the aggregate would not reasonably be expected to have a material adverse effect on the Company or the applicable subsidiary.

               (ii) The Company has delivered or made available to Parent prior to the execution of this Agreement complete and correct copies of the certificate of incorporation and by-laws or other organizational documents, as amended to date, of the Company and its subsidiaries.

               (iii) The minute books of the Company contain complete and correct records of all meetings and accurately reflect all consents, resolutions and other material actions taken by the stockholders, the Board of Directors and all committees of the Board of Directors of the Company since May 11, 1999.

          (b) Subsidiaries. Section 3.1(b) of the Company Disclosure Schedule lists the names and jurisdiction of incorporation or organization of all the subsidiaries of the Company, whether consolidated or unconsolidated. The outstanding securities of the subsidiaries of the Company consists of: (i) shares of capital stock or other equity interests that are owned, directly or indirectly, by the Company; and (ii) such securities as are set forth in Section 3.1(b) of the Company Disclosure Schedule. All outstanding shares of capital stock of, or other equity interests in, each such subsidiary: (i) have been duly authorized, validly issued and are fully paid and nonassessable; (ii) are owned directly or indirectly by the Company, free and clear of all pledges, claims, liens, charges, encumbrances, adverse claims, mortgages and security interests of any kind or nature whatsoever (collectively, "Liens"); and (iii) are free of all other restrictions (including restrictions on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests) that would prevent the operation by the Surviving Corporation of such subsidiary's business as presently conducted. Except as set forth above or in Section 3.1(b) of the Company Disclosure Schedule, the Company does not own, directly or indirectly, any capital stock of or other equity or voting interests in any person.

          (c) Capital Structure. The authorized capital stock of the Company consists of 45,000,000 shares of Company Common Stock and 5,000,000 shares of preferred stock, $2.00 par value, of the Company ("Company Preferred Stock"), of which Company Preferred Stock 45,000 shares have been designated as Series A Junior Participating Preferred Stock, $2.00 par value (the "Company Junior Preferred Stock"). As of January 30, 2003: (i) 8,782,198 shares of Company Common Stock were issued and outstanding; (ii) 1,217,802 shares of Company Common Stock were held by the Company in its treasury and no shares of Company Common Stock were held by subsidiaries of the Company; (iii) 1,111,111 shares of Company Common Stock were reserved for issuance pursuant to the Company's 1999 Stock Award Incentive Plan and all other plans, agreements and arrangements providing for equity-based compensation to any director, Employee, consultant or independent contractor of the Company or any of its subsidiaries (collectively, the "Company Stock Plans"), of which 930,611 shares are subject to outstanding Company Stock Options; and (iv) no shares of Company Junior Preferred Stock were issued and outstanding. All outstanding shares of capital stock of the Company are, and all shares thereof which may be issued prior to the Closing Date will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive or any similar rights.

          The Company has delivered to Parent a true and complete list, as of the close of business on January 30, 2003, of all outstanding Company Stock Options, the number of shares subject to each such Company Stock Option, the grant date, exercise price, term and vesting schedule of each such Company Stock Option and the names of the holders thereof. There are no outstanding Company Stock Options with an exercise price equal to or greater than $9.3691. Except as set forth in this Section 3.1(c), the Rights and changes since January 30, 2003 resulting from the issuance of shares of Company Common Stock pursuant to and in accordance with Company Stock Options outstanding prior to January 30, 2003, (i) there are not issued, reserved for issuance or outstanding (A) any shares of capital stock or voting securities or other ownership interests of the Company, (B) any securities of the Company or any Company subsidiary convertible into or exchangeable or exercisable for shares of capital stock or voting securities or other ownership interests of the Company, or (C) any warrants, calls, options or other rights to acquire from the Company or any Company subsidiary, or any obligation of the Company or any of its subsidiaries to issue, any capital stock, voting securities or other ownership interests in, or securities convertible into or exchangeable or exercisable for, capital stock or voting securities or other ownership interests of the Company, and (ii) there are no outstanding obligations of the Company or any of its subsidiaries to repurchase, redeem or otherwise acquire any such securities or to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities, other than pursuant to any "cashless exercise" provision of any Company Stock Options.

          Other than the Rights, there are no outstanding (x) securities of the Company or any of its subsidiaries convertible into or exchangeable or exercisable for shares of capital stock or voting securities or other ownership interests in any subsidiary of the Company, (y) warrants, calls, options or other rights to acquire from the Company or any of its subsidiaries, or any obligation of the Company or any of its subsidiaries to issue, any capital stock, voting securities or other ownership interests in, or any securities convertible into or exchangeable or exercisable for, any capital stock, voting securities or other ownership interests in, any subsidiary of the Company or (z) obligations of the Company or any of its subsidiaries to repurchase, redeem or otherwise acquire any such outstanding securities of subsidiaries of the Company or to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities. Neither the Company nor any of its subsidiaries is a party and, to the knowledge of the Company, no other person having "beneficial ownership" (within the meaning of Rule l3d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) of more than 5% of the outstanding Company Common Stock (a "Major Shareholder") is a party to any agreement restricting the transfer of, relating to the voting of, requiring registration of, or granting any preemptive, antidilutive or other similar rights with respect to any of the securities of the Company or any of its subsidiaries. There are no voting trusts or other agreements or understandings to which the Company or any of its subsidiaries is a party or, to the knowledge of the Company, any Major Shareholder is a party, with respect to the voting of the capital stock of the Company or any of the subsidiaries.

          (d) Authority; Noncontravention. The Company has all requisite corporate power and authority to enter into this Agreement and, subject, in the case of the Merger, to the Company Stockholder Approval, to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, subject, in the case of the Merger, to the Company Stockholder Approval. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that (i) such enforceability may be subject to applicable bankruptcy, insolvency, fraudulent conveyance or other similar laws now or hereafter in effect affecting creditors' rights and remedies generally and (ii) the availability of the remedy of specific performance or injunction or other forms of equitable relief may be subject to equitable defenses and could be subject to the discretion of the court before which any proceeding therefor may be brought.

          The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby and compliance with the provisions of this Agreement will not, conflict with, or result in any violation, forfeiture or termination of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of forfeiture, termination, cancellation or acceleration (with or without notice or lapse of time, or both) of any obligation or loss of a benefit or, in the case of clause
(iii) below, any material obligation or loss of a material benefit, under, or result in the creation or imposition of any Lien upon any of the properties or assets of the Company or any of its subsidiaries under, (i) the certificate of incorporation or by-laws of the Company, (ii) the certificate of incorporation or by-laws or the comparable organizational documents of any of its subsidiaries, (iii) any loan or credit agreement, note, bond, mortgage, Permit, indenture, lease, Intellectual Property, vendor agreement, capital lease, software agreement or other agreement or instrument applicable to the Company or any of its subsidiaries or their respective properties or assets that is material to the operations of the Company and its subsidiaries taken as a whole or (iv) subject to the governmental filings and other matters referred to in the following sentence, any judgment, order, decree, writ, statute, law, ordinance, rule or regulation applicable to the Company or any of its subsidiaries or their respective properties or assets, other than, in the case of clause (iv), any such conflicts, violations, defaults, rights, losses or Liens that individually or in the aggregate would not (x) reasonably be expected to have a material adverse effect on the Company or (y) reasonably be expected to impair or materially delay the ability of the Company to perform its obligations under this Agreement.

          No consent, approval, order or authorization of, action by or in respect of, or registration, declaration or filing with, any (i) Federal, state, local, municipal or foreign government, (ii) governmental, quasi-governmental authority (including any governmental agency, commission, public authority, branch, department or official, and any court or other tribunal) or body exercising, or entitled to exercise, any governmentally-derived administrative, executive, judicial, legislative, police, regulatory or taxing authority, or
(iii) any self-regulatory organization, administrative or regulatory agency, commission, tribunal or authority (each, a "Governmental Entity") is required by or with respect to the Company or any of its subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby, except for (1) the filing of a pre-merger notification and report form by the Company under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"); (2) the filings with the SEC of (A) a joint proxy statement pursuant to Regulation 14A under the Exchange Act relating to the Company Stockholders Meeting and the Parent Stockholders Meeting (such joint proxy statement, as amended or supplemented from time to time, the "Joint Proxy Statement") and a Registration Statement of the Parent on Form S-4 to be prepared and filed in connection with the issuance of Parent Common Stock in the Merger (the "Form S-4"), and (B) such reports under the Exchange Act, as may be required in connection with the Merger, this Agreement and the transactions contemplated by this Agreement; and (3) the filing of the Certificate of Merger with the Secretary and such filings with Governmental Entities to satisfy the applicable requirements of the laws of states in which the Company and its subsidiaries are qualified or licensed to do business or state securities or "blue sky" laws.

          (e) Company Documents; Undisclosed Liabilities. (i) Since May 11, 1999, the Company has timely filed (giving effect for this purpose to permissible extensions pursuant to Rule 12b-25 under the Exchange Act, to the extent the filing deadline as so extended was satisfied) all reports, schedules, forms, information statements and other documents (including all exhibits) required to be filed by the Company with the SEC (together with all certifications required pursuant to the Sarbanes-Oxley Act of 2002 ("SOXA") and as amended as of the date hereof, the "Company SEC Documents"). As of their respective filing dates, (A) the Company SEC Documents complied in all material respects with the requirements of the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Company SEC Documents, and (B) no Company SEC Documents, as of their respective dates, except as amended or supplemented by a subsequent Company Filed SEC Document, contained, and no Company SEC Documents filed subsequent to the date hereof will contain as of their respective dates, any untrue statement of a material fact or omitted, and no Company SEC Documents filed subsequent to the date hereof will omit as of their respective dates, to state a material fact required to be stated therein or necessary to make the statements therein (in the case of registration statements of the Company under the Securities Act, in light of the circumstances under which they were made) not misleading.

         (ii) The financial statements of the Company and its subsidiaries included in Company SEC Documents (including the related notes) complied as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto (including, without limitation, Regulation S-X), have been prepared in accordance with generally accepted accounting principles in the United States ("GAAP") (except, in the case of unaudited statements, as permitted by Quarterly Report Form 10-Q of the SEC) applied on a consistent basis during the periods and at the dates involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial condition of the Company and its subsidiaries at the dates thereof and the consolidated results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to notes and normal year-end audit adjustments that were not, or with respect to any such financial statements contained in any Company SEC Documents to be filed subsequent to the date hereof are not reasonably expected to be, material in amount or effect). Except (A) as reflected in the Company's unaudited balance sheet at September 28, 2002 or liabilities described in any notes thereto (or liabilities for which neither accrual nor footnote disclosure is required pursuant to GAAP) or (B) for liabilities incurred in the ordinary course of business since September 28, 2002 consistent with past practice or in connection with this Agreement or the transactions contemplated hereby, neither the Company nor any of its subsidiaries has any material liabilities or obligations of any nature. Deloitte & Touche LLP, who have expressed their opinion with respect to the financial statements of the Company and its subsidiaries included in Company SEC Documents (including the related notes), are independent public or certified public accountants as required by the Securities Act and the Exchange Act.

         (iii) The unaudited consolidated balance sheet of the Company and its subsidiaries at December 28, 2002, and the related unaudited consolidated statements of operations and cash flows for the Company's fiscal year ended December 28, 2002 (including the related notes and schedules thereto), a true and complete copy of which heretofore has been delivered by the Company to Parent (the "Unaudited Year-End Financial Statements"), comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto (including, without limitation, Regulation S-X), have been prepared in accordance with GAAP applied on a consistent basis during the fiscal year ended and at December 28, 2002 (except as may be indicated in the notes thereto), and fairly present the consolidated financial condition of the Company and its subsidiaries at December 28, 2002 and the consolidated results of operations and cash flows of the Company and its subsidiaries for the Company's fiscal year ended December 28, 2002 (subject to notes and normal year-end audit adjustments); provided, however, that such Unaudited Year-End Financial Statements shall not be deemed to be a fair presentation of the consolidated income from continuing operations before interest, income taxes, discontinued operations, extraordinary gain and depreciation and amortization ("EBITDA") of the Company and its subsidiaries or the consolidated net sales of the Company and its subsidiaries for purposes of this Section 3.1(e)(iii) if either the consolidated EBITDA or the consolidated net sales of the Company and its subsidiaries as reflected in the audited consolidated statements of operations of the Company and its subsidiaries for the Company's fiscal year ended December 28, 2002 (the "Audited Year-End Financial Statements") are less than $19.250 million or $210.2 million, respectively. Non-capitalized and non-recurring out-of-pocket, cash transaction expenses incurred by the Company in connection with the transactions contemplated by this Agreement to the extent not included in the consolidated EBITDA and consolidated net sales amounts heretofore disclosed by the Company to Parent shall not be counted toward the determination of such consolidated EBITDA or consolidated net sales of the Company and its subsidiaries for purposes of the foregoing proviso.

         (iv) Each of the Company, its directors and its senior financial officers has consulted with the Company's independent auditors and with the Company's outside counsel with respect to, and (to the extent applicable to the Company) is familiar in all material respects with all of the requirements of, SOXA. The Company is in compliance with the provisions of SOXA applicable to it as of the date hereof and has implemented such programs and has taken reasonable steps, upon the advice of the Company's independent auditors and outside counsel, respectively, to ensure the Company's future compliance (not later than the relevant statutory and regulatory deadlines therefor) with all provisions of SOXA which shall become applicable to the Company after the date hereof. All financial projections and forecasts heretofore furnished to Parent, with respect to fiscal periods commencing after December 28, 2002, were prepared by the Company's management in good faith on the basis of reasonable assumptions (based on the best information and estimates currently available to management when made).

         (f) Certain Contracts. Neither the Company nor any of its subsidiaries is a party to or bound by or otherwise subject to (a) any agreement, arrangement, commitment or understanding relating to the incurring of indebtedness by the Company or any of its subsidiaries (including sale and leaseback transaction in excess of $250,000 and including capitalized lease transactions and other similar financing transactions) including, without limitation, any such agreement, arrangement, commitment or understanding which contains provisions which in any non-de minimis manner restrict, or may restrict, the conduct of business as presently conducted by the issuer thereof or borrower, guarantor or obligor thereunder (collectively, "Instruments of Indebtedness"), (b) any "material contract" (as such term is defined in Item 601
(b) (10) of Regulation S-K of the SEC), (c) any non-competition agreement or any other agreement or obligation which purports to restrict or limit in any respect
(i) the ability of the Company or its subsidiaries to solicit customers or (ii) the manner in which, or the localities in which, all or any material portion of the business of the Company and its subsidiaries, taken as a whole or, following consummation of the transactions contemplated by this Agreement, Parent and its subsidiaries, is or would be conducted, (d) any agreement providing for the indemnification or surety by the Company or a subsidiary of the Company of any person, other than customary agreements relating to the indemnification of directors or officers of the Company or its subsidiaries, (e) any strategic alliance, revenue sharing joint venture or partnership agreement, (f) any agreement that grants any right of first or last refusal or right of first or last offer or similar right or that limits or purports to limit the ability of the Company or any of its subsidiaries to own, operate, sell, transfer, pledge or otherwise dispose of any material amount of assets or business, (g) any contract or agreement providing for any material future payments that are conditioned, in whole or in part, on a change of control of the Company or any of its subsidiaries, (h) any collective bargaining agreement, (i) any employment agreement or any agreement or arrangement that contains any material severance pay or post-employment liabilities or obligations to any current or former employee of the Company or its subsidiaries (any such person, hereinafter, an "Employee"), other than as required under law,
(j) any material agreement pertaining to the use of or granting of any right to use or practice any rights under any Intellectual Property, whether the Company is the licensee or licensor thereunder, (k) any agreements pursuant to which the Company or any of its subsidiaries leases or uses any real property, and (l) any contract or other agreement not made in the ordinary course of business which is material to the Company and its subsidiaries taken as a whole or which reasonably would be expected to delay the consummation of the Merger or any of the transactions contemplated by this Agreement (the agreements, contracts and obligations of the type described in clauses (a) through (l) being referred to herein as "Company Material Contracts"). Each Company Material Contract is valid and binding on and enforceable against the Company (or, to the extent a subsidiary of the Company is a party, such subsidiary) and, to the knowledge of the Company, each other party thereto and is in full force and effect. Neither the Company nor any of its subsidiaries is in breach or default under any Company Material Contract. Neither the Company nor any subsidiary of the Company knows of, or has received notice of, any violation or default under (nor, to the knowledge of the Company, does there exist any condition which with the passage of time or the giving of notice or both would result in such a violation or default under) any Company Material Contract by any other party thereto. Prior to the date hereof, the Company has made available to Parent true and complete copies of all Company Material Contracts. There are no provisions in any Instrument of Indebtedness that provide any restrictions on, or that require that any financial payment (other than payment of outstanding principal and accrued interest) be made in the event of, the repayment of the outstanding indebtedness thereunder prior to its term.

         (g) Absence of Certain Changes or Events. Except for liabilities incurred in connection with this Agreement or the transactions contemplated hereby, since December 29, 2001, the Company and its subsidiaries have conducted their respective businesses only in the ordinary course, and since such date there has not been:

             (i) any material adverse change in the Company or any event which either individually or when aggregated with any other event(s) has or reasonably would be expected to have a material adverse effect on the Company,

               (ii) any issuance of Company Stock Options or restricted shares of Company Common Stock (in any event identifying in Section 3.1(g) of the Company Disclosure Schedule the issue date, exercise price and vesting schedule, as applicable, for issuances since December 29,
          2001),

               (iii) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of the Company's capital stock,

               (iv) any split, combination or reclassification of any of the Company's capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of the Company's capital stock, except for issuances of Company Common Stock upon the exercise of Company Stock Options awarded and outstanding prior to the date hereof in accordance with their present terms,

               (v) prior to the date hereof (A) any granting by the Company or any of its subsidiaries to any current or former director, executive officer or other Employee of any increase in compensation, bonus, perquisites, incentive payments or other benefits except in the ordinary course of business, (B) any granting by the Company or any of its subsidiaries to any such current or former director, executive officer or Employee of any increase in severance or termination pay, or (C) any entry by the Company or any of its subsidiaries into, or any amendment of, any employment, deferred compensation, consulting, severance, termination or indemnification agreement with any such current or former director, executive officer or any Employee,

               (vi) except insofar as may have been required by a change in GAAP or regulatory accounting principles, any change in its accounting methods (or underlying assumptions), principles or practices affecting its assets, liabilities, businesses, inventories, cash flows, revenue or expense recognition policies, estimates, accruals, reserves, guarantees, amortization, discounts, returns, allowances, depreciation, goodwill impairment, consolidation principles, contingencies, intercompany loans, credit collections, including without limitation, any reserving, renewal, reversal, deferral, valuation or residual method, practice or policy, in each case, in effect on the date hereof, or change in any material respect any of its methods of reporting income and deductions for Federal income tax purposes from those employed in the preparation of the Federal income tax returns of the Company for the taxable year ending December 29, 2001,

               (vii) any Tax election or change in any Tax election, amendment to any Tax Return, closing agreement with respect to Taxes, or settlement or compromise of any income Tax liability by the Company or its subsidiaries, except as would not be required to be disclosed in the Company SEC Documents,

               (viii) any material change in investment policies, or

               (ix) any agreement or commitment (contingent or otherwise) to do any of the foregoing.

          (h)  Permits; Compliance with Applicable Laws.

               (i) The Company and its subsidiaries own and/or possess all material permits, licenses, variances, authorizations, exemptions, orders, registrations and approvals of all Governmental Entities which are required for the operation of the respective businesses of the Company and its subsidiaries (the "Permits") as presently conducted. Each of the Company and its subsidiaries is, and since May 11, 1999 has been, in compliance in all material respects with the terms of the Permits and all the Permits are in full force and effect and no suspension, modification or revocation of any of them is pending or, to the knowledge of the Company, threatened nor, to the knowledge of the Company, do grounds exist for any such action.

               (ii) Each of the Company and its subsidiaries is, and since May 11, 1999 has been, in compliance in all material respects with all applicable statutes, laws, regulations, ordinances, Permits, rules, writs, judgments, orders, decrees and arbitration awards of each Governmental Entity applicable to the Company or its subsidiaries, including, without limitation the Order of the United States Bankruptcy Court pursuant to Section 1129 of the Bankruptcy Code confirming the First Amended Chapter 11 Plan of Reorganization of the Company, dated April 16, 1999 (the "Bankruptcy Order").

               (iii) Neither the Company nor any of its subsidiaries is subject to any outstanding Restraint or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or, except as would not have a material adverse effect on the Company, is subject to any order or directive by, or is a recipient of any supervisory letter from or has adopted any resolutions at the request of any Governmental Entity that restricts in any respect the conduct of its business or, except as would not have a material adverse effect on the Company, that in any manner relates to its policies, affairs, its management or its business (each, a "Company Regulatory Agreement"), nor has the Company or any of its subsidiaries or affiliates (A) to the Company's knowledge, been advised since May 11, 1999 by any Governmental Entity that it is considering issuing or requesting any such Company Regulatory Agreement or (B) have any knowledge of any pending or threatened regulatory investigation.

               (iv) Except for filings with the SEC and filings with respect to Taxes, which are the subject of Sections 3.1(e) and 3.1(j), respectively, and not covered by this Section 3.1(h)(iv), the Company and each of its subsidiaries have timely filed all regulatory reports, schedules, forms, registrations and other documents, together with any amendments required to be made with respect thereto, that they were required to file since May 11, 1999 with each Governmental Entity (the "Other Company Documents"), and have timely paid all fees and assessments due and payable in connection therewith, except where the failure to make such payments and filings individually or in the aggregate would not have a material adverse effect on the Company. There is no material unresolved violation or exception by any of such Governmental Entities with respect to any report or statement relating to any examinations of the Company or any of its subsidiaries. No Other Company Documents, as of their respective dates, except as amended or supplemented by an Other Company Document filed prior to the date hereof, contained, and no Other Company Documents filed subsequent to the date hereof will contain as of their respective dates, any untrue statement of a material fact or omitted, and no Other Company Documents filed subsequent to the date hereof will omit as of their respective dates, to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company has delivered or made available to Parent a true and complete copy of each material Other Company Document.

               (v) Neither the Company nor any of its subsidiaries nor any of their respective directors, executive officers or Employees has been the subject of any disciplinary proceedings or orders of any Governmental Entity arising under applicable laws or regulations which would be required to be disclosed in any Other Company Document except as disclosed therein, and no such disciplinary proceeding or order is pending, nor to the knowledge of the Company, threatened.

          (i) Absence of Litigation. Section 3.1(i) of the Company Disclosure Schedule contains a true and current summary description of each pending and, to the Company's knowledge, threatened litigation, action, suit, case, proceeding, investigation or arbitration, the forum, the parties thereto, the subject matter thereof and the amount of damages claimed or other remedies requested. No action, inquiry, demand, charge, requirement or investigation by any Governmental Entity and no litigation, action, suit, case, proceeding, investigation or arbitration by any person or Governmental Entity, in each case with respect to the Company or any of its subsidiaries or any of their respective properties or Permits, is pending or, to the knowledge of the Company, threatened. Each of (i) the Settlement Agreement, dated as of July 2, 2002, by and among Hartford Fire Insurance Company, Twin City Fire Insurance Company, Ace American Insurance Company, CIGNA Insurance Company and the Company; (ii) the Full and Final Release and Indemnity Agreement, dated August 30, 1999, as amended, by and among the Releasors named therein, the Company and the other Released Parties named therein; and (iii) the Final Judgment of the United States District Court of Maverick County, Texas, dated September 1, 1999, in the matter of Maria Delores Rodriguez-Olvera, et al. v. Salant Corporation, et al. (No. 97-07-14605-CV), is valid and binding on and enforceable against the Company and, to the knowledge of the Company, each other party thereto and is in full force and effect, and the Company has no further obligation or liability of any kind or nature whatsoever (fixed, contingent or otherwise) with respect to the litigations, actions, suits, cases or proceedings that are the subject of the agreements described in clauses (i) and (ii) above and the judgment described in clause (iii) above. The claims, allegations and causes of action which are the subject of that certain pending litigation Massey v. Loehmann's Inc. v. Vera Companies, a Division of Salant Corporation, and Aris-Isotoner, Inc. (Index No. 15111/95) are covered by one or more insurance policies underwritten by The Hartford, Twin City Fire Insurance Company

(Hartford), Federal Insurance Company (Chubb) or National Surety Corp. (Fireman's Fund) that are in full force and effect as of the date hereof, coverage under which is reasonably likely to be sufficient to insure the Company against any and all obligations, charges, losses, costs, debts, judgments, dues, expenses, sums of money and claims arising from or relating to such action, and neither the Company nor any of its subsidiaries has received any notice of denial of such coverage or has any reason to believe that such coverage does not exist.

         (j) Taxes. For purposes of this Section 3.1(j) any reference to the Company or the Company's subsidiaries shall be deemed to include a reference to the Company's predecessors or the Company's subsidiaries' predecessors, respectively, except where inconsistent with the language of this Section 3.1(j).

             (i) Each of the Company and each of its subsidiaries has (A) timely filed (or there have been timely filed on its behalf) with the appropriate Governmental Entities all United States federal income and other material Tax Returns required to be filed by it (giving effect to all extensions) and such Tax Returns are true, correct and complete in all material respects; (B) timely paid in full (or there has been timely paid in full on its behalf) all United States federal income and other material Taxes required to have been paid by it; and (C) made adequate provision (or adequate provision has been made on its behalf) for all accrued Taxes not yet due. The accruals and provisions for Taxes reflected in the Company's audited consolidated financial statements as of December 29, 2001 (and the notes thereto) and the most recent quarterly financial statements (and the notes thereto) are adequate in accordance with GAAP for all Taxes accrued or accruable through the date of such statements.

              (ii) There are no material Liens for Taxes upon any property or assets of the Company or any subsidiary of the Company, except for Liens for Taxes not yet due or for Taxes which are being contested in good faith by appropriate proceedings (and for which adequate provisions have been made in the Company's audited consolidated financial statements in accordance with GAAP).

              (iii) Each of the Company and its subsidiaries has complied in all material respects with all applicable laws, rules and regulations relating to the payment and withholding of Taxes and has, within the time and in the manner prescribed by law, withheld and paid over to the proper Governmental Entities all material amounts required to be so withheld and paid over under such applicable laws.

              (iv) As of the date of this Agreement, no Federal, state, local or foreign audits or other administrative proceedings or court proceedings are presently pending with regard to any Taxes or Tax Returns of the Company or any of its subsidiaries, and neither the Company nor any subsidiary of the Company has received a written notice of any material pending or proposed claims, audits or proceedings with respect to Taxes.

              (v) Neither the Company nor any of its subsidiaries has granted in writing any power of attorney which is currently in force with respect to any Taxes or Tax Returns.

              (vi) Other than in the ordinary course of business, neither the Company nor any of its subsidiaries has requested an extension of time within which to file any Tax Return which has not since been filed and no currently effective waivers, extensions, or comparable consents regarding the application of the statute of limitations with respect to Taxes or Tax Returns has been given by or on behalf of the Company or any of its subsidiaries.

              (vii) Neither the Company nor any of its subsidiaries is a party to any agreement providing for the allocation, sharing or indemnification of Taxes.

              (viii) No deficiency or proposed adjustment which has not been settled or otherwise resolved for any amount of Tax has been proposed, asserted, or assessed in writing by any Governmental Entity against, or with respect to, the Company or any of its subsidiaries. There is no action, suit or audit now in progress, pending or, to the knowledge of the Company, threatened against or with respect to the Company or any of its subsidiaries with respect to any material Tax.

              (ix) Neither the Company nor any of its subsidiaries has been included in any "consolidated," "unitary" or "combined" Tax Return (other than Tax Returns which include only the Company and any of its subsidiaries) provided for under the laws of the United States, any foreign jurisdiction or any state or locality with respect to Taxes for any taxable year.

              (x) No election under Section 341(f) of the Code has been made by the Company or any of its subsidiaries.

              (xi) Neither the Company nor any of its subsidiaries has constituted either a "distributing corporation" or a "controlled corporation" (within the meaning of Section 355(a) (1) (A) of the Code) in a distribution of stock to which Section 355 of the Code (or so much of Section 356 of the Code as relates to Section 355 of the Code) applies and which occurred within two years of the date of this Agreement.

              (xii) Neither the Company nor any of its subsidiaries have agreed, or is required, to make any material adjustment under Section 481 of the Code affecting any taxable year ending after December 31, 1996.

              (xiii) Except as disclosed in Section 3.1(j) (xiii) of the Company Disclosure Schedule, there have not been, within two years of the date of this Agreement, any (i) redemptions by the Company or any of its subsidiaries, (ii) transfers or dispositions of property by the Company or any of its subsidiaries for which the Company or its subsidiary did not receive adequate consideration, or

         (iii) distributions to the holders of Company Common Stock with respect to their stock other than distributions of cash in the ordinary course of business.

              (xiv) No claim has been made in writing by any Governmental Entities in a jurisdiction where the Company or any of its subsidiaries does not file Tax Returns that any such entity is, or may be, subject to taxation by that jurisdiction.

              (xv) Each of the Company and each of its subsidiaries has made available to Parent correct and complete copies of (i) all of their material Tax Returns filed within the past three years, (ii) all audit reports, letter rulings, technical advice memoranda and similar documents issued by a Governmental Entity within the past three years relating to the Federal, state, local or foreign Taxes due from or with respect to the Company or any of its subsidiaries, and (iii) any closing letters or agreements entered into by the Company or any of its subsidiaries with any Governmental Entities within the past three years with respect to Taxes.

              (xvi) Neither the Company nor any of its subsidiaries has received any notice of deficiency or assessment from any Governmental Entity for any amount of Tax that has not been fully settled or satisfied, and to the knowledge of the Company and its subsidiaries no such deficiency or assessment is proposed.

              (xvii) The Company and its subsidiaries have net operating loss carryforwards available for Federal, state and local tax purposes substantially in the amounts and which expire substantially in accordance with Section 3.1(j) of the Company Disclosure Schedule.

              (xviii) For purposes of this Agreement (A) "Tax" or "Taxes" shall mean (I) any and all taxes, customs, duties, tariffs, imposts, charges, deficiencies, assessments, levies or other like governmental charges, including, without limitation, income, gross receipts, excise, real or personal property, ad valorem, value added, estimated, alternative minimum, stamp, sales, withholding, social security, occupation, use, service, service use, license, net worth, payroll, franchise, transfer and recording taxes and charges, imposed by the Internal Revenue Service (the "IRS") or any other taxing authority (whether domestic or foreign including, without limitation, any state, county, local or foreign government or any subdivision or taxing agency thereof (including a United States possession)), whether computed on a separate, consolidated, unitary, combined or any other basis; and such term shall include any interest, fines, penalties or additional amounts attributable to, or imposed upon, or with respect to, any such amounts,
         (II) any liability for the payment of any amounts described in (I) above as a result of being a member of an affiliated, consolidated, combined, unitary, or similar group or as a result of transferor or successor liability, including, without limitation, Treasury Regulation 1.1502-6 or comparable provision of applicable law, and (III) any liability for the payment of any amounts as a result of being a party to any tax sharing agreement or as a result of any obligation to indemnify any other person with respect to the payment of any amounts of the type described in (I) or (II), and (B) "Tax Return" shall mean any report, return, document, declaration, election or other information or filing required to be supplied to any taxing authority or jurisdiction (foreign or domestic) with respect to Taxes, including, without limitation, information returns and any documents with respect to or accompanying payments of estimated Taxes or requests for the extension of time in which to file any such report, return, document, declaration or other information.

               (k)  Employee Benefit Plans.

                    (i) Section 3.1(k) of the Company Disclosure Schedule contains a true and complete list of all pension, stock option, stock purchase, benefit, welfare, profit-sharing, retirement, disability, vacation, severance, hospitalization, insurance, incentive, deferred compensation and other similar fringe or employee benefit plans, funds, programs or arrangements, whether written or oral, in each of the foregoing cases which (i) covers, is maintained for the benefit of, or relates to any or all current or former employees of the Company and any other entity ("ERISA Affiliate") related to the Company under Section 414(b),
               (c), (m) and (o) of the Code and (ii) is not a "multiemployer plan" as defined in Section 3(37) or Section 4001(a)(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") or Section 414 of the Code (the "Employee Plans").
               Section 3.1(k) of the Company Disclosure Schedule identifies and includes but is not limited to, each of the Employee Plans that is subject to Section 302 or Title IV of ERISA or Section 412 of the Code. Neither the Company nor any ERISA Affiliate of the Company has any commitment or formal plan, whether or not legally binding, to create any additional employee benefit plan or modify or change any existing Employee Plan other than as may be required by the express terms of such Employee Plan or applicable law.

                    (ii) With respect to each Employee Plan that has been
               qualified or is intended to be qualified under the Code or that is an "Employee Benefit Plan" within the meaning of Section 3.3 of ERISA, such Employee Plan has been duly approved and adopted by all necessary and appropriate action of the Board of Directors of the Company (or a duly constituted committee thereof), and, with respect to each Employee Plan, the Company heretofore has delivered or made available to Parent, including the last three years for which such documents were prepared and/or filed, as appropriate and to the extent applicable, complete and correct copies of each of the following documents:

                         (A) the Employee Plan and any amendments thereto (or if
               the Employee Plan is not a written Employee Plan, a description thereof);

                         (B) the most recent annual report, (including all
               Schedules attached thereto), independent accountant's report, actuarial report, if required under ERISA, and the most recent report prepared with respect thereto in accordance with Statement of Financial Accounting Standards No. 87;

                         (C) the Summary Plan Description and summaries of
               material modifications and all modifications thereto communicated to employees with respect thereto;

                         (D) if the Employee Plan is funded through a trust or
               any third party funding vehicle, the trust or other funding agreement and the financial statements thereof;

                         (E) the most recent determination letter received from
               the Internal Revenue Service with respect to each Employee Plan intended to qualify under Sections 401 and/or 501(c)(9) of the Code; and

                         (F) any pending favorable determination letter
               applications filed with the Internal Revenue Service, together with all attachments thereto and all subsequent correspondence and communications with regard to such application.

                   (iii) With respect to the Employee Plans, all required
               contributions for all periods ending before the Closing Date have been or will be paid in full by the Closing Date. Subject only to normal retrospective adjustments in the ordinary course, all required insurance premiums, including, but not limited to, premiums to the Pension Benefit Guaranty Corporation (the "PBGC"), have been or will be paid in full with regard to such Employee Plans for policy years or other applicable policy periods ending on or before the Closing Date by the Closing Date. As of the date hereof, none of the Employee Plans has unfunded benefit liabilities, as defined in Section 4001(a)(16) of ERISA.

                   (iv) Section 3.1(k) of the Company Disclosure Schedule contains a true and complete list of all "multi-employer plans," as defined in Section 3(37) or Section 4001(a)(3) of ERISA or
               Section 414, that the Company and/or any ERISA Affiliate contributes to, or is or was obligated to contribute to, during the five-year period prior to the date hereof (the "Multi-Employer Plans"). Neither the Company nor any ERISA Affiliate has incurred or expects to incur any withdrawal liability to any Multi-Employer Plan in connection with any complete or partial withdrawal from such plan occurring on or before the Closing Date. No condition exists and no event has occurred with respect to any Multi-Employer Plan that presents a material risk of a complete or partial withdrawal under Title IV of ERISA. The Company and each ERISA Affiliate have made all required contributions to all Multi-Employer Plans. To the knowledge of the Company, neither the Company nor any ERISA Affiliate has incurred any reduction in contribution base units which, if continued, would result in a partial withdrawal from a multi-employer plan.

                   (v) With respect to each Employee Plan (i) no prohibited transactions as defined in Section 406 of ERISA or Section 4975 of the Code have occurred or are expected to occur as a result of the Merger or the transactions contemplated by this Agreement,
               (ii) no action, suit, grievance, arbitration or other type of litigation, or claim with respect to the assets of any Employee Plan (other than routine claims for benefits made in the ordinary course of plan administration for which plan administrative review procedures have not been exhausted) is pending or, to the knowledge of the Company, threatened or imminent against the Company, any ERISA Affiliate or any fiduciary, as such term is defined in Section 3(21) of ERISA ("Fiduciary"), including, but not limited to, any action, suit, grievance, arbitration or other type of litigation, or claim regarding conduct that allegedly interferes with the attainment of rights under any Employee Plan and (iii) the Company has no knowledge of any facts which would give rise to or could give rise to any such actions, suits, grievances, arbitration or other type of litigation, or claims with respect to any Employee Plan. To the knowledge of the Company, neither the Company, nor its directors, officers, Employees or any Fiduciary has any liability for failure to comply with ERISA or the Code for any action or failure to act in connection with the administration or investment of such plan. None of the Employee Plans is subject to any pending investigations or to the knowledge of the Company threatened investigations from any Governmental Agencies who enforce applicable laws under ERISA and the Code.

                    (vi) Each of the Employee Plans is, and has been, operated in accordance with its terms and each of the Employee Plans, and administration thereof, is, and has been, in all material respects in compliance with the requirements of any and all applicable statutes, orders or governmental rules or regulations currently in effect, including, but not limited to, ERISA and the Code. All required reports and descriptions of the Employee Plans (including but not limited to Form 5500 Annual Reports, Form 1024 Application for Recognition of Exemption Under Section 501(a), Summary Annual Reports and Summary Plan Descriptions) have been timely filed and distributed as required by ERISA and the Code. Any notices required by ERISA or the Code or any other state or federal law or any ruling or regulation of any state or federal administrative agency with respect to the Employee Plans, including but not limited to any notices required by Section 204(h), Section 606 or Section 4043 of ERISA or Section 4980B of the Code, have been appropriately given.

                    (vii) The IRS has issued a favorable determination letter with respect to each Employee Plan intended to be "qualified" within the meaning of Section 401(a) of the Code that has not been revoked and, to the knowledge of the Company, no circumstances exist that could adversely affect the qualified status of any such plan and the exemption under Section 501(a) of the Code of the trust maintained thereunder. Each Employee Plan intended to satisfy the requirements of Section 125, 501(c)(9) or 501(c)(17) of the Code has satisfied such requirements in all material respects.

                    (viii) With respect to each Employee Plan to which the
               Company or any ERISA Affiliate made, or was required to make, contributions on behalf of any Employee during the five-year period ending on the last day of the most recent plan year end prior to the Closing Date, (a) no liability under Title IV or
               Section 302 of ERISA has been incurred by the Company or any ERISA Affiliate that has not been satisfied in full, and (b) to the knowledge of the Company, no condition exists that presents a material risk to the Company or any ERISA Affiliate of incurring any such liability, other than liability for premiums due to the PBGC and (c) the present value of accrued benefits under such plan, based upon the actuarial assumptions used for funding purposes in the most recent actuarial report prepared by such plan's actuary with respect to such plan did not exceed, as of its latest valuation date, the then current value of the assets of such plan allocable to such accrued benefits. No Employee Plan or any trust established thereunder has incurred any "accumulated funding deficiency" (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, as of the last day of the most recently ended fiscal year.

                    (ix) No Employee Plan provides medical, surgical, hospitalization, death or similar benefits (whether or not insured) for Employees for periods extending beyond their retirement or other termination of service, other than (i) coverage mandated by Section 4980B of the Code, Section 601 of ERISA or other applicable law, (ii) death benefits under any "pension plan," (iii) benefits the full cost of which is borne by the Employee (or his beneficiary) or (iv) Employee Plans that can be amended or terminated by the Company without consent. The Company does not have any current or projected liability with respect to post-employment or post-retirement welfare benefits for retired, former, or current Employees of the Company.

                    (x) No material amounts payable under the Employee Plans will fail to be deductible for Federal income tax purposes by virtue of Section 162(m) of the Code.

                    (xi) To the extent that the Company or any of its subsidiaries is deemed to be a fiduciary with respect to any Plan that is subject to ERISA, the Company or such subsidiary (1) during the past five years has complied with the requirements of ERISA and the Code in the performance of its duties and responsibilities with respect to such employee benefit plan and
               (2) has not knowingly caused any of the trusts for which it serves as an investment manager, as defined in Section 3(38) of ERISA, to enter into any transaction that would constitute a "prohibited transaction" under Section 406 of ERISA or Section 4975 of the Code, with respect to any such trusts, except for transactions that are the subject of a statutory or administrative exemption.

                    (xii) No person will be entitled to a "gross up" or other similar payment in respect of excise taxes under Section 4999 of the Code with respect to the transactions contemplated by this Agreement.

                    (xiii) None of the Employee Plans have been completely or
               partially terminated and none has been the subject of a "reportable event" as that term is defined in Section 4043 of ERISA (other than events for which the 30-day notice to the PBGC has been waived). No proceeding by the PBGC to terminate any Employee Plan pursuant to Title IV of ERISA has been instituted or, to the knowledge of the Company, threatened. No amendment has been adopted which would require the Company or any ERISA Affiliate to provide security pursuant to Section 307 of ERISA or Section 401(a)(29) of the Code.

                    (xiv) USI Consulting Group, Inc. is a licensed actuarial
               consultant.

               (l)  Labor Matters.

                    (i) With respect to Employees of the Company and its subsidiaries: (i) to the knowledge of the Company, no senior executive or key Employee has any plans to terminate employment with the Company or any of its subsidiaries; (ii) there is no unfair labor practice charge or complaint against the Company or any of its subsidiaries pending or, to the knowledge of the Company or any of its subsidiaries, threatened before the National Labor Relations Board or any other comparable Governmental Entity; (iii) there is no demand for recognition made by any labor organization or petition for election filed with the National Labor Relations Board or any other comparable Governmental Entity; (iv) no grievance or any arbitration proceeding arising out of or under collective bargaining agreements is pending and, to the knowledge of Company or any of its subsidiaries, no claims therefor have been threatened other than grievances or arbitrations incurred in the ordinary course of business; (v) the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and thereby will not give rise to termination of any existing collective bargaining agreement or permit any labor organization to commence or initiate any negotiations in respect of wages, hours, benefits, severance or working conditions under any such existing collective bargaining agreements; and (vi) there is no litigation, arbitration proceeding, governmental investigation, administrative charge, citation or action of any kind pending or, to the knowledge of the Company, proposed or threatened against the Company relating to employment, employment practices, terms and conditions of employment or wages, benefits, severance and hours.

                    (ii) There is no labor dispute, strike, work stoppage or lockout, or, to the knowledge of the Company or any of its subsidiaries, threat thereof, by or with respect to any employee of the Company or any of its subsidiaries.

                    (iii) None of the Company or any of its subsidiaries has any collective bargaining relationship or duty to bargain with any "Labor Organization" (as such term is defined in Section 2(5) of the National Labor Relations Act, as amended), and none of the Company nor any of its subsidiaries has recognized any labor organization as the collective bargaining representative of any of its employees.

                    (iv) Section 3.1(l)(iv) of the Company Disclosure Schedule lists the name, accrued vacation, the place of employment, the current annual salary rates, bonuses, deferred or contingent compensation, "golden parachute" and other like benefits paid or payable (in cash or otherwise) in each of the fiscal years ended December 29, 2001 and December 28, 2002, the date of employment, title and job function of each current salaried Employee whose total annual compensation exceeds $100,000, officer and director of the Company and of each current consultant or agent of the Company whose total annual compensation for services provided exceeds $100,000 who is employed or otherwise engaged by the Company. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and thereby will not (i) result in any payment (including severance, unemployment compensation, tax gross-up, bonus or otherwise) becoming due to any current or former director, employee or independent contractor of the Company or any of its subsidiaries, from the Company or any of its subsidiaries under any Plan, (ii) materially increase any benefits otherwise payable under any Plan, or (iii) result in the acceleration of the time of payment, exercise or vesting of any such benefits.

                    (v) Section 3.1(l)(v) of the Company Disclosure Schedule sets forth all contracts, agreements, plans or arrangements covering any Employee of the Company or its subsidiaries containing "change of control," "stay-put," transition, retention, severance or similar provisions, and sets forth the names and titles of all such Employees, the amounts payable under such provisions, whether such provisions would become payable as a result of the Merger and the transactions contemplated by this Agreement, and when such amounts would be payable to such Employees, all of which are in writing, have heretofore been duly approved by the Company's Board of Directors or the compensation committee thereof, and true and complete copies of all of which have heretofore been delivered to Parent. Other than as set forth in Section 3.1(l)(v) of the Company Disclosure Schedule, there are no contracts, agreements, plans or arrangements (oral or written) covering any Employee of the Company or its subsidiaries with "change of control," "stay-put," severance or similar provisions. There is no contract, agreement, plan or arrangement (oral or written) covering any Employee of the Company that individually or collectively could give rise to the payment of any amount that would not be deductible pursuant to the terms of
               Section 280G of the Code. Neither the Company nor any ERISA Affiliate has incurred any liability under the Worker Adjustment and Retraining Act or any similar state law relating to employment termination in connection with a mass layoff, plant closing or similar event.

               (m) Environmental Matters. Except for such matters which would not, individually or in the aggregate, reasonably be expected to result in a material adverse effect on the Company and are listed in Section 3.1(m) of the Company Disclosure Schedule:

                    (i) the Company has obtained all permits, approvals and authorizations required under Environmental Laws (hereinafter "Environmental Permits"), and is and has been in compliance with all requirements under such Environmental Permits and Environmental Laws;

                    (ii) there are no present or past Releases (1) at any properties currently owned or operated by the Company, (2) at any properties formerly owned or operated by the Company that are attributable to the operations of the Company,

               (3) at any facility that received Hazardous Substances generated by the Company or (4) exposure of any persons from a Release attributable to the operations of the Company that has or would reasonably be expected to form the basis of any assertion of any claim under Environmental Laws, against the Company;

                    (iii) no Lien has been placed or threatened to be placed upon any of the current or, to the Company's knowledge, past Company Properties under any Environmental Law that is attributable to the operations of the Company;

                    (iv) there has been no environmental investigation, study, audit, test, review or other analysis conducted in relation to any of the current operations or Company Properties or any other operations or properties or facilities of the Company or its subsidiaries, now or to the Company's knowledge, previously owned or leased by the Company, which is in the possession or control of the Company and has not been delivered to the Parent at least ten (10) days prior to the date hereof;

                    (v) no Environmental Law imposes any obligation upon the Company arising out of or as a condition to any transaction contemplated by this Agreement, including any requirement to modify or transfer any Environmental Permits, any requirement to file any notice or other submission with a Governmental Entity, the placement of any notice, restriction, acknowledgment or covenant in any land records, or the modification of or provision of notice under any agreement, consent order or consent decree;

                    (vi) the Company has not entered into or agreed to, nor does any of them contemplate entering into, any consent decree or order in respect of the business of the Company or its subsidiaries, or any of the Company Properties, and none of them is subject to any court order relating to compliance with, or addressing the presence of Hazardous Substances on or under, any Environmental Laws in respect of the business of the Company, or any of the Company Properties;

                    (vii) no underground storage tanks, Hazardous Substances, asbestos-containing materials or polychlorinated biphenyls are present on the Company Properties in a condition which materially violates applicable Environmental Laws;

                    (viii) with respect to the Company Properties and any other property formerly owned, used or operated by the Company, the Company has neither received nor has knowledge of any basis for
               (i) any written notice, citation, summons, complaint or order from any Governmental Entity alleging a material violation of any Environmental Law attributable to the operations of the Company,
               (ii) any notice, citation, summons, complaint or order from any Governmental Entity alleging failure of the business of the Company to obtain any Environmental Permits; and

                    (ix)   in addition, the Company has no knowledge of:

                           (A) any violation of or liability under any
               Environmental Laws or Environmental Permits attributable to the operations of the Company;

                           (B) as of the date hereof, the institution, pendency
               or threat of any suit, action, claim or proceeding in connection with any violation or liability under any Environmental Laws or Environmental Permits attributable to the operations of the Company; or

                           (C) any request, claim, suit or requirement seeking
               payment for, response to, or remediation of Hazardous Substances at or arising from any of the Company Properties, or other properties formerly owned or operated by the Company attributable to the operations of the Company, or at properties used for the storage, transportation or disposal of Hazardous Substances generated by the Company.

                    (x) In addition, the Company makes the following special respresentations:

                           (A) The Company no longer owns or has any interest in
               the facility known as 110 North Bypass or 620 River Falls Street, Andalusia, Alabama 36420 and which is fully described in legal terms in Exhibit A to the agreement for the sale and purchase of project dated June 14, 1993 between the Company and Cluett, Peabody & Co., Inc. (the "Facility");

                           (B) The Company has no knowledge, has received no
               notice and otherwise is not aware of any action, fact, event or circumstance regarding, or that reasonably could be likely to form the basis of, any litigation, proceeding or claim (or any threat thereof) regarding or referencing material violations of Environmental Laws or any liability relating to Releases of Hazardous Substances at the Facility; and

                           (C) To the Company's knowledge, during the time the
               Company owned the Facility, the Facility's environmental condition complied in all material respects with Environmental Laws, and the Company has not received any notice and is not aware of any action, fact, event or circumstance to the contrary.

                    (xi)   As used in this Agreement:

                           (A) "Environmental Laws" shall mean any and all
               binding and applicable local, municipal, state, federal or international law, statute, treaty, directive, decision, judgment, award, regulation, decree, rule, code of practice, guidance, order, direction, consent, authorization, permit or similar requirement, approval or standard concerning (1) occupational, consumer and/or public health and safety, and/or
               (2) environmental matters (including clean-up standards and practices), with respect to buildings, equipment, soil, sub-surface strata, air, surface water, or ground water, whether set forth in applicable law or applied in practice, whether to facilities such as those of the Company Properties in the jurisdictions in which the Company Properties are located or to facilities such as those used for the transportation, storage or disposal of Hazardous Substances generated by the Company and/or its subsidiaries or otherwise.

                           (B) "Hazardous Substances" shall mean any and all
               dangerous substances, hazardous substances, toxic substances, radioactive substances, hazardous wastes, special wastes, controlled wastes, oils, petroleum and petroleum products, hazardous chemicals and any other materials which are regulated by the Environmental Laws or otherwise found or determined to be potentially harmful to human health or the environment.

                           (C) "Release" shall mean any spilling, leaking,
               pumping, emitting, emptying, discharging, injecting, escaping, leaching, migrating, dumping or disposing of Hazardous Substances (including the abandonment or discarding of barrels, containers or other closed receptacles containing Hazardous Substances) into the environment.

                    As used in this Section 3.1(m) only (and for no other
               purpose of this Agreement), the term "Company" shall be deemed to mean the Company and each of its subsidiaries, together with all predecessors-in-interest thereto, whether by operation of law, assignment, sale, purchase, transfer or otherwise.

               (n)  Intellectual Property.

                    (i) Section 3.1(n) (i) of the Company Disclosure Schedule sets forth, for the Intellectual Property (as defined below) owned by the Company or any of its subsidiaries, a complete and accurate list of all U.S. and foreign (A) patents and patent applications, (B) trademark or service mark registrations and applications, (C) copyright registrations and applications, and
               (D) Internet domain names. The Company or one of its subsidiaries owns or has the valid right to use all patents and patent applications, trademarks, service marks, trademark or service mark registrations and applications, trade names, logos, designs, Internet domain names, slogans and general intangibles of like nature, together with all goodwill related to the foregoing, copyrights, copyright registrations, renewals and applications, Software (as defined below), technology, trade secrets and other confidential information, know-how, proprietary processes, formulae, algorithms, models and methodologies, licenses, agreements and all other proprietary rights (collectively, the "Intellectual Property"), used in the business of the Company as it currently is conducted. "Software" means any and all (A) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, (B) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (C) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing,
               (D) the technology supporting and content contained on any owned or operated Internet site(s), and

               (E) all documentation, including user manuals and training materials, relating to any of the foregoing.

                    (ii) All of the Intellectual Property owned by the Company or one of its subsidiaries is free and clear of all Liens. The Company or one of its subsidiaries is listed in the records of the appropriate United States, state or foreign agency as, the sole owner of record for each application and registration listed in Section 3.1(n) (i) of the Company Disclosure Schedule.

                    (iii) All of the registrations listed in Section 3.1(n) (i) of the Company Disclosure Schedule are valid, subsisting, enforceable, in full force and effect, and have not been cancelled, expired, abandoned or otherwise terminated and all renewal fees in respect thereof have been duly paid and are currently in compliance with all formal legal requirements (including the timely post-registration filing of affidavits of use and incontestability and renewal applications). There is no pending or, to the Company's knowledge, threatened opposition, interference, invalidation or cancellation proceeding before any court or registration authority in any jurisdiction against the registrations and applications listed in Section 3.1(n) (i) of the Company Disclosure Schedule or, to the Company's knowledge, against any other Intellectual Property used by the Company or its subsidiaries.

                    (iv) The conduct of the Company's and its subsidiaries' business as currently conducted or planned by the Company to be conducted does not, in any material respect, infringe upon (either directly or indirectly such as through contributory infringement or inducement to infringe), dilute, misappropriate or otherwise violate any Intellectual Property owned or controlled by any third party.

                    (v) To the Company's knowledge, no third party is misappropriating, infringing, diluting, or violating any Intellectual Property owned by or licensed to or by the Company or its subsidiaries and no such claims have been made against a third party by the Company or its subsidiaries.

                    (vi) Each material item of Software, which is used by the Company or its subsidiaries in connection with the operation of their businesses as currently conducted, is either (A) owned by the Company or its subsidiaries, (B) currently in the public domain or otherwise available to the Company without the need of a license, lease or consent of any third party, or (C) used under rights granted to the Company or its subsidiaries pursuant to a written agreement, license or lease from a third party.

               (o) Insurance Matters. The Company and its subsidiaries have all material primary, excess, reinsurance and umbrella policies of general liability, casualty, property, fire, workers' compensation, products liability, completed operations, employers, liability, health, bonds, earthquake, flood and other forms of insurance providing insurance coverage that is customary in amount and scope for other companies in the industry in which the Company and its subsidiaries operate, are in full force and effect on the date hereof and shall be kept in full force and effect by the Company through the Effective Time. All such policies, considered collectively with other such policies providing the same type of coverage, are sufficient for compliance with all requirements of law and are sufficient for compliance in all material respects with all requirements under agreements, plans, commitments and leases to which the Company and its subsidiaries is a party. With respect to all such policies that are individually or in the aggregate material to the Company or its subsidiaries, all premiums currently payable or previously due and payable with respect to all periods up to and including the Effective Time have been paid to the extent such premiums are due and payable on or prior to the date hereof and, with respect to premiums not due or payable at or prior to the date hereof, subject to Section 4.1 of this Agreement, all premiums due and payable prior to the Effective Time, will have been paid prior to the Effective Time and no notice of cancellation or termination has been received with respect to any such policy.

               (p) Information Supplied. Neither this Agreement, the Company Disclosure Schedule nor any other document, schedule, exhibit, certificate or instrument provided by the Company or any of the Company's subsidiaries or any of their respective employees or agents to Parent in connection with the transactions contemplated hereby contains an untrue statement of a material fact or omits to state a material fact necessary to make the statements contained therein, not misleading. None of the information supplied or to be supplied by the Company in writing specifically for inclusion or incorporation by reference in (i) the Form S-4 will, at the time the Form S-4 becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, not misleading or (ii) the Joint Proxy Statement will, at the date it is first mailed to the Company's and Parent's respective stockholders and at the time of the Company Stockholders Meeting and Parent Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by the Company with respect to statements made based on information supplied by Parent specifically for inclusion or incorporation by reference in the Form S-4 or Joint Proxy Statement. The Joint Proxy Statement, as it relates to the Company Stockholders Meeting, will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder.

               (q) Transactions with Affiliates. There are no outstanding amounts payable to or receivable from, or advances by the Company or any of its subsidiaries to, and neither the Company nor any of its subsidiaries is otherwise a creditor of or debtor to, any stockholder, director, Employee or affiliate of the Company or any of its subsidiaries, other than as part of the normal and customary terms of such persons' employment or service as a director with the Company or any of its subsidiaries. Neither the Company nor any subsidiary of the Company is a party to any transaction or agreement with any affiliate, stockholder, director or executive officer of the Company or any of its subsidiaries or any material transaction or agreement with any Employee other than executive officers.

               (r) Voting Requirements. The affirmative vote (in person or by duly authorized and valid proxy at the Company Stockholders Meeting) of the holders of a majority of the outstanding shares of Company Common Stock in favor of the adoption of this Agreement (the "Company Stockholder Approval") is the only vote of the holders of any class or series of the Company's capital stock required by applicable law (including, without limitation, the DGCL) and the Company's organizational instruments to duly effect such adoption.

               (s) Opinion of Financial Advisor. The Board of Directors of the Company has received the opinion of Stone Ridge Partners LLC (the "Company Financial Advisor"), to the effect that, as of the date hereof, the Merger Consideration is fair to holders of Company Common Stock, from a financial point of view, and such opinion has not been withdrawn, revoked or modified. A true and complete copy of such opinion shall be delivered to Parent promptly after the date hereof.

               (t) Brokers. Except for the Company Financial Advisor, whose fees in connection with the Merger and the transactions contemplated by this Agreement shall not exceed the amount set forth on Section 3.1(t) of the Company Disclosure Schedule, no broker, investment banker, financial advisor, finder, consultant or other person is entitled to any broker's, finder's, financial advisor's or other similar fee, compensation or commission, however and whenever payable, in connection with the Merger and the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. The Company has delivered to Parent complete and correct copies of such arrangements and agreements which are set forth as part of the Company Disclosure Schedule.

               (u) Takeover Laws. The Company has taken (or caused to have been taken) and has done (or caused to have been done) all actions and things necessary to make this Agreement, the Merger and all of the transactions contemplated hereby and thereby, exempt from or otherwise not subject to the provisions of any "change-in-control," "fair price," "interested stockholder," "business combination," "control share acquisition," "moratorium," "vote sterilization" and "pre-merger notification" (other than pursuant to the HSR Act which is not covered by this Section 3.1(u)) and all other anti-takeover laws (including, without limitation, Section 203 of the DGCL) (collectively, "State Takeover Laws").

               (v) Rights Agreement. The Company and Mellon Investor Services LLC, in its capacity as Rights Agent, have duly amended the Rights Agreement with respect to the Rights to purchase Junior Preferred Stock, which Rights have been issued and presently are associated with and represented by certificates evidencing the Company Common Stock, to render the Rights Agreement inapplicable to this Agreement, the Merger and the transactions contemplated hereby and thereby (including, without limitation, in connection with this Agreement, the Merger and the transactions contemplated hereby and thereby) to ensure that (i) none of the Parent, Merger Sub or any of their respective affiliates or subsidiaries shall become or be deemed to be an "Acquiring Person" or an "Interested Stockholder" (as such terms are defined in the Rights Agreement), and (ii) no "Distribution Date," "Shares Acquisition Date" or "Triggering Event" (as such terms are defined in the Rights Agreement) shall occur, and that the Rights shall not detach or separate from the associated underlying shares of Company Common Stock or provide the holders thereof the right to acquire any securities of any person, or any interest therein or right thereto, in each case as a result of (x) the execution, delivery or performance of this Agreement or the consummation of the Merger and the transactions contemplated hereby or thereby, or (y) the public announcement thereof (the amendments referred to above being hereinafter collectively referred to as, the "Rights Agreement Amendments"). Other than as set forth in this Section 3.1(v), the Rights Agreement, as so amended, has not been further amended or modified, and shall not be further amended or modified, except as may be requested by the Parent or the Merger Sub to effectuate the provisions of this Section 3.1(v). Complete and correct copies of the Rights Agreement and all amendments thereto (including the Rights Agreement Amendments), have been provided to the Parent and Merger Sub.

               (w)  Real Property.

                    (i) (A) Section 3.1(w)(i)(A) of the Company Disclosure Schedule sets forth a complete list of all real property owned by the Company or its subsidiaries as of the date hereof (individually, an "Owned Property" and collectively, the "Owned Properties") as well as all contracts, agreements or options to acquire other real property, or to sell or lease Owned Property, in each case binding on the Company or any of its subsidiaries, and (B) Section 3.1(w)(i)(B) of the Company Disclosure Schedule sets forth a complete list of all real property leased, subleased, or otherwise occupied or used by the Company and its Subsidiaries as lessee (individually, a "Leased Property" and collectively, the "Leased Properties") . The Leased Properties, together with the Owned Properties are referred to herein individually as a "Company Property" and collectively as the "Company Properties". Section 3.1(w)(i)(C) of the Company Disclosure Schedule sets forth a complete list of all leases and subleases granting to any person (other than the Company or its subsidiaries) any right to occupy or use the Company Properties or any portion thereof (individually, a "Space Lease" and collectively, the "Space Leases").

                    (ii) Owned Properties. The Company and its subsidiaries have good, marketable and insurable fee simple title to all Owned Properties and all buildings, structures and other improvements located thereon, free and clear of all Liens, other than the following permitted Liens ("Permitted Liens")

                           (A) Any Lien reflected (A) on the Company's and its
               subsidiaries' title reports and (B) in Section 3.1(w)(ii) of the Company Disclosure Schedule;

                           (B) Liens for Taxes not yet due or delinquent or as
               to which there is a good faith dispute and for which there are adequate provisions on the books and records of the Company in accordance with GAAP;

                           (C) with respect to real property, any Lien,
               encumbrance or other title defect which is not in a liquidated amount (whether material or immaterial) and which does not, individually or in the aggregate, interfere materially with the current use or materially detract from the value or marketability of such property (assuming its continued use in the manner in which it is currently used);

                           (D) rights of tenants arising under the Space Leases;
               and

                           (E) inchoate materialmen's, mechanics', carriers',
               workmen's and repairmen's liens arising in the ordinary course and not past due and payable or the payment of which is being contested in good faith by appropriate proceedings.

                    (iii)  Real Property Leases.

                           (A) Either the Company or its subsidiaries have
               valid, binding and enforceable leasehold interests in and to the Leased Properties and all improvements demised pursuant to the leases, licenses and occupancy agreements listed in Section 3.1(w)(iii) of the Company Disclosure Schedule (each, a "Real Property Lease" and collectively, the "Real Property Leases").

                           (B) Each of the Real Property Leases is in full force
               and effect; the Company or a subsidiary thereof holds a valid leasehold interest in, and actual and exclusive possession of, the Leased Properties subject thereto, free and clear of all Liens of any nature whatsoever, except Permitted Liens.

                           (C) Neither the Company nor any of its subsidiaries
               has received any notification that it is in default with respect to any Real Property Leases which default remains uncured.

                           (D) The Company and its subsidiaries are not in
               material breach or default in respect of any Real Property Lease, and to their knowledge no event has occurred which, with due notice or lapse of time or both, could constitute such a material breach or default, except for such obligations, the non-performance of which, and such breaches or defaults, the existence of which, in each case, would not result in a termination or cancellation of any Real Property Lease.

                           (E) The base monthly rents, percentage rents, real
               estate taxes contributions and common area maintenance contributions, due and payable under each Real Property Lease for the month of February 2003, as same may be subject to adjustment pursuant to the terms of each Real Property Lease, are set forth in Section 3.1(w)(iii) of the Company Disclosure Schedule.

                    (iv)   Space Leases.

                           (A) The Company has heretofore delivered to Parent
               true, correct and complete copies of all Space Leases.

                           (B) Each Space Lease is valid, binding and in full
               force and effect.

                    (v) All of the buildings, fixtures and improvements included on or in the Company Properties and owned or leased by the Company and its Subsidiaries are in satisfactory condition and repair for the continued use of the Company Properties in the ordinary course of business consistent with past practices.

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

                    (vi) To the Company's knowledge and without inquiry (i) all certificates of occupancy necessary for the current use and operation of each Company Property have been issued and are in full force and effect, and (ii) the use of the Company Properties is in conformity with such certificates of occupancy in all material respects.

                    (vii) There does not exist any actual or, to the knowledge of the Company, threatened or contemplated condemnation or eminent domain proceedings that affect any Company Property or any material part thereof.

                    (viii) Neither the Company nor any of its subsidiaries holds a contractual right to purchase or acquire any material real estate interest and no person or entity has any option, right of first refusal or other contractual right to acquire title to the Company Properties or any portion thereof or interest therein.

                    (ix) To the Company's knowledge, the current use and occupancy of the Company Properties and the improvements located thereon are not in violation of any material recorded covenants, conditions, restrictions, reservations, easements or agreements affecting the Company Properties.

                    (x) To the Company's knowledge, each improvement located on the Company Properties which is material to its operation has sufficient access to public roads directly or by means of a valid private easement.

                    (xi) All water, gas and other utilities are sufficient to enable the Company Properties to continue to be used and operated in the ordinary course of business consistent with past practices. With respect to the Owned Properties, said utilities either enter the premises through adjoining public streets or, if they pass through adjoining private land, do so in accordance with legal, valid and enforceable permanent public or private easements which will inure to the benefit of the Parent, its successors and assigns.

               (x) Tangible Personal Property. Except as would not materially impair the Company and its operations or the operations of its subsidiaries, the machinery, equipment, furniture, fixtures and other tangible personal property (the "Tangible Personal Property") owned, leased or used by the Company or any of its subsidiaries is in the aggregate sufficient and adequate to carry on their respective businesses in all material respects as presently conducted and is, in the aggregate and in all material respects, in good operating condition and repair, normal wear and tear excepted. The Company and its subsidiaries are in possession of and have good title to, or valid leasehold interests in or valid rights under contract to use, the Tangible Personal Property material to the Company and its subsidiaries, taken as a whole, free and clear of all Liens, other than Permitted Liens.

               (y) Investment Company. Neither the Company nor any of its subsidiaries is an investment company required to be registered as an investment company pursuant to the Investment Company Act.

               (z) Board Approval. Pursuant to meetings duly noticed and convened in accordance with all applicable laws and at each of which a quorum was present, the Board of Directors of the Company, after full and deliberate consideration, unanimously has (i) duly approved this Agreement and resolved that the Merger and the transactions contemplated hereby are fair to, advisable and in the best interests of the Company's stockholders, and (ii) resolved to unanimously make the Company Recommendation, and directed that the Merger be submitted for consideration by the holders of Company Common Stock at the Company Stockholders' Meeting for such purpose.

               (aa) Foreign Corrupt Practices and International Trade Sanctions; Internal Controls.

                    (i) Neither the Company, nor any of its subsidiaries, nor any of their respective directors, officers, agents, employees or any other persons acting on their behalf has, in connection with the operation of their respective businesses, (A) used any corporate or other funds for unlawful contributions, payments, gifts or entertainment, or made any unlawful expenditures relating to political activity to government officials, candidates or members of political parties or organizations, or established or maintained any unlawful or unrecorded funds in violation of Section 104 of the Foreign Corrupt Practices Act or any other similar applicable foreign, federal or state law, (B) paid, accepted or received any unlawful contributions, payments, expenditures or gifts, or (C) violated or operated in noncompliance with any export restrictions, anti-boycott regulations, embargo regulations or other applicable domestic or foreign laws and regulations, except in each case those violations or lack of compliance which would not have a material adverse effect on the Company.

                    (ii) Each of the Company and the subsidiaries maintains accurate books and records reflecting its assets and liabilities and maintains proper and adequate internal accounting controls which provide assurance that (i) transactions are executed with management's authorization; (ii) transactions are recorded as necessary to permit preparation of the consolidated financial statements of the Company and to maintain accountability for the Company's consolidated assets; (iii) access to the Company's assets is permitted only in accordance with management's authorization; (iv) the reporting of the Company's assets is compared with existing assets at regular intervals; and (v) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis. The Company heretofore has provided to Parent complete and correct copies of all certifications filed with the SEC pursuant to Sections 302 and 906 of SOXA and hereby reaffirms, represents and warrants directly to Parent and Merger Sub the matters and statements made in such certificates.

               (bb) Suppliers and Customers.

                    (i) Neither the Company nor any subsidiary has received any notice or has any reason to believe that any significant supplier will not sell raw materials, supplies, merchandise and other goods to the Company or any subsidiary at any time after the Effective Time on terms and conditions substantially similar to those used in its current sales to the Company and the subsidiaries, subject only to general and customary price increases, unless comparable raw materials, supplies, merchandise or other goods are readily available from other sources on comparable terms and conditions.

                           (ii) Neither the Company nor any of its subsidiaries
                  is engaged in any dispute with any significant customer and, to the knowledge of the Company and its subsidiaries, no significant customer has expressed any intention to suspend, terminate, materially limit, reduce, change or otherwise modify its business relations with the Company or any of its subsidiaries (including, without limitation, giving notice of any intention to suspend, terminate, materially limit, reduce or otherwise modify the volume of any purchases or orders from the Company).

                  (cc) Accounts Receivable; Inventory. Subject to GAAP reserves set forth in the unaudited consolidated balance sheet of the Company and its subsidiaries at December 28, 2002 (the "Unaudited Company Balance Sheet"), all inventories, accounts and notes receivable of the Company and its subsidiaries reflected in the Unaudited Company Balance Sheet have arisen in the ordinary course of business and were not subject to any material discount, vendor margin agreements, "high/low" holdbacks, contingency, "make whole," chargebacks, writeoffs, writedowns, "make good", guaranty, return, allowance, claim of offset or recoupment, counterclaim or Liens (other than Permitted Liens). All accounts and notes receivable of the Company and its subsidiaries arising subsequent to the date of the Unaudited Company Balance Sheet through the date of this Agreement arose in the ordinary course of business and are not subject to any material discount, vendor margin agreements, "high/low" holdbacks, contingency, "make whole", chargebacks, writeoffs, writedowns, "make good", guaranty, discount, return, allowance, claim of offset or recoupment, counterclaim or Liens (other than Permitted Liens), except for normal GAAP reserves consistent with past custom and practice. The reserves for doubtful accounts and allowances set forth on the Unaudited Company Balance Sheet and notes are evaluated by the Company quarterly and have been established in accordance with past custom and practice and are substantially adequate to provide for all losses which may be sustained on realization of the accounts receivable shown on the Unaudited Company Balance Sheet. The inventories shown on the Unaudited Company Balance Sheet consisted in all material respects of items of a quantity and quality usable or saleable in the ordinary course of business. All of such inventories were acquired in the ordinary course of business and have been replenished in all material respects in the ordinary course of business consistent with past custom and practice.

         SECTION 3.2 Representations and Warranties of Parent. Except as set forth on the Disclosure Schedule delivered by Parent to the Company prior to the execution of this Agreement which is incorporated by reference in and constitutes an integral part of this Agreement (the "Parent Disclosure Schedule") and making specific reference to the particular subsection(s) of this Agreement to which exception is being taken or as set forth in the Parent's Annual Report on Form 10-K for its fiscal year ended January 31, 2002 and any other periodic Exchange Act reports filed by Parent with the SEC since April 25, 2002 (in which case specific reference thereto shall be made in the Parent Disclosure Schedule), Parent hereby represents and warrants to the Company as follows:

                  (a)    Organization, Standing and Corporate Power.

                         (i) Each of Parent, its subsidiaries and Merger Sub is a corporation or other legal entity duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has the requisite corporate or other power, as the case may be, and requisite authority to carry on its business as presently being conducted. Each of Parent and its subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except for those jurisdictions where the failure to be so qualified or licensed or to be in good standing individually or in the aggregate would not reasonably be expected to have a material adverse effect on Parent or the applicable subsidiary.

                         (ii) Merger Sub is a newly formed corporation with no
                  material assets or liabilities, except for liabilities arising under this Agreement. Merger Sub will not conduct any business or activities other than the issuance of its capital stock to Parent prior to the Merger.

                  (b) Capital Structure. The authorized capital stock of Parent consists of 30,000,000 shares of common stock, $.01 par value (the "Parent Common Stock"), and 1,000,000 shares of preferred stock, par value $0.01 per share, of Parent ("Parent Authorized Preferred Stock"). As of January 30, 2003:
(i) 6,425,641 shares of Parent Common Stock were issued and outstanding; (ii) no shares of Parent Common Stock were held by Parent in its treasury; (iii) no shares of Parent Common Stock were held by subsidiaries of Parent; (iv) approximately 2,500,000 shares of Parent Common Stock were reserved for issuance pursuant to the stock-based plans identified in Section 3.2(b) of the Parent Disclosure Schedule (such plans, collectively, the "Parent Stock Plans"), of which approximately 1,488,634 shares are subject to outstanding employee stock options or other rights to purchase or receive Parent Common Stock granted under the Parent Stock Plans (collectively, "Parent Employee Stock Options"); and (v) no shares of Parent Common Stock are reserved for issuance pursuant to convertible securities. All outstanding shares of capital stock of Parent are, and all shares thereof which may be issued pursuant to this Agreement or otherwise will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive or any similar rights. Except as set forth in this Section 3.2(b) and except for changes since January 30, 2003 resulting from the issuance of shares of Parent Common Stock pursuant to the Parent Stock Plans or Parent Employee Stock Options and other rights referred to in this Section 3.2(b), as of the date hereof, (x) there are not issued, reserved for issuance or outstanding (A) any shares of capital stock or voting securities or other ownership interests of Parent, (B) any securities of Parent or any Parent subsidiary convertible into or exchangeable or exercisable for shares of capital stock or voting securities or other ownership interests of Parent, (C) any warrants, calls, options or other rights to acquire from Parent or any Parent subsidiary, and any obligation of Parent or any Parent subsidiary to issue, any capital stock, voting securities or securities convertible into or exchangeable or exercisable for capital stock or voting securities or other ownership interests of

Parent, and (y) there are no outstanding obligations of Parent or any Parent subsidiary to repurchase, redeem or otherwise acquire any such securities or to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities. There are no outstanding (A) securities of Parent or any Parent subsidiary convertible into or exchangeable or exercisable for shares of capital stock or other voting securities or other ownership interests in any Parent subsidiary, (B) warrants, calls, options or other rights to acquire from Parent or any Parent subsidiary, and any obligation of Parent or any Parent subsidiary to issue, any capital stock, voting securities or other ownership interests in, or any securities convertible into or exchangeable or exercisable for any capital stock, voting securities or ownership interests in, any Parent subsidiary or (C) obligations of Parent or any Parent subsidiary to repurchase, redeem or otherwise acquire any such outstanding securities of Parent subsidiaries or to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities. Except for the Voting Agreement, there are no voting trusts or other agreements or understandings to which the Parent or any of its subsidiaries is a party or, to the knowledge of Parent, any Major Shareholder is a party, with respect to the voting of the capital stock of Parent or any of the subsidiaries.

               (c) Authority; Noncontravention. Each of Parent and Merger Sub has all requisite corporate power and authority to enter into this Agreement and, subject, in the case of the issuance of the Parent Common Stock in the Merger, to the Parent Stockholder Approval, to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub, respectively, subject, in the case of the issuance of the Parent Common Stock in the Merger, to the Parent Stockholder Approval. This Agreement has been duly executed and delivered by each of Parent and Merger Sub, and, assuming the due authorization, execution and delivery hereof by the Company, constitutes the legal, valid and binding obligations of Parent and Merger Sub, respectively, enforceable against Parent and Merger Sub, respectively, in accordance with their terms, except that
(i) such enforceability may be subject to applicable bankruptcy, insolvency, fraudulent conveyance or other similar laws now or hereafter in effect affecting creditors' rights and remedies generally and (ii) the availability of the remedy of specific performance or injunction or other forms of equitable relief may be subject to equitable defenses and could be subject to the discretion of the courts for which any proceeding therefor may be brought.

               The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby and compliance with the provisions of this Agreement will not, conflict with, or result in any violation, forfeiture or termination of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of forfeiture, termination, cancellation or acceleration (with or without notice or lapse of time, or both) of any obligation or loss of a benefit or, in the case of clause
(iii) below, any material obligation or loss of a material benefit, under, or result in the creation or imposition of any Lien upon any of the properties or assets of Parent or any of its subsidiaries under, (i) the certificate of incorporation or by-laws of Parent, (ii) the certificate of incorporation or by-laws of the comparable organizational documents of any of its significant subsidiaries or Merger Sub, (iii) any loan or credit agreement, note, bond, mortgage, indenture, lease, vendor agreement, capital lease, software agreement, permit, concession, franchise, license or other agreement or instrument or similar authorization applicable to Parent or any of its subsidiaries or their respective properties or assets or (iv) subject to the governmental filings and other matters referred to in the following sentence, any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Parent or any of its subsidiaries or their respective properties or assets, other than, in the case of clause (iv), any such conflicts, violations, defaults, rights, losses or Liens that individually or in the aggregate would not (x) reasonably be expected to have a material adverse effect on Parent or (y) reasonably be expected to materially impair or materially delay the ability of Parent or Merger Sub to perform its obligations under this Agreement.

               No consent, approval, order or authorization of, action by, or in respect of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Parent or any of its subsidiaries in connection with the execution and delivery of this Agreement by Parent and Merger Sub or the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement, except for (1) the filing of a pre-merger notification and report form by Parent under the HSR Act; (2) the filings with the SEC of (A) the Form S-4 and the Joint Proxy Statement and (B) such reports under the Exchange Act as may be required in connection with the Merger, this Agreement and the transactions contemplated by this Agreement; (3) the filing of the Certificate of Merger with the Secretary and such filings with Governmental Entities to satisfy the applicable requirements of the laws of states in which Parent and its subsidiaries are qualified or licensed to do business or state securities or "blue sky" laws; and (4) such filings with and approvals of Nasdaq to permit the shares of Parent Common Stock to be issued in the Merger to be qualified for listing on Nasdaq, subject to official notice of issuance.

               (d) Parent Documents. Since January 31, 2000, Parent has timely filed (giving effect for this purpose to permissible extensions pursuant to Rule 12b-25 under the Exchange Act, to the extent the filing deadline as so extended was satisfied) all reports, schedules, forms, information statements and other documents (including exhibits) required to be filed by Parent with the SEC (together with all certifications required pursuant to SOXA, the "Parent SEC Documents"). As of their respective filing dates, (i) the Parent SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Parent SEC Documents, and (ii) no Parent SEC Documents, as of their respective dates, except as amended or supplemented by a subsequently filed Parent SEC Document, contained, and no Parent SEC Document filed subsequent to the date hereof will contain as of their respective dates, any untrue statement of a material fact or omitted, and no Parent SEC Document filed subsequent to the date hereof will omit as of their respective dates, to state a material fact required to be stated therein or necessary to make the statements therein (in the case of registration statements of the Parent under the Securities Act, in light of the circumstances under which they were made) not misleading.

               The financial statements of Parent included in the Parent SEC Documents (including the related notes) complied as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by Quarterly Report Form l0-Q of the SEC) applied on a consistent basis during the periods and at the dates involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial condition of Parent and its subsidiaries at the dates thereof and the consolidated results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to notes and normal year-end audit adjustments that were not, or with respect to any such financial statements contained in any Parent SEC Documents to be filed subsequently to the date hereof are not reasonably expected to be, material in amount or effect). Except (A) as reflected in Parent's unaudited balance sheet as of October 31, 2002 or liabilities described in any notes thereto (or liabilities for which neither accrual nor footnote disclosure is required pursuant to GAAP) or (B) for liabilities incurred in the ordinary course of business since October 31, 2002 consistent with past practice or in connection with this Agreement or the transactions contemplated hereby, neither Parent nor any of its subsidiaries has any material liabilities or obligations of any nature. Deloitte & Touche LLP, who have expressed their opinion with respect to the financial statements of the Parent and its subsidiaries included in Parent SEC Documents (including the related notes), are independent public or certified public accountants as required by the Securities Act and the Exchange Act.

               Each of the Parent, its directors and its senior financial officers has consulted with the Parent's independent auditors and with the Parent's outside counsel with respect to, and (to the extent applicable to the Parent) is familiar in all material respects with all of the requirements of, SOXA. The Parent is in compliance with the provisions of SOXA applicable to it as of the date hereof and has implemented such programs and has taken reasonable steps, upon the advice of the Parent's independent auditors and outside counsel, respectively, to ensure Parent's future compliance (not later than the relevant statutory and regulatory deadlines therefor) with all provisions of SOXA which shall become applicable to the Parent after the date hereof. All financial projections and forecasts heretofore furnished to the Company were prepared by the Parent's management in good faith on the basis of reasonable assumptions (based on the best information and estimates currently available to management when made).

               (e) Information Supplied. Neither this Agreement, the Parent Disclosure Schedule nor any other document, schedule, exhibit, certificate or instrument provided by the Parent, any of the Parent's subsidiaries, Merger Sub or any of their respective employees or agents to the Company in connection with the transactions contemplated hereby contains an untrue statement of a material fact or omits to state a material fact necessary to make the statements contained therein, not misleading. None of the information supplied or to be supplied by Parent specifically for inclusion or incorporation by reference in
(i) the Form S-4 will, at the time the Form S-4 becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or (ii) the Joint Proxy Statement will, at the date it is first mailed to the Company's and Parent's respective stockholders and at the time of the Company Stockholders Meeting and Parent Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, in either case, no representation or warranty is made by Parent with respect to statements made or incorporated by reference therein based on information supplied by the Company specifically for inclusion or incorporation by reference in the Form S-4 or Joint Proxy Statement. The Form S-4 will comply as to form in all material respects with the requirements of the Securities Act and the rules and regulations thereunder, and the Joint Proxy Statement, as it relates to the Parent Stockholders Meeting, will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder.

               (f) Brokers. Except for Sawaya Segalas & Co., LLC, no broker, investment banker, financial advisor, finder, consultant or other person is entitled to any broker's, finder's, financial advisor's or other similar fee, compensation or commission, however and whenever payable, in connection with the Merger and the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Merger Sub.

               (g)   Compliance with Applicable Laws.

                     (i) Each of Parent and its subsidiaries is, and since January 31, 2000 has been, in compliance in all material respects with all applicable statutes, laws, regulations, ordinances, permits, rules, writs, judgments, orders, decrees or arbitration awards of any Governmental Entity applicable to Parent.

                     (ii) Neither Parent nor any of its subsidiaries is subject to any outstanding Restraint or is a party to any commitment letter or similar undertaking to, or, except as would not have a material adverse effect on Parent, is subject to any order or directive by, or is a recipient of any supervisory letter from or has adopted any resolutions at the request of any Governmental Entity that restricts in any respect the conduct of its business or, except as would not have a material adverse effect on Parent, that in any manner currently relates to its policies, its management or its business currently (each, a "Parent Regulatory Agreement"), nor has Parent or any of its subsidiaries or affiliates (A) to Parent's knowledge, been advised since January 31, 2002 by any Governmental Entity that it is considering issuing or requesting any Parent Regulatory Agreement or (B) have knowledge of any pending or threatened regulatory investigation.

                     (iii) Except for filings with the SEC and filings with
               respect to Taxes, which are the subject of Sections 3.2(d) and 3.2(p), respectively, and not covered by this Section 3.2(g)(iii), the Parent and each of its subsidiaries have timely filed all regulatory reports, schedules, forms, registrations and other documents, together with any amendments required to be made with respect thereto, that they were required to file since January 31, 2000 with each Governmental Entity (the "Other Parent Documents"), and have timely paid all fees and assessments due and payable in connection therewith, except where the failure to make such payments and filings individually or in the aggregate would not have a material adverse effect on the Parent. There is no material unresolved violation or exception by any of such Governmental Entities with respect to any report or statement relating to any examinations of the Parent or any of its subsidiaries. No Other Parent Documents, as of their respective dates, except as amended or supplemented by an Other Parent Document filed prior to the date hereof, contained, and no Other Parent Documents filed subsequent to the date hereof will contain as of their respective dates, any untrue statement of a material fact or omitted, and no Other Parent Documents filed subsequent to the date hereof will omit as of their respective dates, to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The Parent has delivered or made available to Parent a true and complete copy of each material Other Parent Document.

               (h) Absence of Litigation. There are no pending or, to Parent's knowledge, threatened litigations, actions, suits, proceedings, investigations or arbitrations with respect to Parent or any of its subsidiaries or any of their respective properties that would result in a material adverse effect on Parent.

               (i) Absence of Certain Changes. Except for liabilities incurred in connection with this Agreement or the transactions contemplated hereby, and except as disclosed in the Parent SEC Documents filed and publicly available prior to the date hereof, since January 31, 2002, (A) there has not been any material adverse change in Parent or any event which either individually or when aggregated with other event(s) has or reasonably would be expected to have a material adverse effect on Parent and its subsidiaries taken as a whole or (B) there are not, to Parent's knowledge, any facts, circumstances or events that make it reasonably likely that Parent will not be able to fulfill its obligations under this Agreement in all material respects.

               (j) Board Approval. Pursuant to meetings duly noticed and convened in accordance with all applicable laws and at each of which a quorum was present, the Board of Directors of Parent, after full and deliberate consideration, unanimously has (i) duly adopted this Agreement and resolved that the Merger and the transactions contemplated hereby are in the best interests of Parent's stockholders, and (ii) resolved unanimously to recommend to all of Parent's stockholders that they affirmatively vote to approve the issuance of Parent Common Stock in the Merger at the Parent Stockholders Meeting. The Board of Directors of Merger Sub unanimously has duly approved this Agreement and has determined that the Merger is advisable.

               (k) Voting Requirements. The affirmative vote (in person or by duly authorized and valid proxy) at the Parent Stockholders Meeting of the holders of a majority of the total votes cast on the proposal to approve the issuance of Parent Common Stock pursuant to the Merger and the transactions contemplated by this Agreement (the "Parent Stockholder Approval") is the only vote of the holders of any class or series of the Parent's capital stock required by applicable law (including the rules and regulations and listing requirements of Nasdaq) and the Parent's organizational instruments to effect such approval.

               (l) Foreign Corrupt Practices and International Trade Sanctions; Internal Controls. (i) Neither the Parent, nor any of its subsidiaries, nor any of their respective directors, officers, agents, employees or any other persons acting on their behalf has, in connection with the operation of their respective businesses, (A) used any corporate or other funds for unlawful contributions, payments, gifts or entertainment, or made any unlawful expenditures relating to political activity to government officials, candidates or members of political parties or organizations, or established or maintained any unlawful or unrecorded funds in violation of Section 104 of the Foreign Corrupt Practices Act or any other similar applicable foreign, federal or state law, (B) paid, accepted or received any unlawful contributions, payments, expenditures or gifts, or (C) violated or operated in noncompliance with any export restrictions, anti-boycott regulations, embargo regulations or other applicable domestic or foreign laws and regulations, except in each case those violations or lack of compliance which would not have a material adverse effect on the Parent.

                    (ii) Each of the Parent and its subsidiaries maintains
               accurate books and records reflecting its assets and liabilities and maintains proper and adequate internal accounting controls which provide assurance that (i) transactions are executed with management's authorization; (ii) transactions are recorded as necessary to permit preparation of the consolidated financial statements of the Parent and to maintain accountability for the Parent's consolidated assets; (iii) access to the Parent's assets is permitted only in accordance with management's authorization;
               (iv) the reporting of the Parent's assets is compared with existing assets at regular intervals; and (v) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis. The Parent heretofore has provided to the Company complete and correct copies of all certifications filed with the SEC pursuant to Sections 302 and 906 of SOXA and hereby reaffirms, represents and warrants to the Company the matters and statements made in such certificates.

               (m) Certain Contracts. Neither the Parent nor any of its subsidiaries is a party to or bound by or otherwise subject to (a) any "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) or (b) any other agreements the performance or non-performance of which would have a material adverse effect on the Parent. All material contracts which Parent or any of its subsidiaries is a party to, bound by or otherwise subject to are in full force and effect.

               (n) Transactions with Affiliates. There are no outstanding amounts payable to or receivable from, or advances by the Parent or any of its subsidiaries to, and neither the Parent nor any of its subsidiaries is otherwise a creditor of or debtor to, any stockholder, director, Employee or affiliate of the Parent or any of its subsidiaries, other than as part of the normal and customary terms of such persons' employment or service as a director with the Parent or any of its subsidiaries. Neither the Parent nor any subsidiary of the Parent is a party to any transaction or agreement with any affiliate, stockholder, director or executive officer of the Parent or any of its subsidiaries or any material transaction or agreement with any Employee other than executive officers.

               (o) Adequate Funds and Authorized Stock. Parent has adequate cash reserves, borrowing availability under its existing credit facilities and/or standard and customary senior lender commitments sufficient in the aggregate to pay the aggregate Cash Consideration (and the aggregate cash portion of the aggregate Option Consideration) contemplated by Article II of this Agreement, and Parent has a sufficient number of duly authorized but unissued shares of Parent Common Stock to issue the maximum number of such shares contemplated by Article II of this Agreement.

               (p) Tax Matters. For purposes of this Section 3.2(p) any reference to the Parent or the Parent's subsidiaries shall be deemed to include a reference to the Parent's

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predecessors or the Parent's subsidiaries' predecessors, respectively, except where inconsistent with the language of this Section 3.2(p).

                     (i)   Each of the Parent and each of its subsidiaries has
               (A) timely filed (or there have been timely filed on its behalf) with the appropriate Governmental Entities all United States federal income and other material Tax Returns required to be filed by it (giving effect to all extensions) and such Tax Returns are true, correct and complete in all material respects;
               (B) timely paid in full (or there has been timely paid in full on its behalf) all income and other material Taxes required to have been paid by it; and (C) made adequate provision (or adequate provision has been made on its behalf) for all accrued Taxes not yet due. The accruals and provisions for Taxes reflected in the Parent's audited consolidated balance sheet as of January 31, 2002 (and the notes thereto) and the most recent quarterly financial statements (and the notes thereto) are adequate in accordance with GAAP for all Taxes accrued or accruable through the date thereof.

                     (ii) There are no material Liens for Taxes upon any property or assets of the Parent or any subsidiary of the Parent, except for Liens for Taxes not yet due or for Taxes which are being contested in good faith by appropriate proceedings (and for which adequate provisions have been made in the Parent's audited consolidated financial statements in accordance with GAAP).

                     (iii) Each of the Parent and its subsidiaries has complied in all material respects with all applicable laws, rules and regulations relating to the payment and withholding of Taxes and has, within the time and in the manner prescribed by law, withheld and paid over to the proper Governmental Entities all material amounts required to be so withheld and paid over under such applicable laws.

                     (iv) As of the date of this Agreement, no Federal, state, local or foreign audits or other administrative proceedings or court proceedings are presently pending with regard to any Taxes or Tax Returns of the Parent or any of its subsidiaries, and neither the Parent nor any subsidiary of the Parent has received a written notice of any material pending or proposed claims, audits or proceedings with respect to Taxes.

                     (v) No deficiency or proposed adjustment which has not been settled or otherwise resolved for any amount of Tax has been proposed, asserted, or assessed by any Governmental Entity against, or with respect to, the Parent or any of its subsidiaries. There is no action, suit or audit now in progress, pending or, to the knowledge of Parent, threatened against or with respect to the Parent or any of its subsidiaries with respect to any Tax.

                     (vi) Neither the Parent nor any of its subsidiaries has been included in any "consolidated," "unitary" or "combined" Tax Return (other than Tax Returns which include only the Parent and any of its subsidiaries) provided for under the laws of the United States, any foreign jurisdiction or any state or locality with respect to Taxes for any taxable year.

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

                     (vii) No claim has been made in writing by any Governmental Entities in a jurisdiction where the Parent or any of its subsidiaries does not file Tax Returns that any such entity is, or may be, subject to taxation by that jurisdiction.

                     (viii) Each of the Parent and each of its subsidiaries has made available to the Company correct and complete copies of (i) all of their material Tax Returns filed within the past six years, (ii) all audit reports, letter rulings, technical advice memoranda and similar documents issued by a Governmental Entity within the past five years relating to the Federal, state, local or foreign Taxes due from or with respect to the Parent or any of its subsidiaries, and (iii) any closing letters or agreements entered into by the Parent or any of its subsidiaries with any Governmental Entities within the past five years with respect to Taxes.

                     (ix) Neither the Parent nor any of its subsidiaries has received any notice of deficiency or assessment from any Governmental Entity for any amount of Tax that has not been fully settled or satisfied, and to the knowledge of the Parent and its subsidiaries no such deficiency or assessment is proposed.

               (q) Intellectual Property. The Parent or one of its subsidiaries owns or has the valid right to use all Intellectual Property used in the business of the Parent as it currently is conducted. The Parent or one of its subsidiaries is listed in the records of the appropriate United States, state or foreign agency as the sole owner of record for each Intellectual Property application and registration material to its business. All of the material registrations of the Parent are valid, subsisting, enforceable, in full force and effect, and have not been cancelled, expired, abandoned or otherwise terminated and all renewal fees in respect thereof have been duly paid and are currently in compliance with all formal legal requirements (including the timely post-registration filing of affidavits of use and incontestability and renewal applications). There is no pending or, to the Parent's knowledge, threatened opposition, interference, invalidation or cancellation proceeding before any court or registration authority in any jurisdiction against any material Intellectual Property used by the Parent or its subsidiaries.

                                   ARTICLE IV

                    COVENANTS RELATING TO CONDUCT OF BUSINESS

         SECTION 4.1 Conduct of Business by the Company. Except as set forth in
Section 4.1 of the Company Disclosure Schedule, as required by applicable law or regulation and except as otherwise expressly contemplated by this Agreement, until the earlier of the termination of this Agreement and the Effective Time, the Company shall, and shall cause its subsidiaries to, carry on their respective businesses in the usual, regular and ordinary course consistent with past practice and in compliance with all applicable laws and regulations, pay their respective debts and Taxes when due, pay or perform their other respective obligations when due, and, use commercially reasonable efforts consistent with the terms of this Agreement to preserve intact their current business organizations and their current business relationships with their respective suppliers and customers, use all commercially reasonable efforts consistent with the other terms of this Agreement to keep available the services of their current officers and employees, including, without limitation, their respective sales and design personnel, and preserve intact their relationships with those persons having business dealings with them, all with the goal of preserving unimpaired their goodwill and ongoing businesses at the Effective Time. Without limiting the generality of the foregoing, senior officers of Parent and the Company shall meet on a regular basis to review the financial and operational affairs of the Company and its subsidiaries, to the extent permitted by applicable law, and the Company shall give due consideration to Parent's input on such matters, consistent with
Section 4.5 hereof, with the understanding that Parent shall in no event be permitted to exercise control of the Company prior to the Effective Time. Except as set forth in Section 4.1 of the Company Disclosure Schedule, as required by applicable law or regulation and except as otherwise expressly contemplated by this Agreement or except as previously consented to by Parent in writing, after the date hereof the Company shall not, and shall not permit any of its subsidiaries to:

                     (i) other than dividends and distributions by a direct or indirect wholly owned subsidiary of the Company to its parent,
               (x) declare, set aside or pay any dividends on, make any other distributions in respect of, or enter into any agreement with respect to the voting of, any shares of any class or series of its capital stock, (y) split, combine or reclassify any shares of any class or series of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of, or in substitution for, shares of any class or series of its capital stock, except upon the exercise of Company Stock Options that are outstanding as of the date hereof in accordance with their present terms, or (z) purchase, redeem or otherwise acquire any shares of any class or series of capital stock of the Company or any of its subsidiaries, other securities thereof or any rights, warrants or options to acquire any such shares or other securities (other than the issuance of Company Common Stock upon the exercise of Company Stock Options that are outstanding on the date hereof in accordance with their present terms);

                     (ii) issue, deliver, sell, pledge or otherwise encumber or subject to any Lien any shares of any class or series of its capital stock, any other voting securities, including, without limitation, any restricted shares of Company Common Stock, or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities, including, without limitation, any Company Stock Options (other than the issuance of Company Common Stock upon the exercise of Company Stock Options that are outstanding on the date hereof in accordance with their present terms);

                     (iii) amend its certificate of incorporation, by-laws or
               other organizational instruments and agreements;

                     (iv) acquire or agree to acquire by merging or consolidating with, or by purchasing any assets or any equity securities or indebtedness of, or by any other manner, any business or any person, or otherwise acquire or agree to acquire any assets for consideration in excess of $500,000 in any one transaction or series of related transactions or $1,500,000 in the aggregate;

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

                     (v) sell, lease, license, mortgage, exchange, transfer or otherwise encumber or subject to any Lien or otherwise dispose of any of its properties or assets other than pursuant to transactions in the ordinary course of business and consistent with past practices, or create any security interest in such assets or properties, except for Permitted Liens;

                     (vi) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee, indemnify or endorse, or otherwise become directly or indirectly responsible or liable for the obligations of any person or, other than in the ordinary course of business, make any loans, advances or capital contributions to, or investments in, any person other than its wholly owned subsidiaries and as a result of ordinary advances and reimbursements to employees and endorsements of banking instruments;

                     (vii) change in any material respect its accounting methods (or underlying assumptions), principles or practices affecting its assets, liabilities, businesses, inventories, cash flows, revenue or expense recognition policies, estimates, accruals, reserves, guarantees, amortization, discounts, returns, allowances, depreciation, goodwill impairment, consolidation principles, contingencies, intercompany loans, credit collections, including, without limitation, any reserving, renewal, reversal, deferral, valuation or residual method, practice or policy, in each case, in effect on the date hereof, except as required by changes in GAAP or regulatory accounting principles, or change in any material respect any of its methods of reporting income and deductions for Federal income tax purposes from those employed in the preparation of the Federal income tax returns of the Company for the taxable year ending December 29, 2001, except as required by changes in law or regulation;

                     (viii) change in any material respects its investment or
               risk management or other similar policies of the Company or any of its subsidiaries;

                     (ix) make or change any material Tax election, file any amended Tax Return, enter into any closing agreement, settle or compromise any material liability with respect to Taxes, agree to any material adjustment of any Tax attribute, file any claim for a refund of Taxes, or consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment, provided, that for purposes of this subparagraph (ix), "material" shall mean affecting or relating to $1,500,000 of taxable income;

                     (x) create, renew or amend, or take any other action that may result in the creation, renewal, or amendment, of any agreement or contract or other binding obligation of the Company or its subsidiaries containing (A) any non-de minimis restriction on the ability of the Company and its subsidiaries, taken as a whole, to conduct its business as it is presently being conducted or (B) any non-de minimis restriction on the Company or its subsidiaries engaging in any type or activity or business;

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

               (xi) (A) incur any capital expenditures in an annual aggregate amount in excess of $500,000 or (B) enter into any agreement obligating the Company to spend more than $500,000 annually, or $1,000,000 in the aggregate, or undertake any material commitment or material transaction of the type described in Section 3.1(f) of this Agreement, other than in the ordinary course of business consistent with past practice;

               (xii) amend or otherwise modify, except in the ordinary course of business, in any material respect, or violate the terms of any of the Company Material Contracts or other binding obligations of the Company or its subsidiaries;

               (xiii) alter in any material respect, or enter into any commitment to alter in any material respect, its interest in any corporation, association, joint venture, partnership or business entity in which the Company directly or indirectly holds any equity or ownership interest on the date hereof (other than in the ordinary course of business consistent with past practice);

               (xiv) (A) grant to any current or former director, executive officer or other Employee of the Company or its subsidiaries any increase in compensation, perquisites, bonus or other benefits, except for salary, wage, bonus or benefit increases to current Employees who are not executive officers and which are in the ordinary course of business, consistent with past practice, (B) grant to any such current or former director, executive officer or other Employee of the Company any increase in severance or termination pay, (C) enter into, or amend, or take any action to clarify any provision of, any Employee Plan or any employment, deferred compensation, thrift, stock option, pension, welfare, retirement, consulting, severance, medical, trust, termination or indemnification agreement with any such current or former director, executive officer or other Employee, or (D) modify any Company Stock Option;

               (xv) except pursuant to agreements or arrangements in effect on the date hereof and disclosed in writing and provided or made available to Parent and except for compensation for service as an officer, Employee or director consistent with past practice, and in all cases solely to the extent permissible under SOXA, pay, loan or advance any amount to, or sell, transfer or lease any properties or assets (real, personal or mixed, tangible or intangible) to, or enter into any agreement or arrangement with, any of its officers or directors or any affiliate or the immediate family members or associates of any of its officers or directors other than compensation in the ordinary course of business consistent with past practice;

               (xvi) agree or consent to any material amendment or modification of existing agreements with any Governmental Entity in respect of the operations of its business, except (i) as required by law or (ii) to effect the consummation of the transactions contemplated hereby;

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

               (xvii) pay, discharge, settle, compromise or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), including taking any action to settle or compromise any litigation, action, suit, case, investigation or proceeding (including, without limitation, those of a judicial, arbitral or governmental mandate, other than any such payment, discharge, settlement, compromise or satisfaction in the ordinary course of business, consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) of the Company included in the Company Filed SEC Documents, or incurred since September 28, 2002 in the ordinary course of business consistent with past practice;

               (xviii) authorize, or commit or agree to take, any of the foregoing actions or any other action that would be reasonably likely to prevent the Company from performing or would be reasonably likely to cause the Company not to perform its covenants in this Agreement;

               (xix) issue any broadly distributed communication of a general nature to Employees, customers or suppliers (including general communications relating to benefits and compensation) without the prior written approval of Parent (which will not be unreasonably delayed or withheld), except for communications in the ordinary course of business that do not relate to the Merger or the transactions contemplated by this agreement;

               (xx) create, renew, amend or permit to expire, lapse or terminate or take any action reasonably likely to result in the creation, renewal, amendment, expiration, lapse or termination of any insurance policies referred to in Section 3.1(o); or

               (xxi) take any action or fail to take any action which would result in any of the conditions of Article VI not being satisfied.

     SECTION 4.2 Advice of Changes. Each of the Company, as one party, and Parent and Merger Sub, together as the second party, shall promptly advise the other party orally and in writing to the extent it has knowledge of (i) any representation or warranty made by it contained in this Agreement that is qualified as to materiality becoming untrue or inaccurate in any respect or any such representation or warranty that is not so qualified becoming untrue or inaccurate in any material respect, (ii) the failure by it to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; (iii) any suspension, termination, limitation, modification, change or other alteration of any agreement, arrangement, business or other relationship with any of the Company's or its subsidiaries' respective customers, suppliers or sales or design personnel; and (iv) any change or event having, or which, insofar as reasonably can be foreseen, could have a material adverse effect on such party or on the accuracy and completeness of its representations and warranties or the ability of such party to satisfy the conditions set forth in Article VI; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties (or remedies with respect thereto) or the conditions to the obligations of the parties under this Agreement; and

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

provided further that a failure to comply with this Section 4.2 shall not constitute a failure to be satisfied of any condition set forth in Article VI unless the underlying untruth, inaccuracy, failure to comply or satisfy, or change or event would independently result in a failure of a condition set forth in Article VI to be satisfied.

               SECTION 4.3 No Solicitation by the Company. (a) Until the earlier of the Effective Time and the date of termination of this Agreement, neither the Company, any of its subsidiaries nor any of the officers or directors of the Company or any of its subsidiaries shall, and the Company shall instruct and use its best efforts to cause its and its subsidiaries' agents, employees, representatives and affiliates (including any investment banker, attorney or accountant retained by it or any of its subsidiaries) not to, directly or indirectly, (i) solicit, initiate or encourage (including by way of furnishing information), or take any other action designed to facilitate any inquiries or expressions of interest regarding, or the making of any offer or proposal which reasonably could be expected to lead to, the receipt or submission of a Company Takeover Proposal, (ii) participate in any discussions or provide any confidential or material non-public information, data or assistance to any person relating to any Company Takeover Proposal, (iii) enter into any agreement regarding any Company Takeover Proposal, (iv) make or authorize any statement, recommendation or solicitation in support of or expressing neutrality in respect of any Company Takeover Proposal or (v) grant any waiver or release under any "standstill" or similar agreement; provided, however, that prior to the Effective Time, the Company shall be permitted to (A) engage in discussions with any person who seeks (without any solicitation by or discussion with the Company or its directors, officers, Employees, advisors, agents or representatives in violation of this Section 4.3) to initiate discussions relating to a Company Takeover Proposal, or (B) subject to receipt by the Company of an executed confidentiality agreement from such person containing customary terms for and conditions relative to transactions of such nature (and otherwise having terms no more favorable to such person than those set forth in the Confidentiality Agreements), furnish such person information concerning the Company and its subsidiaries, if and only to the extent that prior to furnishing any such information to, or entering into discussions with, any such person, (1) the Board of Directors of the Company determines in its good faith, after consultation with outside legal counsel, that the failure to engage in such discussions or provide such information would violate the fiduciary duties of the Company's Board of Directors to the Company's stockholders under applicable law, (2) the Company's Board of Directors concludes in its good faith, after consultation with its outside legal counsel and the Company Financial Advisor (or an independent financial advisor of nationally recognized reputation), that there is a substantial likelihood that such actions would lead reasonably promptly to the receipt or submission of a Company Superior Proposal and (3) the Company provides prior written notice to Parent of its intention to take such action. Upon the execution of this Agreement, the Company, its subsidiaries and their representatives immediately shall cease and cause to be terminated all existing activities, discussions, inquiries, investigations or negotiations with all parties (other than Parent, Merger Sub and their respective directors, officers, agents, representatives and advisors) with respect to any Company Takeover Proposal or proposed transaction which could lead to a Company Takeover Proposal. The Company hereby confirms that it has consulted with and fully informed its and its subsidiaries' officers, directors, agents, representatives and affiliates as to the meaning and provisions of this Section 4.3, and that such persons have confirmed their understanding of and have agreed to comply with the provisions hereof.

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

     For purposes of this Agreement, "Company Takeover Proposal" means any inquiry, expression of interest, term sheet, letter of intent, proposal or offer from any person relating to any (i) acquisition, purchase, lease, exchange, sale, joint venture, or mortgage (in a single transaction or series of related transactions) of 10% or more of the consolidated assets of the Company and its subsidiaries, (ii) offer, sale, issuance or purchase (in a single transaction or series of related transactions) of any Equity Securities (as defined in Section 3(a)(11) of the Exchange Act) or voting debt securities of the Company or any of its subsidiaries, (iii) tender or exchange offer which, if consummated, would result in any person acquiring beneficial ownership of any Equity Securities or voting debt securities of the Company, (iv) merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution, reincorporation or similar transaction involving the Company or any of its subsidiaries, (v) the declaration or payment by the Company of an extraordinary dividend or distribution in respect of any of its Equity Securities or the effectuation by the Company of a transaction that would involve either a change in or reconstitution of the Company's outstanding capital stock or a distribution of assets of any kind to the holders thereof,
(vi) repurchase by the Company or any of its subsidiaries of shares of the Company's capital stock or voting debt securities, or (vii) public announcement by the Company or any other person of a proposal, plan or intention to pursue, enter into or consummate any of the foregoing (other than the Merger).

     For purposes of this Agreement, a "Company Superior Proposal" means any unsolicited bona-fide, written proposal or offer (setting forth all relevant material terms and conditions, including, without limitation, price and structure, and to the extent then known, intended Tax and accounting treatment, conditions to consummation, a description of all requisite third party and regulatory approvals, and the intentions of the person making the proposal or offer with respect to the provisions of this Section 4.3 and Section 5.8(b)) made by any person (other than Parent, Merger Sub or an affiliate thereof) to acquire, directly or indirectly, including pursuant to a tender or exchange offer, merger, consolidation, share exchange, business combination, recapitalization, reincorporation, or other similar transaction (including any change-in-control of the type contemplated by Rule 14f-1 under the Exchange
Act), 100% of the combined voting power of the Company's capital stock then outstanding or all or substantially all of the consolidated assets of the Company and which the Board of Directors of the Company determines in good faith, after consultation with and upon the advice of outside legal counsel and the Company Financial Advisor (or an independent financial advisor of nationally recognized reputation), would be more favorable to the holders of Company Common Stock than the Merger and otherwise fair to and in the best interests of the holders of Company Common Stock and advisable (after due consideration of the transaction value and price and form of consideration, the likelihood and anticipated timing of consummation, all regulatory approval requirements and consequences, and all other legal, financial and regulatory aspects of the proposal) and, in respect of which, cash (sufficient in amount to pay the aggregate consideration to be received by the holders of Company Common Stock to the extent such consideration is to be paid in cash, all transaction fees and expenses and the fee payable under Section 5.8(b) hereof) is either then available and segregated or fully committed and not subject to any contingency (except for customary commercial senior lender "market outs").

          (b)  Except as expressly permitted by the third paragraph of this
Section 4.3(b), neither the Board of Directors of the Company nor any committee thereof shall (i) withdraw, modify or qualify, or propose publicly to withdraw, modify or qualify, in any manner adverse to Parent, the approval or adoption of the Agreement, the Merger or the Company Recommendation or take any action or make any statement in connection with the Company Stockholders Meeting inconsistent with such approval, adoption or Company Recommendation (collectively, a "Change in the Company Recommendation"), (ii) approve or recommend, or propose publicly to approve or recommend, any Company Takeover Proposal, or (iii) cause the Company or any of its subsidiaries to enter into any letter of intent, agreement-in-principle, memorandum of understanding, heads of agreement, term sheet, agreement, contract, commitment, plan or arrangement (each, a "Company Acquisition Agreement") related to any Company Takeover Proposal.

          For purposes of this Agreement, a Change in the Company Recommendation shall include any approval or recommendation (or publicly announced proposal to approve or recommend), by the Company's Board of Directors or any committee thereof of a Company Takeover Proposal, or any failure by the Company's Board of Directors to recommend against a Company Takeover Proposal.

          Notwithstanding the foregoing, if in response to a Company Acquisition Proposal from any person which is unsolicited and not otherwise made, submitted or received in violation of this Section 4.3, the Board of Directors of the Company determines in its good faith, after consultation with its outside legal counsel and the Company Financial Advisor (or an independent financial advisor of nationally recognized reputation), that such Company Acquisition Proposal constitutes a Company Superior Proposal, subject to payment of the fee required to be paid by the Company to Parent pursuant to Section 5.8(b), the Board of Directors of the Company may, (A) at any time prior to the Company Stockholders Meeting, effect a Change in the Company Recommendation or, (B) at any time after the Company Stockholders Meeting, terminate this Agreement and enter into a Company Acquisition Agreement with respect to such Company Superior Proposal; provided, however, that at least seven business days prior to taking any of the actions set forth in clause (A) or (B) above, the Company's Board of Directors theretofore shall have provided Parent written notice advising Parent that the Company's Board of Directors is prepared to conclude that such Company Takeover Proposal constitutes a Company Superior Proposal and during such seven-business day period the Company and its agents, representatives and advisors shall have negotiated diligently and in good faith with Parent to make adjustments to and/or amendments in the terms and conditions of this Agreement such that such Company Takeover Proposal would no longer constitute a Company Superior Proposal and after fully considering any such adjustment or amendment the Company's Board of Directors concludes in its good faith, after consultation with its outside legal counsel and its independent financial advisor, that such Company Takeover Proposal constitutes a Company Superior Proposal; it being hereby intended and agreed that the Company shall not enter into any Company Acquisition Agreement with respect to such Company Superior Proposal (or propose publicly to do so) prior to the expiration of such seven-business day period.

          (c) In addition to the obligations of the Company set forth in paragraphs (a) and (b) of this Section 4.3, the Company shall advise Parent orally and within 24 hours in writing of any request for information relating to a Company Takeover Proposal, or of any Company Takeover Proposal, the material terms and conditions of such request or Company Takeover Proposal and the identity of the person making such request or Company Takeover Proposal, and shall promptly provide a copy of any written request or Company Takeover Proposal to Parent,

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

and any information and/or documents provided by the Company or any of its subsidiaries to the person making such request or Company Takeover Proposal to the extent not previously furnished to Parent. The Company will keep Parent promptly informed, on a current basis and in reasonable detail, of the status and details (including amendments or proposed amendments) of any such request or Company Takeover Proposal.

          (d) Nothing contained in this Section 4.3 shall prohibit the Company from taking and disclosing to its stockholders a position contemplated by Rule l4e-2(a) promulgated under the Exchange Act or from making any disclosure if the Board of Directors of the Company, after consultation with outside legal counsel, determines in good faith that the failure to make such disclosure would violate its obligations under applicable law; provided, however, any such disclosure relating to a Company Takeover Proposal shall be deemed to be a Change in the Company Recommendation unless the Board of Directors of the Company publicly reaffirms the Company Recommendation in such disclosure.

     SECTION 4.4 Certain Tax Matters. During the period from the date of this Agreement to the Effective Time, the Company shall, and shall cause each of its subsidiaries to: (i) timely file (taking into account any extensions of time within which to file) all Tax Returns ("Post-Signing Returns") required to be filed by it and such Post-Signing Returns shall be prepared in a manner reasonably consistent with past practice; (ii) timely pay all Taxes shown as due and payable on such Post-Signing Returns that are so filed; (iii) make provision in its books and records and financial statements in accordance with past practice for all Taxes payable by it for which no Post-Signing Return is due prior to the Effective Time; and (iv) promptly notify Parent of any material suit, claim, action, investigation, proceeding or audit pending against or with respect to the Company or any of its subsidiaries in respect of any Tax matter, including (without limitation) Tax liabilities and refund claims.

     SECTION 4.5 Transition. To the extent permitted by applicable law, Parent and the Company shall, and shall cause their respective subsidiaries, affiliates, officers and employees to, use their commercially reasonable efforts to facilitate the integration of the Company and its subsidiaries with the businesses of Parent and its subsidiaries to be effective as of the Closing Date. Without limiting the generality of the foregoing, from the date hereof through the Closing Date and consistent with the performance of their day-to-day operations and the continuous operation of the Company and its subsidiaries in the ordinary course of business, the Company shall cause the current employees and officers of the Company and its subsidiaries to use their commercially reasonable efforts to be available and provide support to Parent, including support from its outside contractors, and to assist Parent in performing all tasks, including, without limitation, employee, customer and supplier interviews and equipment installations, reasonably required to result in a successful integration at and after the Closing.

     SECTION 4.6 No Fundamental Changes in the Conduct of Business by Parent.

          (a) Until the earlier of the termination of this Agreement and the Effective Time, the Parent shall, and shall cause its subsidiaries to, carry on their respective businesses in the usual, regular and ordinary course consistent with past practice and in compliance with all applicable laws and regulations, pay their respective debts and Taxes when due, pay or perform their other respective obligations when due.

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          (b)  Except as set forth in Section 4.6 of the Parent Disclosure
Schedule or as otherwise expressly contemplated by this Agreement, until the Effective Time, Parent shall not, and shall not permit any of it subsidiaries to:

               (i) except as contemplated hereby, amend its certificate of incorporation or by-laws in a manner that would adversely affect the economic benefits of the Merger to the holders of Company Common Stock; provided that the authorization or issuance of any class or series of preferred stock shall not be deemed to violate this clause
          (i);

               (ii) enter into any agreement to acquire all or substantially all of the capital stock or assets of any other person or business unless such transaction would not materially delay or impede the consummation of the Merger;

               (iii) take any action or fail to take any action which would result in any of the conditions of Article VI not being satisfied; or

               (iv) authorize, or commit or agree to take, any of the foregoing actions or any other action that would be reasonably likely to prevent Parent from performing or would be reasonably likely to cause Parent not to perform its covenants hereunder in all material respects.

                                    ARTICLE V

                              ADDITIONAL AGREEMENTS

     SECTION 5.1 Preparation of the Form S-4, Joint Proxy Statement; Stockholders Meetings.

          (a) As promptly as practicable following the date of this Agreement, Parent shall prepare and file with the SEC (and the Company shall cooperate and participate in the preparation of) the Form S-4, in which the Joint Proxy Statement shall be included as a prospectus and in which a resale prospectus (the "Resale Prospectus") shall be included for the purpose of permitting the Parent Common Stock issued to those affiliates of the Company identified in
Section 5.10 of the Company Disclosure Schedule to be resold by such affiliates as provided in the last sentence of this Section 5.1(a). Each of Parent and the Company shall use their reasonable best efforts to have the Form S-4 and the Resale Prospectus declared effective under the Securities Act and the Joint Proxy Statement "cleared" by the SEC's staff for mailing in connection with the Company Stockholder Meeting and the Parent Stockholder Meeting as promptly as practicable after such filing. As promptly as practicable after the Form S-4 is declared effective, each of Parent and the Company shall cause the Joint Proxy Statement to be mailed to their respective stockholders. Parent shall use its reasonable best efforts to maintain the Resale Prospectus in effect for purposes of the Securities Act until the earlier of (i) such time as those affiliates identified on Schedule 5.10 have resold their Parent Common Stock covered by such Resale Prospectus or (ii) 365 days after the effective date of the Resale Prospectus.

          (b) If at any time prior to the Effective Time there shall occur (i) any event with respect to the Company or any of its subsidiaries, or with respect to other information

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

supplied by Company for inclusion in the Form S-4 or the Joint Proxy Statement or (ii) any event with respect to Parent, or with respect to information supplied by Parent for inclusion in the Form S-4 or the Joint Proxy Statement, in either case, which event is required to be described in an amendment of, or a supplement to, the Form S-4 or the Joint Proxy Statement, such event promptly shall be so described, and such amendment or supplement shall be promptly filed with the SEC and, as required by law, disseminated to the stockholders of Company and Parent.

          (c) Each of the Company and Parent shall promptly notify the other of the receipt of any comments from the SEC or its staff or any other appropriate government official and of any requests by the SEC or its staff or any other appropriate government official for amendments or supplements to any of the filings with the SEC in connection with the Merger and other transactions contemplated hereby or for additional information, and shall supply the other with copies of all correspondence between the Company or any of its representatives, or Parent or any of its representatives, as the case may be, on the one hand, and the SEC or its staff or any other appropriate government official, on the other hand, with respect thereto. The Company and Parent shall use their respective reasonable best efforts to respond to any comments of the SEC with respect to the Form S-4 and the Joint Proxy Statement as promptly as practicable after the receipt thereof. The Company and Parent shall cooperate with each other and provide to each other all information necessary to prepare the Form S-4 and the Joint Proxy Statement, and shall provide promptly to the other party all information such party may obtain that could necessitate amending any such document.

          (d) The Company shall, as promptly as practicable after the Form S-4 is declared effective under the Securities Act, duly call, give notice of, convene and hold the Company Stockholders Meeting in accordance with the DGCL, its certificate of incorporation and by-laws, as applicable, for the purpose of obtaining the Company Stockholder Approval and subject to Section 4.3(b), the Board of Directors of the Company shall recommend to the Company's stockholders that they affirmatively vote for the adoption of this Agreement (the "Company Recommendation"). The Company shall solicit from the holders of Company Common Stock proxies in favor of adoption of this Agreement and shall take all other lawful action necessary and desirable to obtain the Company Stockholder Approval. Once the Company Stockholders Meeting has been duly called and noticed, the Company shall not postpone or adjourn (other than for the absence of a quorum, and then only to the nearest possible future date) the Company Stockholders Meeting without Parent's written consent. Without limiting the generality of the foregoing, the Company agrees that its obligations pursuant to the first sentence of this Section 5.1(d) shall not be affected by the making, commencement, public announcement, public disclosure, submission, receipt or communication to the Company or its stockholders or professional advisors or representatives of any Company Takeover Proposal. Notwithstanding any Change in the Company Recommendation or anything in this Agreement to the contrary, this Agreement shall be submitted to the stockholders of the Company at the Company Stockholders Meeting for the purpose of obtaining the Company Stockholder Approval, and nothing contained herein shall be deemed to relieve the Company of such obligation. The Company shall coordinate and cooperate with Parent with respect to the timing of the Company Stockholders Meeting and the Parent Stockholder Meeting, and shall take all steps necessary to ensure that they are convened and held on the same date or as nearly proximate to one another as reasonably practicable.

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          (e)  Parent shall, as promptly as practicable after the Form S-4 is declared effective under the Securities Act, duly call, give notice of, convene and hold the Parent Stockholders Meeting in accordance with the FBCA and its articles of incorporation and by-laws, as applicable, for the purpose of obtaining the Parent Stockholder Approval, and the Board of Directors of Parent shall recommend to its shareholders that they affirmatively vote to approve the issuance of Parent Common Stock pursuant to the Merger and the transactions contemplated by this Agreement.

     SECTION 5.2 Letters of the Company's Accountants. The Company shall cause to be delivered to Parent two letters from the Company's independent accountants, one dated a date not later than the second business day next preceding the date on which the Form S-4 shall become effective and one dated a date not later than the second business day next preceding the Closing Date, each addressed to Parent, in form and substance reasonably satisfactory to Parent and customary in scope and substance for comfort letters delivered by independent public accountants in connection with registration statements similar to the Form S-4.

     SECTION 5.3 Letters of Parent's Accountants. Parent shall cause to be delivered to the Company two letters from Parent's independent accountants, one dated a date not later than the second business day next preceding the date on which the Form S-4 shall become effective and one dated a date not later than the second business day next preceding the Closing Date, each addressed to the Company, in form and substance reasonably satisfactory to the Company and customary in scope and substance for comfort letters delivered by independent public accountants in connection with registration statements similar to the Form S-4.

     SECTION 5.4 Access to Information; Confidentiality. Subject to the confidentiality agreements, dated June 25, 2002 and December 16, 2002, respectively (the "Confidentiality Agreements"), by and between Parent and the Company, and subject to applicable laws and regulations, each party shall, and shall cause its subsidiaries to, afford to the other party and to the officers, current employees, accountants, counsel, financial advisors, agents, lenders and other representatives of such party and its subsidiaries, reasonable access during normal business hours during the period prior to the Effective Time to all its respective properties, books, contracts, commitments, personnel and records and, during such period, each party shall, and shall cause each of its subsidiaries to, furnish promptly to the other party (a) a copy of each material report, schedule, registration statement and other document filed by it with any Governmental Entity and (b) all other information concerning its business, properties and personnel as such other party may reasonably request. In addition, each party will deliver or cause to be delivered to the other party all internal reports prepared by it and/or its subsidiaries in the ordinary course that are reasonably required by such party promptly after such reports are made available to its personnel. No review of information, documentation or materials by Parent pursuant to this Section 5.4 shall affect any representation or warranty made by the Company to Parent, and no review of information, documentation or materials by the Company pursuant to this Section 5.4 shall affect any representation or warranty made by Parent to the Company. The Company and Parent will hold, and will cause each of its respective officers, current employees, accountants, counsel, financial advisors, agents, lenders and other representatives and affiliates to hold, any nonpublic information in accordance with the terms of the Confidentiality Agreements.

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     SECTION 5.5 Commercially Reasonable Efforts. (a) Except where otherwise provided in this Agreement, each of the parties hereto shall use its commercially reasonable efforts to take promptly or cause to be taken all actions, and to do promptly or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper and advisable under applicable law and otherwise to consummate and make effective the Merger and the other transactions contemplated by this Agreement, including (i) the obtaining of all necessary actions or nonactions, waivers, consents, authorizations, permissions and approvals from Governmental Entities and the making of all necessary registrations and filings and the taking of all steps as may be necessary to obtain a waiver, consent, authorization, permission or approval from, or to avoid an action or proceeding by, any Governmental Entity,
(ii) the obtaining of all necessary waivers, consents, authorizations, permissions and approvals from third parties, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging the Merger, this Agreement or the consummation of the transactions contemplated by this Agreement, and (iv) the execution and delivery of all additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement, including, without limitation, (A) the preparation of any Employee Plan documents required under ERISA and/or the Code, (B) the amendment or filing of any document required by any Governmental Entity and/or any disclosure document to participants under ERISA and/or the Code, (C) the conducting of any operational review from and after the date hereof and (D) the taking of any action of management or the Board of Directors of the Company in respect of any of the foregoing.

          (b) In connection with and without limiting the generality of the foregoing, the Company and Parent shall (i) use their best efforts to ensure that no State Takeover Laws is or becomes applicable to Parent or Merger Sub or to the Merger or to this Agreement or any of the transactions contemplated hereby, and (ii) if any State Takeover Laws becomes applicable to the Merger or to this Agreement or the transactions contemplated hereby, take all action necessary to ensure that the Merger and the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and otherwise to minimize the effect of such State Takeover Law on the Merger, this Agreement and the transactions contemplated hereby.

     SECTION 5.6 [Intentionally Omitted]

     SECTION 5.7 Indemnification, Exculpation and Insurance. (a) All rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time now existing in favor of the current or former directors or officers of the Company and its subsidiaries as provided in their respective certificates of incorporation or by-laws (or comparable organizational instruments and agreements) and any existing indemnification agreements or arrangements of the Company and its subsidiaries shall survive the Merger and shall continue in full force and effect in accordance with their terms, and shall not be amended, repealed or otherwise modified for a period of five years after the Effective Time in any manner that would adversely affect the rights thereunder of such individuals for acts or omissions occurring at or prior to the Effective Time.

          (b) In the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, including, without limitation, any such

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

claim, action, suit, proceeding or investigation in which any individual who is now or has been at any time prior to the date of this Agreement, or who becomes prior to the Effective Time, a director or officer of the Company or any of its subsidiaries (the "Indemnified Parties"), is, or is threatened to be, made a party, or arising out of or pertaining to (i) the fact that he is or was a director, officer or current employee of the Company or any of its subsidiaries or their respective predecessors or (ii) this Agreement or any of the transactions contemplated hereby, whether in any case asserted or arising before or after the Effective Time, the parties hereto agree to cooperate and use their reasonable best efforts to defend against and respond thereto.

          (c) For a period of three years after the Effective Time, the Surviving Corporation shall maintain in effect the Company's current directors' and officers' liability insurance covering acts or omissions occurring prior to the Effective Time with respect to those persons who are currently covered by the Company's directors' and officers' liability insurance policy on terms with respect to such scope of coverage and amount no less favorable to the Company's directors and officers currently covered by such insurance than those of such policy in effect on the date hereof; provided, however, that the Surviving Corporation may substitute therefor policies of Parent or its subsidiaries (including self-insurance) containing terms with respect to scope of coverage and amount no less favorable to such directors or officers; and provided, further, that in no event shall the Surviving Corporation be required to pay aggregate premiums for insurance under this Section 5.7(c) in excess of 275% of the aggregate premiums paid by the Company during its fiscal year ended December 28, 2002 on an annualized basis for such purpose and, if the annual premiums of such insurance coverage exceed such amount, the Surviving Corporation shall obtain a policy with the greatest scope of coverage and amount that is then available for a cost not exceeding 275% of such premium amount.

          (d) Parent shall cause the Surviving Corporation or any successor thereto, whether by consolidation, merger or transfer of substantially all of its properties or assets, to comply with its obligations under this Section 5.7. The provisions of this Section 5.7 shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and other person named herein and his or her heirs and representatives.

     SECTION 5.8 Fees and Expenses. (a) Except as provided in this Section 5.8 or in Section 5.14, all fees and expenses incurred in connection with the Merger, this Agreement (including all instruments and agreements prepared and delivered in connection herewith), and the transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

          (b)  (i)   If this Agreement is terminated by Parent pursuant to
          Section 7.1(c)(ii), then upon such termination the Company shall pay (or cause to be paid) to Parent by wire transfer of same day funds to an account designated in writing by Parent to the Company, a fee of $3,680,000.

               (ii) (A) If (x) a Pre-Termination Company Takeover Proposal Event shall occur and thereafter this Agreement is terminated either by Parent or the Company pursuant to Section 7.1(b)(ii) and (y) prior to the first anniversary of the date of such termination the Company consummates a Company Takeover Proposal or enters into or publicly announces a Company Acquisition Agreement,

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

          then on the earliest to occur of the date such Company Takeover Proposal is consummated or such Company Acquisition Agreement is entered into or publicly announced, the Company shall pay (or cause to be paid) to Parent by wire transfer of same day funds to an account designated in writing by Parent to the Company, a fee of $3,680,000 (less the amount, if any, theretofore paid to Parent under Section 5.8(b)(ii)(B)).

                     (B) If this Agreement is terminated by either Parent or the Company pursuant to Section 7.1(b)(ii) without there having occurred a Pre-Termination Company Takeover Proposal Event, then the Company shall pay (or cause to be paid) to Parent by wire transfer of same day funds to an account designated in writing by Parent to the Company, a fee of $1,840,000, not later than the second business day next following such termination.

               (iii) If this Agreement is terminated by the Company pursuant to
          Section 7.1(d), then upon such termination the Company shall pay (or cause to be paid) to Parent, by wire transfer of same day funds to an account designated in writing by Parent to the Company, a fee of $3,680,000.

               (iv) For purposes of this Section 5.8(b), a "Pre-Termination Company Takeover Proposal Event" shall be deemed to occur if, prior to the event giving rise to the right to terminate this Agreement and, in all cases, subject to the requirements and obligations of the Company set forth in Sections 4.3 and 5.1, a Company Takeover Proposal shall have been made known to the Company or any of its subsidiaries or made directly to the Company's stockholders generally or any person shall have publicly announced an intention (whether or not conditional) to make a Company Takeover Proposal, and such Company Takeover Proposal or public announcement shall not have been irrevocably withdrawn at least seven business days prior to the Company Stockholders Meeting.

               (v) The Company acknowledges that the agreements contained in this Section 5.8(b) are an integral part of the transactions contemplated by this Agreement and that without these agreements Parent would not have been induced to enter into this Agreement. Accordingly, if the Company fails to pay the amounts due pursuant to this Section 5.8(b), and, to obtain such payment, Parent commences a suit which results in a judgment against the Company for the fee set forth in this Section 5.8(b), the Company shall pay to Parent all of its costs and expenses (including attorneys' fees and expenses) in connection with such suit, together with interest on the amount of the fee at the rate on six-month U.S. Treasury obligations plus 300 basis points in effect on the date such payment was required to be made.

               (vi) It is expressly agreed that the amounts to be paid pursuant to this Section 5.8(b) constitute liquidated damages negotiated at arm's-length and do not constitute, and are not intended by the parties to operate as, a penalty, and any such amounts paid shall constitute the sole and exclusive remedy of the party

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

                  receiving such payment under the events and circumstances giving rise thereto as specified in this Agreement, except that nothing herein shall relieve any party from any liability (in contract, tort or otherwise, and whether pursuant to an action at law or in equity) for any knowing or willful breach by a party of any of its representations, warranties, covenants or agreements set forth in this Agreement or in respect of fraud by any party.

         SECTION 5.9 Public Announcements. Parent and the Company shall consult with each other before issuing, and shall provide each other the opportunity to review, comment upon and concur with and use reasonable efforts to agree on, any press release or other public statements or announcements (including pursuant to Rule 165 under the Securities Act and Rule 14a-12 under the Exchange Act) and any broadly distributed internal communications with respect to the Merger, this Agreement and the transactions contemplated by this Agreement, and shall not issue any such press release or make any such public statement or announcement prior to such consultation, except as either party may determine is required by applicable law, court process or by obligations pursuant to any listing agreement with any national securities exchange or inter-dealer quotation system of a registered national securities association (provided prior notice is given to the other party with a copy of any such disclosure) and except for any discussions with rating agencies. The parties agree that the initial press releases (or joint press release if the parties so determine) to be issued with respect to the Merger, this Agreement and the transactions contemplated by this Agreement shall be in the form heretofore agreed to by the parties.

         SECTION 5.10 Affiliates. The Company shall use its reasonable best efforts to obtain and deliver to Parent not later than 30 days after the date hereof a written agreement substantially in the form attached hereto as Exhibit A of all persons who are (or may deemed to be) "affiliates" of the Company for purposes of Rule 145 under the Securities Act (and who are identified in Section 5.10(a) of the Company Disclosure Schedule). Any such affiliate that shall not so execute and deliver to the Company such written agreement as provided in this
Section 5.10 shall not be entitled to have the Parent Stock Consideration issued in the Merger to such affiliate covered by (and shall not be entitled to be included as a "selling stockholder" in) the Resale Prospectus. Promptly after the expiration of such 30-day period, the Company shall cause to be delivered to each affiliate that shall not so execute such written agreement as provided in this Section 5.10 a statement disclosing that the shares of Parent Common Stock to be issued in the Merger to such affiliate are subject to transfer restrictions under each of Rule 145 and Rule 144 under the Securities Act and, therefore, may not be sold, transferred or otherwise disposed of except pursuant to an effective registration statement under, or in accordance with an available exemption from the registration and prospectus delivery requirements of, the Securities Act, and that the certificates evidencing such shares of Parent Common Stock shall bear appropriate restrictive legends and stop transfer orders shall be maintained by the Parent's transfer agent in respect of such shares.

         SECTION 5.11 Stock Exchange Listing. Parent shall use its reasonable best efforts to cause the Parent Common Stock issuable under Article II to be qualified for listing on Nasdaq, subject to official notice of issuance, as promptly as practicable after the date hereof, and in any event prior to the Closing Date.

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         SECTION 5.12 Stockholder Litigation. Each of the Company and Parent
shall give the other the reasonable opportunity to participate in the defense of any stockholder litigation against the Company or Parent, as applicable, and its directors relating to the transactions contemplated by this Agreement.

         SECTION 5.13 Standstill Agreements; Confidentiality Agreements. During the period from the date of this Agreement through the Effective Time, the Company shall not terminate, amend, modify or waive any provision of any confidentiality or standstill agreement to which it or any of its respective subsidiaries is a party and which relates to the confidentiality or information regarding the Company or its subsidiaries or which relate to securities of the Company. During such period, the Company shall use its reasonable best efforts to enforce, to the fullest extent permitted under applicable law, the provisions of any such agreement, including by using its reasonable best efforts to obtain injunctions to prevent any breaches of such agreements and to enforce specifically the terms and provisions thereof in any court of competent jurisdiction.

         SECTION 5.14 Conveyance Taxes. The Company has no interest in real estate, including, without limitation, any leasehold interest, except as set forth in Section 3.1(w)(i)(A) and Section 3.1(w)(i)(B) of the Company Disclosure Schedule, and the Company and Parent agree that if Parent determines, in its sole discretion, that a calculation of the fair market value of such real estate interest is necessary for the preparation and filing of all returns, questionnaires, applications or other documents regarding any real property transfer, real property transfer gains or similar Taxes, the Company shall obtain an appraisal of the fair market value of such real estate interest as promptly as practicable. Parent and the Company shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer, real property transfer gains, sales, use, transfer, value added, stock transfer and stamp Taxes, any transfer, recording, registration and other fees or any similar Taxes which become payable in connection with the transactions contemplated by this Agreement that are required or permitted to be filed on or before the Effective Time, and each party further agrees to take such reporting positions and other action as reasonably required to effectuate the intention and purposes of this
Section 5.14. The Company shall pay on behalf of its stockholders any such Taxes or fees imposed by any Governmental Entity which become payable in connection with the transactions contemplated by this Agreement for which such stockholders are primarily liable and in no event shall Parent pay such amounts.

         SECTION 5.15 Employee Benefits. (a) Parent shall, or shall cause the Surviving Corporation and its subsidiaries to, (i) give those Employees who are, as of the Effective Time, employed by the Company and its subsidiaries (the "Continuing Employees") full credit for purposes of eligibility, vesting and benefit accruals (other than for purposes of benefit accruals under any defined benefit pension plan) under any employee benefit plans or arrangements maintained by Parent, the Surviving Corporation or any subsidiary of Parent or the Surviving Corporation for such Continuing Employees' service with the Company or any subsidiary of the Company (or any predecessor entity) to the same extent recognized by the Company and its subsidiaries, and (ii) waive all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Continuing Employees under any welfare plan that such employees may be eligible to participate in after the Effective Time, other than limitations or waiting periods that are already in effect with respect to

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

such employees and that have not been satisfied as of the Effective Time under any welfare plan maintained for the Continuing Employees immediately prior to the Effective Time, and provide credit under any such welfare plan for any copayments, deductibles and out-of-pocket expenditures for the remainder of the coverage period during which any transfer of coverage occurs.

                (b) From and after the Effective Time and through December 31 of the calendar year in which the Effective Time occurs (the "Continuation Period"), Parent shall provide, or shall cause to be provided, to the Continuing Employees compensation and employee benefit plans, programs and arrangements that are, in the aggregate, comparable to those generally provided to such employees as of the date hereof. From and after the expiration of the Continuation Period, Parent shall provide, or shall cause to be provided, to the Continuing Employees compensation and employee benefit plans, programs and arrangements that are no less favorable than those generally provided to similarly situated employees of Parent. Notwithstanding anything contained herein to the contrary, each Continuing Employee whose employment is terminated during the twelve-month period (or such longer period as may be required by the terms of the applicable severance plan or other agreement of the Company as listed on Section 5.15(b) of the Company Disclosure Schedule) following the Effective Time shall be entitled to receive severance pay and benefits equal to the severance pay and benefits under the applicable severance plan or other agreement of the Company listed on Section 5.15(b) of the Company Disclosure Schedule.

                (c) Subject to Section 5.15(a) and (b) above, from and after the Effective Time, Parent shall, or shall cause the Surviving Corporation to, assume and honor all Employee Plans, as in effect on the date hereof; provided, however, nothing herein shall restrict Parent's or the Surviving Corporation's ability to amend or terminate such Employee Plans in accordance with their terms.

         SECTION 5.16 Rights Agreement Matters. Except as expressly required by this Agreement (including, without limitation, in connection with the Rights Agreement Amendments), without the prior written consent of Parent, the Company shall not amend or modify or make any determination under or take any action with respect to, the Rights Agreement, including, without limitation, any redemption of the Rights or any action with respect to the Rights Agreement to facilitate any Company Takeover Proposal; provided, however, that the Company may amend or take appropriate action under the Rights Agreement to delay the occurrence of a "Distribution Date" (as defined in the Rights Agreement) in response to the public announcement of a Company Takeover Proposal.

         SECTION 5.17 Termination of Registration of Company Common Stock. As promptly as practicable after the Effective Time, Parent, on the Company's behalf, shall file with the SEC a Notice of Termination of Registration on Form 15 pursuant to Rule 12g-4 under the Exchange Act.

         SECTION 5.18 Voting Agreement. Concurrently with the execution of this Agreement, George Feldenkreis, Oscar Feldenkreis, GFX, Inc., a Florida corporation, and The Oscar Feldenkreis Family Partnership, Ltd., a Florida limited partnership, who collectively beneficially own approximately 48.6% of the outstanding shares of Parent Common Stock, shall

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

enter into a written agreement substantially in the form attached hereto as Exhibit B (the "Voting Agreement").

         SECTION 5.19 Company Officer Certificates. The Company shall use its reasonable best efforts to obtain, not later than the date it files with the SEC its Annual Report on Form 10-K for its fiscal year ended December 28, 2002, from each of the Employees of the Company set forth on Schedule 5.19(a) of the Company Disclosure Schedule, an executed certificate substantially in the forms of Section 5.19(b) of the Company Disclosure Schedule.

         SECTION 5.20 Non-Solicitation Agreements. Concurrently with the execution of this Agreement, each of Michael J. Setola and Awadhesh K. Sinha shall enter into a written agreement in the forms of Section 5.20(a) and 5.20(b), respectively, of the Company Disclosure Schedule.

         SECTION 5.21 Letter Agreements. The Company shall obtain, not later than 10 business days after the date hereof, from those individuals listed on
Section 5.21(a) of the Company Disclosure Schedule, an executed agreement in the form of Section 5.21(b) of the Company Disclosure Schedule.

                                   ARTICLE VI

                              CONDITIONS PRECEDENT

         SECTION 6.1 Conditions to Each Party's Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or, to the extent permitted by applicable law, waiver by each of Parent and the Company on or prior to the Closing Date of the following conditions:

                (a) Stockholder Approvals. Each of the Company Stockholder Approval and the Parent Stockholder Approval shall have been obtained.

                (b) Governmental and Regulatory Approvals. Other than the filing of the Certificate of Merger provided for under Section 1.3 and the expiration or early termination of the applicable pre-merger notification waiting period pursuant to the HSR Act (as provided in Section 6.1(f)), all consents, approvals and actions of, filings with and notices to any Governmental Entity required by the Company, Parent or any of their subsidiaries under applicable law or regulation to consummate the Merger and the transactions contemplated by this Agreement, the failure of which to be obtained or made would result in a material adverse effect on Parent's ability to conduct the business of the Company in substantially the same manner as presently conducted, shall have been obtained or made (all such approvals and the expiration of all such waiting periods, the "Requisite Regulatory Approvals")

                (c) No Injunctions or Restraints. No judgment, order, restraining order and/or injunction (temporary or otherwise), decree, statute, law, ordinance, rule or regulation, entered, enacted, promulgated, enforced or issued by any court or other Governmental Entity or other legal restraint or prohibition (collectively, "Restraints") shall be in effect preventing or materially delaying the consummation of the Merger; provided, however, that each of the parties shall have used its best efforts to have such Restraint lifted, vacated or rescinded; and provided,

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

further that if such Restraint is not lifted, vacated or rescinded (and all litigation, if any, in respect thereof terminated or withdrawn) by the 10/th/ business day next preceding the Company Stockholders Meeting the condition in this Section 6.1(c) shall be deemed not to be satisfied.

                (d) Form S-4. The Form S-4 shall have become effective under the Securities Act prior to the mailing by the Company and Parent of the Joint Proxy Statement to their respective stockholders, and no stop order or proceedings seeking a stop order shall have been entered or be pending by the SEC.

                (e) Stock Exchange Listing. The shares of Parent Common Stock issuable to the Company's stockholders as contemplated by Article II shall have been approved for listing on the Nasdaq, subject to official notice of issuance.

                (f) HSR Act. The pre-merger notification waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have expired or been terminated.

         SECTION 6.2 Conditions to Obligations of Parent and Merger Sub. The obligation of Parent and Merger Sub to effect the Merger is further subject to satisfaction or waiver of the following conditions:

                (a) Representations and Warranties. The representations and warranties of the Company set forth herein and in the Company Disclosure Schedule shall be true and correct at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case such representations and warranties shall be true and correct as of such date); provided that no representation or warranty of the Company shall be deemed untrue or incorrect for purposes of this Section 6.2(a) as a consequence of the existence of any fact, event or circumstance inconsistent with such representation or warranty, unless such fact, event or circumstance, individually or when aggregated with all other facts, events or circumstances inconsistent with any representation or warranty of the Company, has had or would be expected to result in a material adverse effect on the Company, disregarding for these purposes any qualification or exception for, or reference to, materiality in any such representation or warranty. Parent shall have received a certificate of the Company's Chief Executive Officer and Chief Financial Officer to the foregoing effect.

                (b) Performance of Obligations of the Company. The Company shall have performed all obligations required to be performed by it at or prior to the Closing Date under this Agreement; provided that no covenant of the Company shall be deemed not performed for purposes of this Section 6.2(b) unless such non-performance, individually or when aggregated with all other non-performances, if any, of the Company, has had or reasonably could be expected to result in a material adverse effect on the Company, disregarding for these purposes any qualification or exception for, or reference to, materiality in any such covenant.

                (c) Regulatory Condition. No condition or requirement shall have been imposed by one or more Governmental Entities in connection with any required approval by them of the Merger that requires the Company or any of its subsidiaries to be operated in a manner that would have a material adverse effect on the Company.

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

              (d) Accountants' Letter. Parent shall have received "comfort" letters of the Company's Accountants dated the date on which the Form S-4 shall become effective and dated the Effective Time, respectively, and addressed to Parent. Such "comfort" letters shall be in such form and substance as is reasonably customary for letters delivered by independent public accountants in connection with registration statements similar to the Form S-4.

              (e) Shares of Dissenting Stockholders. The aggregate amount of Dissenting Shares shall not have exceeded 5% of the total number of shares of Company Common Stock outstanding immediately prior to the Effective Time.

              (f) No Company Material Adverse Effect. There shall not be or exist any change, effect, event, circumstance, occurrence or state of facts that has had, has or which reasonably could be expected to have, a material adverse effect on the Company.

         SECTION 6.3 Conditions to Obligations of the Company. The obligation of the Company to effect the Merger is further subject to satisfaction or waiver of the following conditions:

              (a) Representations and Warranties. The representations and warranties of Parent set forth herein and in the Parent Disclosure Schedule shall be true and correct at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case such representations and warranties shall be true and correct as of such date); provided that no representation or warranty of Parent shall be deemed untrue or incorrect for purposes of this Section 6.3(a) as a consequence of the existence of any fact, event or circumstance inconsistent with such representation or warranty, unless such fact, event or circumstance, individually or when aggregated with all other facts, events or circumstances inconsistent with any representation or warranty of Parent, has had or would be expected to result in a material adverse effect on Parent, disregarding for these purposes any qualification or exception for, or reference to, materiality in any such representation or warranty. The Company shall have received a certificate of Parent's Chief Executive Officer and Chief Financial Officer to the foregoing effect.

              (b) Performance of Obligations of Parent. Parent shall have performed all obligations required to be performed by it at or prior to the Closing Date under this Agreement; provided that no covenant of Parent shall be deemed not performed for purposes of this Section 6.3(b) unless such non-performance, individually or when aggregated with all other non-performances, if any, of Parent, has had or reasonably could be expected to result in a material adverse effect on Parent, disregarding for these purposes any qualification or exception for, or reference to, materiality in any such covenant.

              (c) No Parent Material Adverse Effect. There shall not be or exist any change, effect, event, circumstance, occurrence or state of facts that has had, has or which reasonably could be expected to have, a material adverse effect on Parent.

         SECTION 6.4 Frustration of Closing Conditions. Neither Parent nor the Company may rely on the failure of any condition set forth in Section 6.1, 6.2 or 6.3, as the case may be, to be satisfied if such failure was caused by such party's failure to use its own

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

reasonable best efforts to consummate the Merger and the other transactions contemplated by this Agreement, as required by and subject to Section 5.5.

                                   ARTICLE VII

                        TERMINATION, AMENDMENT AND WAIVER

     SECTION 7.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether or not the Company Stockholder Approval has been obtained:

          (a)  by mutual written consent of Parent and the Company;

          (b)  by either Parent or the Company:

               (i) if the Merger shall not have been consummated at or prior to 5:00 p.m., New York time, on July 31, 2003, provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(b) shall not be available to any party whose failure to perform any of its obligations under this Agreement results in the failure of the Merger to be consummated by such time and date;

               (ii) if the Company Stockholder Approval shall not have been obtained;

               (iii) if the Parent Stockholder Approval shall not have been obtained at the Parent Stockholders Meeting duly noticed and convened for such purpose or at any adjournment or postponement thereof;

               (iv)  if any Restraint having any of the effects set forth in
          Section 6.1(c) shall be in effect and shall have become final and nonappealable; provided, however, that the party seeking to terminate this Agreement pursuant to this Section 7.1(b) (iv) shall have used its reasonable best efforts to prevent the entry of such Restraint and to have such Restraint vacated or removed; or

               (v) if any Governmental Entity that must grant a Requisite Regulatory Approval shall have denied the applicable Requisite Regulatory Approval and such denial shall have become final and nonappealable;

          (c) by Parent, if (i) the Company shall have failed to make the Company Recommendation in the Joint Proxy Statement, (ii) the Company shall have effected a Change in the Company Recommendation in accordance with the provisions of Section 4.3(b), (iii) the Company shall have effected a Change in the Company Recommendation in violation of the terms of this Agreement, or (iv) the Company shall have breached its obligations under this Agreement by reason of a failure to duly notice, call or convene the Company Stockholders Meeting in accordance with Section 5.1(d);

          (d) by the Company in accordance with clause (B) of the third paragraph of Section 4.3(b); provided, however, that for the termination of this Agreement pursuant to this

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

paragraph (d) to be deemed effective, the Company first shall have complied with the provisions of Section 4.3, including, without limitation, the notice provisions thereof, and with all other applicable requirements under this Agreement, including the payment to Parent of the fee required by paragraph (b)
(iii) of Section 5.8;

          (e) by Parent, if the Company shall have breached any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach (i) would give rise to the failure of a condition set forth in Section 6.2(a) or (b), and (ii) is either incapable of being cured by the Company or, if curable, is not cured within 15 days of receipt from Parent of written notice thereof; or

          (f) by the Company, if Parent shall have breached any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach (i) would give rise to the failure of a condition set forth in Section 6.3(a) or (b), and (ii) is either incapable of being cured by Parent or, if curable, is not cured within 15 days of receipt from the Company written notice thereof.

         The party desiring to terminate this Agreement pursuant to clause (b),
(c), (d), (e) or (f) of this Section 7.1 shall provide written notice of such termination to the other party in accordance with Section 8.2, specifying in reasonable detail the provision hereof pursuant to which such termination is effected.

     SECTION 7.2 Effect of Termination. If this Agreement is terminated by either the Company or Parent as provided in Section 7.1, this Agreement forthwith shall become void and have no effect, without any liability or obligation on the part of Parent or the Company, other than that the provisions of Section 5.8, this Section 7.2 and Article VIII shall survive such termination, provided, however, that nothing herein (including the payment of any amounts pursuant to Section 5.8 hereof) shall relieve any party from any liability (in contract, tort or otherwise, and whether pursuant to an action at law or in equity) for any knowing or willful breach by a party of any of its representations, warranties, covenants or agreements set forth in this Agreement or in respect of fraud by any party.

     SECTION 7.3 Amendment. This Agreement may be amended by the parties at any time before or after the receipt of the Company Stockholder Approval; provided, however, that after such approval, there shall not be made any amendment that by law requires any further approval by the stockholders of the Company without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of all of the parties to be bound thereby.

     SECTION 7.4 Extension; Waiver. At any time prior to the Effective Time, a party may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the proviso of Section 7.3, waive compliance by the other party with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on

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

behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

                                  ARTICLE VIII

                               GENERAL PROVISIONS

     SECTION 8.1 Nonsurvival of Representations, Warranties and Agreements. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This
Section 8.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

     SECTION 8.2 Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

          (a)  if to Parent or Merger Sub, to:

                     Perry Ellis International, Inc.
                     3000 NW 107/th/ Avenue
                     Miami, Florida 33172
                     Fax No.: (305) 357-1418
                     Attention: Corporate General Counsel

                     with a copy (which shall not constitute notice pursuant to this Section 8.2) to:

                     Greenberg Traurig, LLP
                     The MetLife Building
                     200 Park Avenue
                     New York, New York 10166
                     Fax No. : (212) 801-6400
                     Attention: Clifford E. Neimeth, Esq.
                     neimethc@gtlaw.com

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

                     if to the Company, to:

                     Salant Corporation
                     1114 Avenue of the Americas
                     New York, New York 10036
                     Fax No.: (212) 536-5870
                     Attention: Chief Executive Officer

                     with a copy (which shall not constitute
                     notice pursuant to this Section 8.2) to:

                     Pryor Cashman Sherman & Flynn LLP
                     410 Park Avenue
                     New York, New York 10022
                     Fax No.: (212) 326-0806
                     Attention: Blake Hornick, Esq.
                     bhornick@pryorcashman.com

     SECTION 8.3 Definitions. For purposes of this Agreement:

          (a) an "affiliate" of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person, where "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a person, whether through the ownership of voting securities, by contract, as trustee or executor, or otherwise.

          (b) "material adverse change" or "material adverse effect" means, when used in reference to the Company or Parent, any change, effect, event, circumstance, occurrence or state of facts that is, or which reasonably could be expected to be, materially adverse to the business, assets, liabilities, condition (financial or otherwise), cash flows or results of operations of such party and its subsidiaries, considered as an entirety; provided, however, that the following shall not be taken into account or given effect, either individually or in the aggregate, in determining whether there has occurred or there reasonably could be expected to occur, or whether there exists a change, effect, event, circumstance, occurrence or state of facts that is or which reasonably could be expected to be, a material adverse change or a material adverse effect: (i) any change, effect, event, circumstance, occurrence or state of facts relating to the United States economy or financial or securities markets in general (but only to the extent not constituting or arising from a banking moratorium or general suspension of trading for more than five consecutive trading days on any national securities exchange or U.S. inter-dealer quotation system of a registered national securities association or not otherwise involving a decline in the Dow Jones Industrial Average of more than 25% measured over any five Nasdaq-trading day period), (ii) any adverse change, effect, event, circumstance, occurrence or state of facts relating to the wholesale men's apparel industry to the extent not affecting the referent person to a disproportionately greater extent than other persons in industries in which the referent person competes are or could reasonably be expected to be affected, or (iii) any change, effect, event, circumstance, occurrence or state of facts directly relating to and arising out of the public announcement or performance of this Agreement and the transactions contemplated hereby.

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

          (c) "person" means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity.

          (d) a "subsidiary" of any person means another person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect not less than a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first person.

          (e) "knowledge" means, (i) with respect to the Company, the knowledge (after reasonable inquiry and investigation) of the individuals listed on Section 8.3(e) of the Company Disclosure Schedule and (ii) with respect to Parent, the knowledge (after reasonable inquiry and investigation) of Parent's current Chief Financial Officer, Vice President of Finance and Senior Vice President and Controller.

     SECTION 8.4 Interpretation. When a reference is made in this Agreement to an Article, Section or Exhibit, such reference shall be to an Article or Section of, or an Exhibit to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." The words "hereof," "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means, in the case of any agreement or instrument, such agreement or instrument as from time to time amended, modified or supplemented, including by waiver or consent and, in the case of statutes, such statutes as in effect on the date of this Agreement. References to a person are also to its permitted successors and assigns. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any Federal, state, local or foreign statute or law shall be deemed to also refer to any amendments thereto and all rules and regulations promulgated thereunder, unless the context requires otherwise.

     SECTION 8.5 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties. A facsimile copy of a signature page shall be deemed to be an original signature page.

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

     SECTION 8.6 Entire Agreement; No Third-Party Beneficiaries. This Agreement (including the documents and instruments referred to herein) and the Confidentiality Agreements (a) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter of this Agreement and (b) except for the provisions of Section 5.7 which shall inure to the benefit of and be enforceable by the persons referred to therein, are not intended to confer upon any person other than the parties any rights or remedies.

     SECTION 8.7 Governing Law. This Agreement shall be governed by, and construed in accordance with, the internal substantive and procedural laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law of such state.

     SECTION 8.8 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of the other parties, provided, however, that Parent may assign Merger Sub's rights and obligations, in whole or in part, under this Agreement to Parent or any other, wholly-owned, direct subsidiary of Parent. Any assignment in violation of the preceding sentence shall be void. Subject to the preceding two sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

     SECTION 8.9 Consent to Jurisdiction. Each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any Federal court located in the State of Delaware or any Delaware state court in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than a Federal court sitting in the State of Delaware or a Delaware state court. The parties irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or any of the transactions contemplated by this Agreement in any Federal court located in the State of Delaware or any Delaware state court, and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

     SECTION 8.10 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     SECTION 8.11 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

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

         SECTION 8.12 Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity.

            [The remainder of this page is intentionally left blank.]

         IN WITNESS WHEREOF, Parent, the Company and Merger Sub have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

                                             PERRY ELLIS INTERNATIONAL, INC.

                                             By /s/ Timothy B. Page
                                                --------------------------------
                                                Name:  Timothy B. Page
                                                Title:  Chief Financial Officer

                                             CONNOR ACQUISITION CORP.

                                             By /s/ Timothy B. Page
                                                --------------------------------
                                                Name:  Timothy B. Page
                                                Title:  President

                                             SALANT CORPORATION

                                             By /s/ Michael J. Setola
                                                --------------------------------
                                                Name:  Michael J. Setola
                                                Title:  Chairman of the Board
                                                and Chief Executive Officer

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

                                    EXHIBIT A

                            Form of Affiliate Letter

February __, 2003

Perry Ellis International, Inc.
3000 NW 107th Avenue
Miami, Florida 33172
Attention: Corporate General Counsel

Ladies and Gentlemen:

         The undersigned has been advised that it may be deemed to be an "affiliate" of Salant Corporation, a Delaware corporation (the "Company") (as that term is defined in Rule 145 under the Securities Act of 1933, as amended (the "Securities Act")). The undersigned understands that upon the terms and subject to the conditions of the Agreement and Plan of Merger dated February 3, 2003 (the "Merger Agreement"), by and among Perry Ellis International, Inc., a Florida corporation ("Parent"), Connor Acquisition Corp., a Delaware corporation and a subsidiary of Parent ("Merger Sub"), and the Company, Merger Sub shall be merged with and into the Company (the "Merger") and the Company shall be the surviving corporation in the Merger and, as such, continue its corporate existence as a direct, wholly owned subsidiary of Parent under the laws of the State of Delaware. Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement.

         The undersigned further understands that in the Merger, in exchange for shares of its common stock, $1.00 par value, of the Company ("Company Common Stock") pursuant to Section 2.1(c) of the Merger Agreement, and/or in exchange for its Company Stock Options pursuant to Section 2.6 of the Merger Agreement, as applicable, it may receive shares of common stock, $0.01 par value, of Parent ("Parent Common Stock"), and that it may be deemed to have been an "affiliate" (as such term is defined in Rule 144 under the Securities Act) of the Company at the time the Merger was submitted to the holders of Company Common Stock at the Company Stockholders Meeting to obtain the Company Stockholder Approval and that the sale, transfer or other disposition by the undersigned of the Parent Common Stock shall not be registered under the Securities Act, except to the extent contemplated by Section 5.1(a) of the Merger Agreement (but subject to Section
5.10 of the Merger Agreement).

         The undersigned has read this letter carefully and discussed the requirements hereof to the extent necessary with its counsel or with counsel for the Company. The undersigned represents, warrants and covenants with and to Parent that if it receives any Parent Common Stock as a result of the Merger pursuant to Section 2.1(c) of the Merger Agreement and/or in exchange for Company Stock Options pursuant to Section 2.6 of the Merger Agreement:

                  1. It shall not effect any sale, transfer, or other disposition of such Parent Common Stock (or any rights thereto or interests therein) (except to Parent) unless and until: (i) such sale, transfer or other disposition has been registered pursuant to a registration statement which has been declared effective by order of the SEC under the Securities Act (which condition shall be satisfied as contemplated by Section 5.1(a) of the Merger Agreement but subject to Section 5.10 of the Merger Agreement), (ii) such sale, transfer or other disposition is made in compliance with Rules 144 and 145 under the Securities Act (as such rules may be amended from time to time), (iii) in the opinion of counsel in form and substance reasonably satisfactory to Parent, or under a "no-action" letter or interpretive letter from the staff of the SEC addressed to the undersigned, such sale, transfer or other disposition will not violate or otherwise is exempt from registration under the Securities Act, or (iv) it has the right to have the legend set forth in Sections 3 and 4 below removed solely as provided in Section 4 below.

                  2. It understands that only to the extent provided in Section 5.1(a) of the Merger Agreement (but subject to Section 5.10 thereof), Parent is under no obligation to register the sale, transfer or other disposition of Parent Common Stock by the undersigned or on its behalf under the Securities Act or, other than as set forth below, to take any other action necessary to make compliance with an exemption from such registration available.

                  3. It understands that stop transfer instructions have been or will be given to Parent's transfer agent with respect to the Parent Common Stock issued to the undersigned in the Merger pursuant to Section 2.1(c) and/or
Section 2.6 of the Merger Agreement and that there will be placed on the certificates, if any, for such shares (or any substitutions therefor) a legend stating in substance:

                  "The shares represented by this certificate were issued in a transaction to which Rules 145 and 144, respectively, under the Securities Act of 1933, as amended, apply. The shares represented by this certificate may be sold, transferred or otherwise disposed of only in accordance with the terms of a certain letter agreement between the registered holder hereof and Perry Ellis International, Inc., a copy of which agreement is on file at the principal offices of Perry Ellis International, Inc"

                  4. It understands that unless (i) the sale, transfer or other disposition by the undersigned of the Parent Common Stock issued to it pursuant to Section 2.1(c) and/or Section 2.6 of the Merger Agreement has been registered in a registration statement which is declared effective by order of the SEC under the Securities Act (which is contemplated by Section 5.1(a) of the Merger Agreement but subject to Section 5.10 of the Merger Agreement) and such shares have been sold, transferred or otherwise disposed of in accordance with the plan of distribution contemplated by and described in the final prospectus constituting part of such effective registration statement, or (ii) such sale, transfer or other disposition is made in compliance with the provisions of Rule 145(d) under the Securities Act, Parent reserves the right, in its sole and absolute discretion, to place the following legend on the certificates, if any, issued to the undersigned's transferee:

                  "The shares represented by this certificate have not been registered under the Securities Act of 1933, as amended (the "Securities Act"), and were acquired from a person who received such shares in a transaction to which Rules 145 and 144 under the Securities Act apply. Accordingly, neither the shares represented by this certificate nor any right thereto or interests therein may be sold, transferred or otherwise disposed of except (i) pursuant to an appropriate registration statement which is declared effective by order of the Securities and Exchange Commission under the Securities Act and pursuant to applicable state securities laws, (ii) in compliance with the Rules 144 and 145, respectively, under the Securities Act (as such rules may be amended from time to time), or (iii) if, in the opinion of counsel in form and substance reasonably satisfactory to Parent, or under a "no-action" letter or interpretive letter from the staff of the SEC addressed to the holder/owner of the shares represented by this certificate, registration under the Securities Act of any sale, transfer or disposition of the shares represented by this certificate is not required by reason of the availability of and compliance with an applicable exemption from such registration."

         It is hereby understood and agreed that the legends set forth in paragraphs (3) and (4) above shall be removed by delivery of substitute certificates without such legend and/or any stop transfer instructions will be lifted only if the undersigned shall have delivered to Parent (i) a copy of a "no-action" letter or interpretative letter from the staff of the SEC addressed to the undersigned, or an opinion of counsel in form and substance reasonably satisfactory to Parent, to the effect that such legend is not required for purposes of the Securities Act or (ii) a written statement from the undersigned representing that that the Parent Common Stock represented by such certificates have been sold in conformity with the provisions of Rule 145(d) and Rule 144, as applicable (together with a copy of an opinion of counsel addressed to the Parent's transfer agent) or pursuant to an effective registration statement under the Securities Act, which shall be as contemplated by Sections 5.1(a) and
5.10 of the Merger Agreement. Notwithstanding the above, if the shares of Parent Common Stock are disposed of in accordance with the Resale Prospectus contemplated by Sections 5.1(a) and 5.10 of the Merger Agreement, the conditions of clause (i) of the immediately preceding paragraph (as well as clause (i) of Section 1 hereof and clause (i) of Section 4 hereof) shall be deemed satisfied.

            [The remainder of this page is intentionally left blank.]

         Execution of this letter should not be considered an admission on my part of "affiliate" status as described in the first paragraph of this letter agreement, or as a waiver of any rights I may have to object to any claim that I am such an affiliate on or after the date of this letter.

                                           Very truly yours,



                                           By: _________________________________
                                               Name:


Accepted this ______ day of

___________________________, 2003.

PERRY ELLIS INTERNATIONAL, INC.

By: _____________________________________
    Name:
    Title:

                                    EXHIBIT B

                                     FORM OF
                                VOTING AGREEMENT

         VOTING AGREEMENT (this "Agreement") entered into on this 3rd day of February 2003, among SALANT CORPORATION, a Delaware corporation ("Target"), and each of the stockholders of PERRY ELLIS INTERNATIONAL, INC., a Florida corporation ("Parent"), signatory hereto (each, a "Stockholder" and, collectively, the "Stockholders"). Capitalized terms used and not specifically defined herein have the respective meanings ascribed to such terms in the Merger Agreement (as defined below).

                              W I T N E S S E T H:

         WHEREAS, Parent and Target, concurrently with the execution and delivery of this Agreement, are entering into that certain Agreement and Plan of Merger of even date herewith (the "Merger Agreement"), pursuant to which, upon the terms and subject to the conditions set forth therein, a wholly owned subsidiary of Parent will be merged with and into Target (the "Merger"), and Target will be the surviving corporation in the Merger; and

         WHEREAS, each Stockholder is the record and/or beneficial owner of the number of outstanding shares of Parent Common Stock set forth opposite each such Stockholder's name on Schedule A hereto (with respect to each Stockholder, such Stockholder's "Existing Shares" and, together with all shares of Parent Common Stock which are acquired by such Stockholders after the date hereof, whether upon the exercise of warrants, options, conversion of convertible securities or otherwise, such Stockholder's "Shares").

         NOW, THEREFORE, in consideration of the execution of the Merger Agreement by the parties thereto and the respective representations, warranties, covenants and agreements set forth in this Agreement, and intending to be legally bound hereby and thereby, the parties hereto agree as follows:

                                ARTICLE I VOTING

1.1 Agreement to Vote. Each Stockholder hereby agrees, severally and not jointly, that it shall, and shall cause the holder of record on any applicable record date to, at the Parent Stockholders Meeting or at any adjournment or postponement thereof, (a) appear at such meeting or otherwise cause its Shares to be counted as present thereat for purposes of establishing a quorum, and (b) vote or consent (or cause to be voted or consented), in person or by proxy, all of its Shares in favor of (i) the proposal to approve the issuance of Parent Common Stock pursuant to and upon the terms and subject to the conditions set forth in the Merger Agreement and (ii) any other matter submitted to a vote of the holders of Parent Common Stock at the Parent Stockholder Meeting necessary to consummate the Merger.

     1.2 No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Target any direct or indirect ownership (or incidence of ownership), whether beneficial or otherwise, of or with respect to any Shares (or any interest therein).

     1.3 No Inconsistent Agreements. Each Stockholder hereby covenants and agrees that, except as contemplated by this Agreement and the Merger Agreement, the Stockholder (a) has not entered, and shall not enter at any time while this Agreement remains in effect, into any voting agreement or voting trust with respect to the Shares and (b) has not granted, and shall not grant at any time while this Agreement remains in effect, a proxy or power of attorney with respect to the Shares, in either case, which is inconsistent with such Stockholder' s obligations pursuant to this Agreement.

     1.4 Limitations on Transfers. To the extent that any Stockholder shall directly or indirectly offer for sale, sell, transfer, tender, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to or consent to the offer for sale, sale, transfer, tender, pledge, encumbrance, assignment or other disposition of, any or all of the Shares or any interest therein, it shall be a condition thereof that prior to any such offer, sale, transfer, tender, pledge, encumbrance, assignment or other disposition (i) such Stockholder shall have given notice thereof to Target (whose consent shall not be required) and (ii) the proposed transferee shall execute and deliver to Target an appropriate instrument reasonably satisfactory to Target whereby such transferee agrees to observe and comply with this Agreement and with all obligations and restrictions imposed on Stockholders hereby.

         ARTICLE II REPRESENTATIONS AND WARRANTIES OF EACH STOCKHOLDER


     Each Stockholder hereby, severally and not jointly, represents and warrants to Target as follows:

     2.1 Authorization; Validity of Agreement; Necessary Action. Such Stockholder has full power and authority to execute and deliver this Agreement and to perform such Stockholder's obligations hereunder. The execution, delivery and performance by such Stockholder of this Agreement and the consummation by it of the transactions contemplated hereby have been duly and validly authorized by such Stockholder and no other actions or proceedings on the part of such Stockholder are necessary to authorize the execution and delivery by it of this Agreement and the consummation by it of the transactions contemplated hereby. This Agreement has been duly executed and delivered by such Stockholder, and, assuming this Agreement constitutes a valid and binding obligation of Target, constitutes a valid and binding obligation of such Stockholder, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium and similar laws relating to or affecting creditors generally or by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law). If such Stockholder is married and any of such Stockholder's Shares constitute community property under applicable laws, this Agreement has been duly authorized, executed and delivered by, and constitutes the valid and binding agreement of, such Stockholder's spouse. If this Agreement is being executed in a representative or fiduciary capacity, the individual or entity signing this Agreement has the full power and authority to enter into and perform this Agreement

     2.2 Non-Contravention. The execution, delivery and performance by such Stockholder of this Agreement do not and will not result in any breach or violation of or be in conflict with or constitute a default under any term of any agreement, judgment, injunction, order, decree, law, regulation or arrangement to which such Stockholder is a party or by which such Stockholder (or any of its assets) is bound, except for any such breach, violation, conflict or default which, individually or in the aggregate, would not impair or affect such Stockholder's ability to perform such Stockholder's obligations hereunder.

     2.3 Shares. Such Stockholder's Existing Shares are, and all of its Shares from the date hereof through and on the date of the Parent Stockholders Meeting will be, owned beneficially by such Stockholder. As of the date hereof, such Stockholder's Existing Shares constitute all of the shares of Parent Common Stock owned of record or beneficially by such Stockholder. Such Stockholder has or will have the voting power, power of disposition, power to issue instructions with respect to the matter set forth in Section 1.1 hereof, and power to agree to all of the matters set forth in this Agreement, in each case with respect to all of such Stockholder's Existing Shares and with respect to all of such Stockholder's Shares on the date of the Parent Stockholder Meeting, with no limitations, qualifications or restrictions on such rights, subject to applicable federal securities laws and the terms of this Agreement.


              ARTICLE III REPRESENTATIONS AND WARRANTIES OF TARGET


     Target represents and warrants to each Stockholder as follows:

     3.1 Corporate Authorization. The execution, delivery and performance by Target of the transactions contemplated hereby are within the corporate powers of Target and have been duly authorized by all necessary corporate action.

     3.2 Binding Obligation. This Agreement has been duly executed and delivered by Target, and, assuming this Agreement constitutes a valid and binding obligation of each Stockholder, constitutes a valid and binding obligation of Target, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium and similar laws relating to or affecting creditors generally or by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

     3.3 Non-Contravention. The execution, delivery and performance by Target of this Agreement do not and will not result in any breach or violation of or be in conflict with or constitute a default under any term of any agreement, judgment, injunction, order, decree, law, regulation or arrangement to which Target is a party or by which Target (or any of its assets) is bound, except for any such breach, violation, conflict or default which, individually or in the aggregate, would not impair or affect Target's ability to perform its obligations hereunder.

                         ARTICLE IV GENERAL PROVISIONS

     4.1 Termination. This Agreement shall terminate and no party shall have any rights or duties hereunder upon the earlier to occur of (a) the Effective Time or (b) termination of the Merger Agreement pursuant to Section 7.1 thereof. Nothing in this Section 4.1 shall relieve or otherwise limit any party of liability for breach of this Agreement.

     4.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or by telecopy or facsimile, upon confirmation of receipt, or (b) on the first Business Day following the date of dispatch if delivered by a recognized next-day courier service. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

          if to TARGET to:

          Salant Corporation
          11114 Avenue of the Americas
          New York, New York 10036
          Fax:  (212) 536-5870
          Attention:  Chief Executive Officer

          with a copy (which shall not constitute notice hereunder) to:

          Pryor Cashman Sherman & Flynn LLP
          410 Park Avenue
          New York, NY 10022
          Tel: (212) 326-0133
          Fax: (212) 326-0806
          email:  bhornick@pryorcashman.com
          Attention: Blake Hornick, Esq.

          If to the Stockholders party hereto:

          to the address set forth next to the name of such Stockholders on the signature pages hereof with a copy (which shall not constitute notice hereunder) to:

          Greenberg Traurig, LLP
          The MetLife Building
          200 Park Avenue
          New York, NY 10166
          Tel: (212) 801-9200
          Fax: (212) 801-6400
          e-mail: neimethc@gtlaw.com
          Attention: Clifford E. Neimeth, Esq.

     4.3 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that both parties need not sign the same counterpart. Signatures transmitted by facsimile or other comparable means shall be deemed an original.

     4.4 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Florida (without giving effect to choice of law principles thereof).

     4.5 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

     4.6 Assignment. Except as expressly provided in Section 1.4 hereof, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto, in whole or in part (whether by operation of law or otherwise), without the prior written consent of all of the parties hereto. Any assignment in violation of the preceding sentence shall be void. Subject to the preceding two sentences, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns (including, in the case of an individual, any executors, administrators, estates or legal representatives of such individual).

     4.7 Consent to Jurisdiction. Each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any Federal court located in the State of Florida or any Florida state court in the event any dispute arises out of this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than a Federal court sitting in the State of Florida or a Florida state court. The parties irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or any of the transactions contemplated by this Agreement in any Federal court located in the State of Florida or any Florida state court, and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

     4.8 Expenses. All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

     4.9 Amendments. This Agreement may not be modified or amended, except upon the execution and delivery of a written agreement executed by the parties hereto.

     4.10 Certain Definitions. For purposes of this Agreement, (i) the term "beneficial ownership" (or any similar term) shall have the meaning set forth in Rule 13d-3 under the Securities Exchange Act of 1934, and (ii) the term "Merger Agreement" shall include the Merger Agreement as amended from time to time.

     4.11 Action in Stockholder Capacity Only. Each representation, warranty, covenant and agreement made by a Stockholder hereunder is made in such Stockholder's capacity as a stockholder only, not as an officer or director of Parent. Nothing herein shall limit or affect any Stockholder's ability to take any action in his or her capacity as an officer or director of Parent.

            [The remander of this page is intentionally left blank.]

     IN WITNESS WHEREOF, each of the parties hereto has signed this Agreement or caused this Agreement to be signed by its respective officers thereunto duly authorized, all as of the date first written above.

                                     Target:

                                     SALANT CORPORATION


                                     By: _______________________________
                                     Name:
                                     Title:


                                     Stockholders:


                                     ___________________________________
                                     GEORGE FELDENKREIS


                                     ___________________________________
                                     OSCAR FELDENKREIS

                                     GFX, INC., a Florida corporation

                                     By: _______________________________
                                         GEORGE FELDENKREIS, President


                                     THE OSCAR FELDENKREIS FAMILY
                                        PARTNERSHIP LTD., a Florida
                                        limited partnership

                                     By: OSCAR FELDENKREIS
                                          INVESTMENT CORP., a Florida
                                          corporation, General Partner

                                     By:________________________________
                                        OSCAR FELDENKREIS, President

                                   Schedule A


--------------------------------------------------------------------------------
Address                                 Stockholder
--------------------------------------------------------------------------------

                                        GEORGE FELDENKREIS

                                        Number of shares of
                                        Parent Common Stock: 1,176,325
--------------------------------------------------------------------------------

                                        OSCAR FELDENKREIS

                                        Number of shares of
                                        Parent Common Stock: 1,123,288
--------------------------------------------------------------------------------

                                        GFX, INC.

                                        Number of shares of
                                        Parent Common Stock: 361,525
--------------------------------------------------------------------------------

                                        THE OSCAR FELDENKREIS FAMILY
                                        PARTNERSHIP LTD.

                                        Number of shares of
                                        Parent Common Stock: 83,690
--------------------------------------------------------------------------------